Exhibit 2.4

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

AGREEMENT AND PLAN OF MERGER

by and among

HORIZON PHARMA USA, INC.,

HZNP LIMITED,

CRIOSTAIL LLC,

CREALTA HOLDINGS LLC,

[…***…]

and

THE REPRESENTATIVE NAMED HEREIN

December 10, 2015

***Confidential Treatment Requested

i

TABLE OF CONTENTS

Continued

***Confidential Treatment Requested

ii

TABLE OF CONTENTS

Continued

iii

INDEX OF EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Letter of Transmittal
Exhibit C	Surviving Company LLC Agreement
Exhibit D	Rules of Engagement for Accounting Firm
Exhibit E	Form of Escrow Agreement

INDEX OF SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

[…***…] Contracts Schedule

[…***…] Capitalization Schedule

[…***…] Balance Sheet Schedule

Brokerage Schedule

Capitalization Schedule

Compliance with Laws Schedule

Conduct of Business Schedule

Contracts Schedule

Developments Schedule

Employee Benefits Schedule

Employee Schedule

Environmental Schedule

Financial Statements Schedule

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

Leased Real Property Schedule

Liens Schedule

Litigation Schedule

Permitted Liens Schedule

Purchaser Brokerage Schedule

Sellers Schedule

Schedule A

Subsidiaries Schedule

Suppliers Schedule

Taxes Schedule

Terminated Affiliated Transactions Schedule

***Confidential Treatment Requested

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2015, is made by and among Crealta Holdings LLC, a Delaware limited liability company (the “Company”), Horizon Pharma USA, Inc., a Delaware corporation (“[…***…]”), HZNP Limited, a private company limited by shares organized under the laws of Ireland (the “Purchaser,” and together with […***…], the “Purchasers”), Criostail LLC, a Delaware limited liability company and wholly owned subsidiary of the Purchaser (the “Merger Sub”), […***…], and GTCR Fund X/B LP, a Delaware limited partnership, solely in its capacity as representative (the “Representative”) for […***…] and the Company’s Unitholders and Optionholders (all of whom are listed on the attached Sellers Schedule, collectively, the “Sellers”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Purchasers desire to acquire 100% of the membership interests of the Company through […***…] a reverse subsidiary merger transaction pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of the Purchaser […***…], on the terms and subject to the conditions set forth herein (the “Merger” and, together with the Stock Purchase, the “Transaction”);

WHEREAS, the respective boards of directors or managers (or the equivalent governing bodies) of the Purchasers, the Merger Sub, […***…] and the Company have approved this Agreement, the Merger and/or the Stock Purchase (as applicable) and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Purchasers’ and Merger Sub’s willingness to enter into this Agreement, each Seller listed on Schedule A has executed and delivered to the Purchaser a Joinder Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER AND THE STOCK PURCHASE

1.01       The Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Merger Sub shall merge with and into the Company in accordance with the Delaware Limited Liability Company Act (as amended, “Delaware LLC Law”),

***Confidential Treatment Requested

whereupon the separate existence of the Merger Sub shall cease and the Company shall be the surviving limited liability company (the “Surviving Company”) and a wholly owned subsidiary of the Purchaser […***…].

(b)         At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required by Delaware LLC Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the Delaware LLC Law or at such later time as the Purchaser and the Company mutually agree and specify in the Certificate of Merger.

(c)         From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under Delaware LLC Law.

1.02      Conversion of Units.

At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)         Each Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Effective Time (other than (i) any Units (and the membership interests represented thereby) which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or by the Purchasers or the Merger Sub, all of which shall cease to be outstanding and be canceled for no consideration and none of which shall receive any payment with respect thereto, and (ii) any Units (and the membership interests represented thereby) which are held by […***…], all of which shall be cancelled for no consideration and converted, without […***…] receiving any payment with respect thereto, into membership interests in the Surviving Company with a fair market value equal to the fair market value of such Units held by […***…], as such membership interests are provided for by the Surviving Company LLC Agreement) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to exist and shall be converted into and represent solely the right to receive an amount in cash, without interest, equal to (A) the Allocable Portion of the Closing Merger Consideration attributable to such Unit less the portion of the Representative Holdback Amount attributable to such Unit, plus (B) any Additional Merger Consideration attributable to each such Unit (as set forth in the Closing Payment Schedule), plus (C) any Escrow Distribution attributable to such Unit (as set forth in the Closing Payment Schedule). No further transfer of any Units shall be made on the Unit Ownership Ledger after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Units is presented to the Surviving Company, the Purchaser or the Paying Agent (in accordance with Section 1.04), such certificate shall be cancelled and shall be exchanged as provided in this Section 1.02.

***Confidential Treatment Requested

(b)         Each membership interest of the Merger Sub (a “Merger Sub Interest”) issued and outstanding immediately prior to the Effective Time shall be converted into membership interests in the Surviving Company, as such common units are provided for by the Surviving Company LLC Agreement. As of the Effective Time, the Merger Sub Interests shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder or holders of such membership interests shall cease to have any rights with respect thereto, except the right to receive membership interests in the Surviving Company to be issued in consideration therefor as provided herein, without interest. As of the Effective Time, the Purchaser and […***…] shall be the holders of all the issued and outstanding units of the Surviving Company.

1.03       Merger Consideration.

(a)         At least […***…] Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a written statement, signed by the Company’s Chief Financial Officer (the “Pre-Closing Statement”), containing its good faith calculation of its estimate of (i) Closing Date Cash (the “Estimated Cash”), (ii) Closing Date Indebtedness (the “Estimated Indebtedness”), (iii) Net Working Capital (the “Estimated Net Working Capital Amount”), and (iv) Transaction Expenses (the “Estimated Transaction Expenses”). During the period beginning on the date of delivery of the Pre-Closing Statement by the Company until the Closing Date, as reasonably requested by the Purchaser, the Company shall consult with the Purchaser (including by giving the Purchaser an opportunity to provide comments to the Pre-Closing Statement), shall work in good faith to resolve any differences the Company and the Purchaser may have with respect to any of the amounts or calculations set forth in the Pre-Closing Statement, and the Company will make available to the Purchaser and its representatives the work papers and other books and records used in preparing the Pre-Closing Statement and afford the Purchaser and its representatives reasonable access to the relevant personnel and its external representatives of the Company to verify the accuracy of such amounts to the extent deemed reasonably necessary by the Purchaser.

(b)         Prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a spreadsheet (the “Closing Payment Schedule”), duly certified by the Chief Financial Officer of the Company setting forth:

(i)          the calculation of the Closing Merger Consideration;

(ii)         with respect to each holder of Units immediately prior to the Effective Time: (A) the name of such holder, (B) whether such holder is a current or former employee of the Company or any of its Subsidiaries, (C) the total number of Units held by such holder as of immediately prior to the Effective Time, with separate indication of the number of Allocated Units and the number of Unallocated Units (D) the portion of the Closing Merger Consideration that such holder is entitled to receive in respect of such Units pursuant to Section 1.02(a), with separate indication of the Closing Merger Consideration attributable to Allocated Units and Unallocated Units, (E) the portion of such holder’s proceeds referenced in the preceding clause (D) that are to be delivered by the Purchasers to the Representative to fund the Representative Holdback Amount under Section 1.08, with separate indication of the portion attributable to

***Confidential Treatment Requested

Allocated Units and Unallocated Units, (F) such holder’s Residual Percentage, (G) whether any Taxes are required to be withheld from any portion of the consideration payable to such holder on account of the performance of services, and (H) if such holder held any Unallocated Units as of immediately prior to the Effective Time, (1) the Unallocated Unit Vesting Reporting Amount for such holder, (2) whether the Unallocated Unit Vesting Reporting Amount is properly reported on IRS Schedule K-1, IRS Form W-2, IRS Form 1099-MISC, or IRS Form 1042-S, and (3) if the Unallocated Unit Vesting Reporting Amount is not properly reported on IRS Schedule K-1, the Unallocated Unit Company Closing Payment Amount for such holder;

(iii)        with respect to each holder of Options immediately prior to the Effective Time: (A) the name of such Optionholder, (B) whether such holder is an employee of the Company or any of its Subsidiaries, (C) the number of Units underlying such Option immediately prior to the Effective Time, (D) the portion of the Closing Merger Consideration that such holder is entitled to receive in respect of such Options pursuant to Section 1.05, (E) the portion of such holder’s proceeds referenced in the preceding clause (D) that are to be delivered by the Purchaser to the Representative to fund the Representative Holdback Amount under Section 1.08, (F) such holder’s Residual Percentage and (G) whether any Taxes are required to be withheld from any portion of the consideration payable to such holder in respect of such Options on account of the performance of services; and

(iv)        […***…]

(c)        The calculations of Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital and Estimated Transaction Expenses on the Pre-Closing Statement will be prepared and will be determined, on a consolidated basis, in accordance with the terms of Section 2.01 regarding the preparation of the Preliminary Statement.

(d)          For purposes of this Agreement, the term “Closing Merger Consideration” means (i) $510,000,000 (the “Base Consideration”), minus (ii) the amount of the Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the Escrow Amount, minus (vii) the amount of the Estimated Transaction Expenses, plus (viii) the aggregate exercise price of the Options that are outstanding immediately prior to the Effective Time.

(e)         For purposes of this Agreement, the term “Final Merger Consideration” means (i) the Base Consideration, minus (ii) the amount of Closing Date Indebtedness as finally determined pursuant to Article II, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Article II exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net

***Confidential Treatment Requested

Working Capital as finally determined pursuant to Article II, plus (v) the amount of Closing Date Cash as finally determined pursuant to Article II, minus (vi) the Escrow Amount, minus (vii) the amount of Transaction Expenses as finally determined pursuant to Article II, plus (viii) the aggregate exercise price of the Options that are outstanding immediately prior to the Effective Time.

1.04       Unit Exchange.

(a)         The Purchaser shall cause a paying agent appointed by the Purchaser, and reasonably acceptable to the Representative (the “Paying Agent”), to effect the exchange of cash for the Units which are entitled to payment pursuant to Section 1.02. After the Effective Time, each Unitholder who has surrendered his, her or its Units (together with a certificate or certificates that immediately prior to the Effective Time represented such Units) pursuant to a duly executed and completed letter of transmittal, substantially in the form of Exhibit B attached hereto (each, a “Letter of Transmittal”), to the Paying Agent, shall be entitled to receive from the Paying Agent in exchange therefor the portion of the Closing Merger Consideration into which such Unitholder’s Units shall have been converted as a result of the Merger (less the portion of the Representative Holdback Amount attributable to such Units) as determined pursuant to Section 1.02 (it being agreed that any Unitholder that delivers a duly executed and completed Letter of Transmittal to the Paying Agent in accordance with this Section 1.04 at least […***…] Business Days prior to the Closing shall be paid such consideration by the Paying Agent as promptly as reasonably practicable and, in any event, within […***…] Business Days of the Closing) and thereafter, as, when and if any Additional Merger Consideration and/or Escrow Distribution is payable in accordance with the terms of this Agreement, such Unitholder shall be entitled to be paid the Additional Merger Consideration and/or Escrow Distribution into which such Unitholder’s Units shall have been converted as a result of the Merger as determined pursuant to Section 1.02. Notwithstanding the foregoing, the Closing Merger Consideration with respect to Unallocated Units (less the portion of the Representative Holdback Amount attributable to such Units) that is payable to holders who are not partners of the Company for U.S. federal income Tax purposes prior to the date of this Agreement shall be paid through the payroll system of the Surviving Company and/or its Subsidiaries in accordance with Section 3.02(d). Until so surrendered and exchanged, each Unit shall represent solely the right to receive the Allocable Portion of the Closing Merger Consideration attributable to such Unit (less the portion of the Representative Holdback Amount attributable to such Unit), and any Additional Merger Consideration and/or Escrow Distribution into which it was converted pursuant to Section 1.02. Notwithstanding the foregoing, if any certificate representing such Units shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed (which may include an indemnity or bond in customary form), the Paying Agent and/or the Surviving Company, as applicable, shall issue, in exchange for such lost, stolen or destroyed certificate, the Allocable Portion of the Closing Merger Consideration (less the applicable portion of the Representative Holdback Amount) and any Additional Merger Consideration and/or Escrow Distribution to be paid in respect of the Units represented by such certificate, as contemplated by this Article I.

(b)         Any amount remaining with the Paying Agent after the […***…] anniversary of the Closing Date may, at the Purchaser’s request, be remitted to the Surviving Company and thereafter any Unitholder shall direct any claims for payment hereunder to the

***Confidential Treatment Requested

Surviving Company as a general creditor thereof. Any such amounts remaining unclaimed by any Unitholder immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Laws, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section 1.04, none of the Paying Agent, the Purchaser, the Surviving Company or any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

1.05       Options. The Company shall, as of the Effective Time, cause all Options, whether or not then vested or exercisable, to be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire Units, and in consideration therefor, the Optionholders shall be entitled to receive with respect to each Option: (i) reasonably promptly following the Effective Time an amount in cash, without interest and subject to withholding pursuant to Section 3.03 below, equal to the product of (A) the excess, if any, of the Allocable Portion of the Closing Merger Consideration attributable to each Unit that is subject to such Option over the exercise price per Unit payable upon exercise of such Option, multiplied by (B) the number of Units that would be issued upon exercise of such Option if such holder had exercised such Option in full immediately prior to the Effective Time (the “Closing Option Consideration”), plus (ii) any Additional Merger Consideration attributable to the Common Units underlying such Option to the extent payable in accordance with the terms of this Agreement (as set forth in the Closing Payment Schedule), plus (iii) any Escrow Distribution attributable to the Common Units underlying such Option to the extent payable in accordance with the terms of this Agreement (as set forth in the Closing Payment Schedule).

1.06      Organizational Documents of the Surviving Company.

(a)         At the Effective Time and without any further action on the part of the Company or the Merger Sub, the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company as of the Effective Time, until duly amended in accordance with applicable Law.

(b)         At the Effective Time and without any further action on the part of the Company or the Merger Sub, the limited liability company agreement of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as provided by Exhibit C and, commencing as of the Effective Time, shall be the limited liability company agreement of the Surviving Company (the “Surviving Company LLC Agreement”), until thereafter amended as provided therein and by applicable Law.

1.07       Directors and Officers of the Surviving Company.

(a)         At the Effective Time, the Company’s board of managers shall resign and the managers of the Merger Sub immediately prior to the Effective Time shall become the managers of the Surviving Company and shall hold office subject to the applicable provisions of the Surviving Company LLC Agreement.

(b)         At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office subject to the applicable provisions of the Surviving Company LLC Agreement.

1.08       Representative Holdback. A portion of the proceeds otherwise to be received by the Sellers pursuant to Article I in an aggregate amount equal to $[…***…] (such initial deposit, as it may be decreased at any time in accordance with this Agreement, the “Representative Holdback Amount”) shall be delivered by the Purchasers to the Representative at the Closing, on behalf of the Sellers, by wire transfer of immediately available funds to a segregated account designated by the Representative (which account shall be used only to hold the Representative Holdback Amount and to pay any payments, fees, costs and expenses of the Representative payable by the Representative pursuant to the terms of this Agreement). The portion of the Representative Holdback Amount delivered to, and held by, the Representative on behalf of each such Seller shall be determined pro rata based upon each Seller’s Residual Percentage. The Representative is entitled to pay on behalf of the Sellers, and to the extent paid by the Representative from its own funds, obtain reimbursement for, any reasonable out-of-pocket fees, costs and expenses incurred by the Representative in the performance of its duties hereunder (“Representative Expenses”) from the Representative Holdback Amount, and the Representative shall not use any portion of the Representative Holdback Amount for any other purpose. For all purposes of this Agreement, any and all amounts paid by the Purchasers to the Representative pursuant to this Section 1.08 or otherwise in respect of the Representative Holdback Amount shall be deemed to have been paid to the Sellers and in no event shall the Purchasers or any of their Affiliates have any further obligation or Liability to any Seller in respect thereof. For the avoidance of doubt, any amounts paid by the Purchasers to the Representative in respect of the Representative Holdback Amount shall be treated for Tax purposes as having been received and voluntarily set aside by the Sellers at the time of payment by the Purchasers, and any Tax withholding with respect to such deemed contribution by any Seller shall be satisfied from such Seller’s share of other funds payable to such Seller at such time and shall not reduce the Representative Holdback Amount.

1.09       No Dissenter’s Rights or Appraisal Rights. No holder of Units or Options shall be entitled to any “dissenter’s rights,” “appraisal rights” or any similar remedies under Delaware LLC Law or any other applicable Law. Following the Effective Time, each holder of any Units and/or Options shall be entitled only to the right to receive the appropriate portion of the Closing Merger Consideration, the Additional Merger Consideration (if any) and the Escrow Distribution (if any) payable in respect of such Units and/or Options, as applicable, pursuant to the terms and conditions of this Agreement.

1.10       Stock Purchase.

(a)         Sale and Purchase of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, […***…] agrees to sell, assign, transfer and deliver to […***…], free and clear of any Liens (other than those imposed by federal or state securities laws), and […***…] agrees that it shall purchase and accept delivery from […***…] of, the Shares, free and clear of any Liens (other than those imposed by federal or state securities laws).

***Confidential Treatment Requested

(b)         Consideration. At the Closing, […***…] shall cause the Paying Agent to deliver to […***…], as consideration for the Shares, an aggregate amount equal to the Allocable Portion of the Closing Merger Consideration attributable to the Units […***…] (assuming for purposes of calculating such amount that such Units are outstanding at the Effective Time). Additionally, to the extent the Sellers are entitled to receive any Additional Merger Consideration and/or Escrow Distribution, then […***…] shall be entitled to receive, as consideration for the Shares, […***…] Residual Percentage of such Additional Merger Consideration and/or Escrow Distribution in accordance with the terms of this Agreement.

ARTICLE II

MERGER CONSIDERATION ADJUSTMENT

2.01       Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within […***…] days after the Closing Date, the Purchasers will deliver to the Representative unaudited consolidated balance sheets of […***…] and of the Company and its Subsidiaries as of immediately prior to the Closing (the “Closing Balance Sheets”) and a statement showing the calculation of Closing Date Cash, Closing Date Indebtedness and Net Working Capital derived from the Closing Balance Sheets and the Transaction Expenses (together with the Closing Balance Sheets, the “Preliminary Statement”). The calculation of Net Working Capital in the Preliminary Statement shall be prepared in accordance with (i) GAAP, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby and (ii) to the extent not inconsistent with clause (i), the accounting methods, policies, categorizations, definitions, principles, assets recognition bases, practices, techniques and procedures (including in respect of management’s exercise of judgment) adopted in connection with the latest balance sheet included in the Audited Financial Statements. The parties agree that the purpose of preparing the Closing Balance Sheets and determining Closing Date Cash, Closing Date Indebtedness and Net Working Capital and the related purchase price adjustment contemplated by this Section 2.01 is to (A) measure the amount of Closing Date Cash and Closing Date Indebtedness and (B) measure changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheets or determining Closing Date Cash, Closing Date Indebtedness or Net Working Capital; provided, in each case, that the judgments, accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies used in preparing the Pre-Closing Statement and determining Estimated Cash, Estimated Indebtedness and Estimated Net Working Capital were consistent with the requirements set forth in clauses “(i)” and “(ii)” above. The Representative and its accountants and other representatives shall be permitted reasonable access during normal business hours upon reasonable advance notice to review […***…] the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated hereby; provided, that such access does not unreasonably interfere with the business operations of the Purchasers, the Surviving Company or any of their respective Affiliates and that the Persons

***Confidential Treatment Requested

provided such access shall treat any confidential or proprietary information of […***…] the Surviving Company or any of their respective Subsidiaries received in connection therewith as confidential and shall not disclose such information to any third party. The Representative and its accountants and other representatives may make reasonable inquires of the Purchasers, the Surviving Company and their respective accountants regarding questions or disagreements, and the Purchasers shall use their, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to reasonably cooperate with and respond to such inquiries. If the Representative objects in good faith to any item on the Preliminary Statement, the Representative shall deliver to the Purchasers a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within […***…] days after delivery of the Preliminary Statement to the Representative, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. The Objections Statement must set forth in reasonable detail (A) any item on the Preliminary Statement which the Representative reasonably believes has not been prepared in accordance with the terms of this Agreement and the Representative’s determination of the amount of such item and (B) the Representative’s alternative calculation of the Closing Date Cash, the Closing Date Indebtedness, the Transaction Expenses and/or the Net Working Capital, as the case may be, together with all relevant supporting documentation. Any item or amount that the Representative does not dispute in the Objections Notice within such […***…] day period shall be final, binding and conclusive for all purposes hereunder. If an Objections Statement is timely delivered, the Representative and the Purchasers shall negotiate in good faith to resolve any such objections set forth therein, but if they do not reach a final resolution within […***…] days after the delivery of the Objections Statement, the Representative and the Purchaser shall submit such dispute to […***…] (the “Accounting Firm”). Any further submissions to the Accounting Firm must be written and delivered to each party to the dispute. The Accounting Firm shall make a final determination of Closing Date Cash, Closing Date Indebtedness, Net Working Capital and Transaction Expenses, and the resulting Final Merger Consideration calculated with reference to such amounts to the extent such amounts are in dispute (and have been reflected on an Objections Statement), in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D. The parties will use commercially reasonable efforts to cooperate with the Accounting Firm during the term of its engagement. If an Objections Statement is delivered to the Accounting Firm for resolution, the determination of Closing Date Cash, Closing Date Indebtedness, Net Working Capital and/or Transaction Expenses, as the case may be, and the resulting Final Merger Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties.

2.02       Post-Closing Adjustment Payment. If the Final Merger Consideration is greater than the Closing Merger Consideration, (a) the Representative shall deliver to the Purchasers an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of such excess amount payable to each Seller and (b) the Purchasers shall promptly (but in any event within […***…] Business Days after the final determination of the Final Merger Consideration and receipt of the updated Closing Payment Schedule) pay, or cause to be paid, to the Paying Agent (for further payment to the Sellers other than Optionholders) and the Surviving Company (for further payment to the Optionholders in accordance with Section 3.02(k)), on a pro rata basis according to each Seller’s Residual Percentage, the amount of such excess in accordance with the Closing Payment Schedule, by

***Confidential Treatment Requested

wire transfer of immediately available funds to the account or accounts designated by the Paying Agent and the Surviving Company. If the Final Merger Consideration is less than the Closing Merger Consideration, the Representative shall promptly (but in any event within […***…] Business Days after the final determination of the Final Merger Consideration) pay on behalf of the Sellers (on a pro rata basis according to each Seller’s Residual Percentage) to the Purchasers the absolute value of such difference by wire transfer of immediately available funds to one or more accounts designated in writing by the Purchasers.

ARTICLE III

THE CLOSING

3.01       The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois, 60654 at 10:00 a.m. local time on the […***…] Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article IV hereof (other than those to be satisfied at the Closing itself) or on such other date as is mutually agreeable to the Purchaser and the Representative. The date of the Closing is referred to herein as the “Closing Date.”

3.02       The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a)         the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b)         the Purchasers shall deposit with the Paying Agent, for prompt distribution by the Paying Agent in accordance with Section 1.04 and Section 1.10, an amount equal to (i) the Closing Merger Consideration, less (ii) the aggregate Closing Option Consideration (excluding the portion of the Representative Holdback Amount attributable to Options), less (iii) the Representative Holdback Amount, less (iv) the aggregate exercise price of the Options that are outstanding immediately prior to the Effective Time, less (v) the aggregate Unallocated Unit Company Closing Payment Amount;

(c)         the Purchasers shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all of the Estimated Indebtedness set forth in the Pre-Closing Statement and which are set forth on the Indebtedness Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Estimated Indebtedness in the applicable Payoff Letter;

(d)         subject to Section 3.03, the Purchasers shall deliver or cause the Surviving Company to deliver to each holder of Unallocated Units who is not a partner of the Company for U.S. federal income Tax purposes prior to the date of this Agreement, as soon as practicable (but in any event within two payroll periods following the Effective Time), the Allocable Portion of the Closing Merger Consideration attributable to such Unallocated Units less the portion of the

***Confidential Treatment Requested

Representative Holdback Amount attributable to such Unallocated Units (such amount being referred to as the “Unallocated Unit Company Closing Payment Amount”), which amount shall be paid through the payroll system of the Surviving Company and/or its Subsidiaries, subject to withholding pursuant to Section 3.03 below in respect of the entire Unallocated Unit Vesting Reporting Amount for such Unallocated Units;

(e)         in accordance with Section 1.08, the Purchasers shall deliver the Representative Holdback Amount to the Representative (on behalf of the Sellers) by wire transfer of immediately available funds;

(f)          the Purchasers shall deposit the Escrow Amount in a segregated account (the “Escrow Account”) maintained by the Escrow Agent in accordance with the Escrow Agreement;

(g)         the Purchasers, the Merger Sub, the Company and the Representative shall make such other deliveries as are required by Article IV hereof;

(h)         the Company shall deliver to the Purchaser and the Merger Sub written evidence of the termination of all agreements set forth on the Terminated Affiliated Transactions Schedule, which terminations shall be effective on or prior to the Closing Date;

(i)         the Purchasers shall pay, or cause to be paid, on behalf of […***…] the Company and its Subsidiaries, the Sellers and the Representative (or any of their respective Affiliates), the Estimated Transaction Expenses set forth in the Pre-Closing Statement by wire transfer of immediately available funds to the account(s) designated in the Pre-Closing Statement;

(j)          the […***…] the prepaid insurance policy (i.e., “tail coverage”) referenced in Section 8.03(b) (the “Tail D&O Policy”);

(k)         subject to Section 3.03, the Purchasers shall deliver or cause the Surviving Company to deliver to each Optionholder, as soon as practicable (but in any event within […***…] following the Effective Time), such holder’s Closing Option Consideration (as determined in accordance with Section 1.05), less such Optionholder’s portion of the Representative Holdback Amount, by wire transfer of immediately available funds (or by such other method as is directed by the Representative) to the account(s) designated by the Representative; provided, that if an Optionholder is a present or former employee of the Surviving Company or any of its Subsidiaries for U.S. federal income Tax purposes, the Purchaser shall cause the Surviving Company to make such payment to such Optionholder through the payroll system of the Surviving Company and its Subsidiaries, subject to withholding pursuant to Section 3.03 below; and

(l)          […***…] shall deliver to […***…] stock certificates representing all of the Shares, which certificates shall be endorsed to […***…] or accompanied by stock powers executed in blank.

***Confidential Treatment Requested

3.03       Required Withholding. The Purchaser, the Surviving Company, the Paying Agent, and the Escrow Agent, as applicable, shall be permitted to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Units, Options or Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of federal, state, local or foreign Tax law (including, for avoidance of doubt, as a result of the vesting of any Incentive Units for which elections under Section 83(b) of the Code were not made), taking into account any applicable exemption under such law. To the extent such amounts are so deducted or withheld and paid to the appropriate taxing authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

ARTICLE IV

CONDITIONS TO CLOSING

4.01       Conditions to the Purchasers’ and the Merger Sub’s Obligations. The obligations of the Purchasers and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchasers and the Merger Sub in writing) of the following conditions at or prior to the Closing:

(a)          (i) The Fundamental Representations set forth in Article V (A) other than those Fundamental Representations that address matters as of particular dates, shall be true and correct […***…] as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and (B) that address matters as of particular dates shall be true and correct […***…] as of such dates and (ii) the other representations and warranties set forth in Article V (A) other than those representations and warranties that address matters as of particular dates, shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties), and (B) that address matters as of particular dates shall be true and correct as of such dates (without regard to materiality, Material Adverse Effect or similar phrases in the representations and warranties), except […***…];

(b)          Each of member of the Company Group and […***…] shall have performed in all material respects the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c)          The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated (the “HSR Condition”);

(d)          No Proceeding by any Governmental Entity shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is […***…]

***Confidential Treatment Requested

(e)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the material portions of the transactions contemplated by this Agreement, declaring unlawful the Merger or any of the transactions contemplated by this Agreement or causing such transactions to be rescinded shall be in effect;

(f)          The Escrow Agent and the Representative shall have executed and delivered to the Purchaser the escrow agreement by and among the Purchaser, the Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”);

(g)          Since the date of this Agreement, there shall not have been a Material Adverse Effect;

(h)          […***…] shall have delivered to […***…] a certification dated as of the Closing Date, sworn under penalty of perjury, and in form and substance required under Treasury Regulation §1.1445-2(b)(2), stating that […***…] is not a “foreign person” as defined in Code §1445; provided, however, that in the case of a failure to deliver such certification, the Purchasers’ and the Merger Sub’s sole remedy shall be to withhold on payments hereunder to the extent required by Code §1445 and the Treasury Regulations promulgated thereunder; and

(i)          The Company shall have delivered to the Purchasers and the Merger Sub each of the following:

(i)         a certificate of the Company, signed by the Company’s Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, stating that the preconditions specified in Sections 4.01(a), 4.01(b), and 4.01(g) have been satisfied;

(ii)         a certification dated as of the Closing Date, executed by the requisite “Managers” required to bind the Company under the Company LLC Agreement, sworn under penalty of perjury, and in form in substance required under Treasury Regulation §1.1445-11T(d)(2), stating that (A) 50% or more of the value of the gross assets of the Company does not consist of “United States real property interests” (within the meaning of Code §897(c) and the Treasury regulations thereunder), and (B) 90% or more of the value of the gross assets of the Company does not consist of United States real property interests plus cash or cash equivalents (within the meaning of Treasury Regulation §1.1445-11T(d)(1)); provided, that in the case of a failure to deliver such certification, the Purchasers’ and the Merger Sub’s sole remedy shall be to withhold on payments hereunder to the extent required by Code §1445 and the Treasury Regulations promulgated thereunder;

(iii)        certified copies of resolutions duly adopted by the Company’s board of managers and […***…] general partner authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

***Confidential Treatment Requested

(iv)        the Member Written Consent executed by Unitholders who collectively constitute the Required Member Vote.

If the Closing occurs, all closing conditions set forth in this Section 4.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser and the Merger Sub.

4.02       Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)          The representations and warranties set forth in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality or similar phrases in the representations and warranties);

(b)          The Purchasers and the Merger Sub shall have performed in all material respects the covenants and agreements that are required to be performed by them under this Agreement at or prior to the Closing;

(c)          The HSR Condition;

(d)          The Escrow Agent and the Purchasers shall have executed and delivered to the Representative the Escrow Agreement;

(e)           No Proceeding by any Governmental Entity shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is […***…]

(f)           No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the material portions of the transactions contemplated by this Agreement, declaring unlawful the Merger or any of the transactions contemplated by this Agreement or causing such transactions to be rescinded shall be in effect; and

(g)         The Purchasers and the Merger Sub shall have delivered to the Representative:

(i)          a certificate of the Purchasers and the Merger Sub, dated as of the Closing Date, stating that the preconditions specified in Sections 4.02(a) and 4.02(b) have been satisfied; and

(ii)         certified copies of the resolutions duly adopted by the Purchaser’s and […***…] board of directors (or its equivalent governing body) and the Merger Sub’s board of managers (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement.

***Confidential Treatment Requested

If the Closing occurs, all closing conditions set forth in this Section 4.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

4.03       Frustration of Conditions. None of the Company, the Purchasers or the Merger Sub may rely on the failure of any condition set forth in Section 4.01 or 4.02, as applicable, to be satisfied if such failure was caused by such party’s failure to use, as required by this Agreement, its commercially reasonable efforts to consummate the Merger and consummate the transactions contemplated hereby as expeditiously as practicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers and the Merger Sub, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), as follows; provided, any disclosure set forth in any Schedule shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in this Article V, in each case, if the relevance of the disclosure set forth in such Schedule to another Schedule or any representation or warranty that is not expressly qualified by such Schedule is reasonably apparent on the face of such disclosure:

5.01       Organization and Organizational Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has heretofore made available to the Purchaser complete and correct copies of its Governing Documents (including the Company LLC Agreement) as in effect through and including the date hereof. The Company is not in material default under or in material violation of any provision of its Governing Documents. The Company is not a party to, or bound by, any Contract (including any Organizational Document) that entitles any Unitholder or other holder of equity interests in the Company to any “dissenter’s rights,” “appraisal rights” or any similar remedies under Delaware LLC Law or any other applicable Law.

5.02       Subsidiaries. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on the Subsidiaries Schedule. Each of the Subsidiaries listed on the Subsidiaries Schedule (each, a “Company Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect. The Subsidiaries Schedule sets forth, with respect to each Company Subsidiary, such Subsidiary’s jurisdiction of incorporation or organization, the names of such Subsidiary’s beneficial owners, and the number of outstanding shares of capital stock (or equity interests of entities other than corporations) held by such Subsidiary’s beneficial owners. All of the outstanding shares of capital stock of, or other equity interests in, the Company Subsidiaries (a) have been validly issued and are fully paid and non-assessable and (b) are free and clear of any and all Liens other than Permitted Liens. All of the outstanding shares of capital stock (or equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. There are no outstanding warrants, securities convertible into or exchangeable for shares of capital stock (or equity interests of entities other than corporations) of any Company Subsidiary or any other commitments for the issuance or sale of any shares of capital stock (or equity interests of entities other than corporations) of any Company Subsidiary. The Company has heretofore made available to the Purchaser complete and correct copies of the Organizational Documents for each of the Company Subsidiaries as in effect through (and including) the date hereof. None of the Company Subsidiaries is in material default under or in material violation of any provision of its Organizational Documents.

5.03       Authorization; No Breach; Valid and Binding Agreement.

(a)         The execution, delivery and performance of this Agreement, and the Transaction Agreements to which it is a party, by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)         Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and/or […***…] does not and the consummation of the transactions contemplated hereby will not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of any member of the Company Group under, or require any material authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity under, (i) the provisions of the certificates or articles of formation or incorporation or bylaws or other Organization Documents of any member of the Company Group, (ii) any Material Contract, including any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which any member of the Company Group is bound (or give any Person the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) accelerate the maturity or performance of any Material Contract; or (C) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract), or (iii) any order or decree by any Governmental Entity, or any Law, to which any member of the Company Group is subject.

(c)         Assuming that this Agreement is a valid and binding obligation of the Purchaser and the Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by

***Confidential Treatment Requested

bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d)        The adoption of this Agreement and approval of the Merger requires the affirmative vote (the “Required Member Vote”) of the holders of a majority of the Capital Units (as such term is defined in the Company LLC Agreement) outstanding on the applicable record date. The Required Member Vote is the only vote of the Company’s equityholders required under applicable Law, Delaware Law, the Company’s Organizational Documents and all Contracts to which the Company or any Company Subsidiary is a party to legally adopt this Agreement and approve the Merger.

5.04      Capitalization. As of the date hereof, the Capitalization Schedule accurately sets forth (a) the number of Units that are issued and outstanding, and (b) the number of issued options to acquire Units which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or at the election of the Company’s board of managers)), as of immediately prior to the Effective Time. All such Units and Options are owned of record by the Unitholders and Optionholders in the amounts set forth on the Capitalization Schedule, and all of the outstanding Units have been duly authorized and were issued in compliance with all applicable Laws and the Company’s Organizational Documents. Except as set forth on the Capitalization Schedule, the Company does not have any other limited liability company interests, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, profits interests, equity appreciation, phantom equity, calls, puts, rights to subscribe, conversion rights or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries. Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or its Subsidiaries to repurchase or otherwise acquire any of their respective limited liability company interests or other equity securities that would survive the Closing. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Units. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Units.

5.05       Financial Statements and Related Matters.

(a)         Part A of the Financial Statements Schedule attached hereto consists of: (i) the Company’s unaudited consolidated balance sheet as of September 30, 2015 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of income and cash flows for the nine-month period then ended (the “Latest Statement of Income and Cash Flows” and together with the Latest Balance Sheet, the “Unaudited Financial Statements”) and (ii) the Company’s audited consolidated balance sheet as of December 31, 2014, and the related audited consolidated statements of income, cash flows and members’ equity for the twelve-month period then ended (the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth on the attached Financial Statements Schedule, the Financial Statements have been prepared in accordance with GAAP (subject in the case of the Unaudited Financial Statements to the absence of footnote disclosures and normal and customary year-end adjustments none of which are material in amount), consistently applied throughout the periods indicated therein, and present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein. Neither the Company nor any of its Subsidiaries has any Liabilities or obligations that, if known, would be required by GAAP to be reflected or reserved against in a consolidated balance sheet, other than Liabilities and obligations (x) included or disclosed on the face of the Financial Statements, (y) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet or (z) incurred directly in connection with this Agreement or the transactions contemplated hereby.

(b)         The Company maintains a system of internal accounting controls which are sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed by the members of the Company Group with management’s authorizations, (ii) transactions are recorded by the members of the Company Group as necessary to permit preparation of financial statements and to maintain accountability for assets, (iii) access to assets of the Company Group is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets of the Company Group is compared with existing assets of the Company Group at reasonable intervals and appropriate action is taken with respect to any differences.

(c)         The Company has made available to the Purchaser a correct and complete aging schedule with respect to the billed accounts receivable of the Company and its Subsidiaries as of the date of the Latest Balance Sheet indicating a range of days elapsed since invoice. All of the accounts receivable, subject to the reserves which are reflected in the net amount set forth on the face of the Latest Balance Sheet, whether billed or unbilled, of the Company and its Subsidiaries arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien (other than Permitted Liens) on any accounts receivable of the Company or any Company Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Company Subsidiary

(d)         As of […***…], (i) the Company Group owns at least […***…] vials of KRYSTEXXA and […***…] units of MIGERGOT, in each case, packaged for commercial sale in the United States, and (ii) no vials of KRYSTEXXA have been packaged by or on behalf of the Company Group for commercial sale outside of the United States. As of […***…], the Company Group owns at least […***…] kilograms of […***…]. All existing inventories of the Company Group are useable or saleable in the Ordinary Course of Business and, as of the date of this Agreement, the oldest inventory of the Company Group has a remaining shelf life of at least […***…]. All inventories of the Company Group have been manufactured in accordance with Good Manufacturing Practices and are of good and marketable quality. The inventory levels maintained by the Company Group, subject to the inventory reserves set forth on the face of the Latest Balance Sheet, (A) are not excessive in light of the normal operating requirements of the Company Group, and (B) are adequate for the conduct of the operations of the Company Group in the Ordinary Course of Business.

5.06        Absence of Certain Developments.

***Confidential Treatment Requested

(a)         Since […***…], there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, since […***…] to the date hereof, the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business, and neither the Company nor its Subsidiaries has: effected any recapitalization, reclassification, merger, consolidation, equity dividend, equity split or like change in its capitalization or declared, accrued, set aside or paid any dividend or made any other distribution in respect of any equity securities;

(b)         transferred, issued, sold, pledged, encumbered, disposed or delivered any units or shares of its or its Subsidiaries’ equity securities or issued or sold any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries’ equity securities, except for issuances of Units upon exercise of outstanding Options or as otherwise expressly contemplated by this Agreement;

(c)         amended its or its Subsidiaries’ certificate or articles of formation or incorporation, operating agreement or bylaws or other Organizational Documents;

(d)         sold, assigned or transferred any material portion of its assets, properties or rights, except in the Ordinary Course of Business or pursuant to any agreement set forth on the Contracts Schedule;

(e)        (i) materially amended, terminated or accelerated, or exercised or waived any material rights under, any contract required to be disclosed on the Contracts Schedule (or any contract that would be required to be disclosed on the Contracts Schedule, but for the amendment, termination, acceleration, or exercise or waiver of any rights thereunder), or (ii) entered into any contract required to be disclosed on the Contracts Schedule, in each case other than in the Ordinary Course of Business;

(f)         made any loans or incurred or guaranteed any Indebtedness;

(g)        made any capital expenditures in excess of $[…***…] individually or $[…***…] in the aggregate or commitments therefor;

(h)        granted any material Lien (other than Permitted Liens) on any of its material assets or material properties, including the Leased Real Property;

(i)         (i) materially increased the compensation or fringe benefits (including vacation or paid-time-off entitlement) of any present or former director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, other than compensation raises to employees who are not officers or directors of the Company or any Company Subsidiary, consultants and independent contractors which are made in the Ordinary Course of Business and did not exceed […***…]% with respect to any such Person, (ii) granted any severance or termination pay to any present or former director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (iii) granted any equity or equity-based awards or (iv) forgiven or discharged in whole or in part any outstanding material loans or advances to any present or former director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries;

***Confidential Treatment Requested

(j)         commenced any legal Proceeding or settled, compromised or waived any material right in respect of any material litigation or other legal Proceeding;

(k)         materially accelerated the collection of accounts receivable, materially delayed the purchase of supplies, materially delayed normal capital expenditures, repairs or maintenance, or materially delayed payment of accounts payable or accrued expenses; or

(l)         committed or agreed to any of the foregoing.

5.07     Title to Properties.

(a)        Except as set forth on the Liens Schedule, the Company or its Subsidiaries owns good and valid title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet […***…] or acquired after the date of the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b)        The material machinery, equipment and other tangible assets owned or leased by the Company Group that are currently being used by or on behalf of the members of the Company Group in the conduct of the business of the Company Group (including in the manufacturing of the Company Products) (i) are in reasonably good operating condition and repair (normal wear and tear excepted), suitable for the uses intended therefore, and free from latent defects other than such defects as do not interfere with the intended use thereof in the conduct of normal operations, (ii) have been maintained in accordance with the normal practice of the Company Group and (iii) there is not currently any maintenance of any such assets that has been deferred by the Company Group. The attached Assets Schedule sets forth a complete and correct list of all material tangible assets of the Company Group (including all manufacturing equipment owned by the Company Group) that are not located on the Leased Real Property (which schedule includes the physical location of such assets). The Company or a Company Subsidiary has a right to promptly obtain possession of all material tangible assets owned by a member of the Company Group that are located at facilities controlled by third parties.

(c)        The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. The Leased Real Property leases are in full force and effect, and the Company or its Subsidiaries holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser and are described on the Leased Real Property Schedule. Neither the Company nor its Subsidiaries (i) is in default under any of such leases in any material respect, or (ii) has received notice of any default under any of such leases. To the Company’s knowledge, no landlord is in default with respect to any of such leases.

***Confidential Treatment Requested

(d)         None of the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has been disturbed and there are no disputes with respect to the Leased Real Property. No security deposit or portion thereof deposited with respect to such Leased Real Property has been applied in respect of a breach or default under such leases which has not been redeposited in full. None of the Company or its Subsidiaries owes any brokerage commissions or finder’s fees with respect to the Leased Real Property. None of the Company or any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(e)         Neither […***…] the Company nor the Company’s Subsidiaries owns, or has ever owned, any real property.

5.08       Tax Matters.

(a)         Except as set forth on the attached Taxes Schedule: Each member of the Company Group has filed all income and other material Tax Returns that it was required to file under applicable Law, and all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by each member of the Company Group (whether or not shown to be due on any Tax Return) have been paid. Each member of the Company Group has properly reported and/or withheld and paid over to the appropriate taxing authority all amounts required to have been reported and/or withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, stockholder, Affiliate or other third party. No member of the Company Group has waived any statute of limitations beyond the date hereof with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency that has not yet been either paid or resolved.

(b)         No audits or administrative or judicial proceedings are pending or being conducted with respect to any Taxes or Tax Return of any member of the Company Group, nor has any member of the Company Group received any written notice from a taxing authority that it intends to conduct such an audit or investigation which audit or investigation has not yet commenced. All deficiencies asserted or assessments made as a result of any past examinations by any taxing authority of the Tax Returns of, or including, any member of the Company Group have been fully paid. No claim has been made in writing by any Tax authority in a jurisdiction where a member of the Company Group has not filed a Tax Return that such member of the Company Group is or may be subject to Tax by that jurisdiction.

(c)         The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. The unpaid Taxes of […***…] (A) did not, as of the date of the balance sheet included in […***…] Balance Sheet Schedule, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date

***Confidential Treatment Requested

in accordance with the past custom and practice of […***…] in filing its Tax Returns. Since the earlier of (x) the date of the Latest Balance Sheet and (y) the date of […***…] Balance Sheet Schedule, no member of the Company Group has incurred any Liability for Taxes outside the Ordinary Course of Business.

(d)         No member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(e)         No member of the Company Group is or has been a party to any “listed transaction” as defined in Code §6707A and Treasury Regulation §1.6011-4.

(f)         No member of the Company Group has applied for or received any private letter ruling from the Internal Revenue Service (or any comparable Tax ruling from any other Governmental Entity).

(g)         […***…] has not been a “United States real property holding corporation” within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). As of the Closing Date, within the meaning of Treasury Regulation §1.1445-11T(d), neither (i) 50% or more of the value of the gross assets of the Company consists of United States real property interests, nor (ii) 90% or more of the value of the gross assets of Company consists of U.S. real property interests plus cash or cash equivalents.

(h)         There are no Liens as a result of any unpaid Taxes upon any of the assets of any member of the Company Group, other than Liens for Taxes not yet due and payable.

(i)         The Company has made available to the Purchaser true, correct and complete copies of all U.S. federal, state, local and non-U.S. income and franchise Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group filed or received since […***…].

(j)         Neither the Purchaser, any member of the Company Group, nor any of their Affiliates, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting by a member of the Company Group for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting by a member of the Company Group for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed by a member of the Company Group on or prior to the Closing Date; (iv) installment sale or open transaction disposition made by a member of the Company Group on or prior to the Closing Date; (v) prepaid amount received by a member of the Company Group on or prior to the Closing Date; or (vi) election under Code §108(i) by any member of the Company Group prior to the Closing.

(k)         Except for […***…] interest in the Splitter LP, the Splitter LP’s interest in the Company, the Company’s interest in Crealta Pharmaceuticals LLC, and Crealta Pharmaceuticals LLC’s interest in Crealta Ireland Limited, no member of the Company Group directly or indirectly owns, and (never has directly or indirectly owned in any taxable period for

***Confidential Treatment Requested

which an applicable Tax statute of limitations has not expired), any equity interest in any corporation, partnership, limited liability company, trust or any other entity or arrangement that is treated as a “business entity” within the meaning of Treasury Regulation §301.7701-2.

(l)         No member of the Company Group has (i) ever been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return, (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (other than this Agreement and any loan, lease or similar agreement entered into in the Ordinary Course of Business the primary purpose of which is not Taxes), or (iii) any Liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of Law, or otherwise.

(m)        For U.S. federal and applicable state income Tax purposes, (i) […***…] (ii) the Splitter LP is and since its inception has been properly classified as a domestic partnership, and will be properly so classified until the Splitter LP Liquidation, under Treasury Regulations §§301.7701-2 and 301.7701-3, (iv) the Company is and since inception has been properly classified as a domestic partnership, and will properly be so classified through and until the Closing, under Treasury Regulations §§301.7701-2 and 301.7701-3, (iv) Crealta Pharmaceuticals LLC is and since […***…], has been properly classified as an entity disregarded as separate from the Company, and will be properly so classified through the Closing, under Treasury Regulations §§301.7701-2 and 301.7701-3, and (v) Crealta Pharmaceuticals Ireland Limited is and since its inception has been properly classified as an entity disregarded as separate from the Company, and will properly be so classified through the Closing, under Treasury Regulations §§301.7701-2 and 301.7701-3.

(n)         No member of the Company Group is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country. The Company has provided to the Purchaser all material documentation governing any applicable material Tax holidays or incentives that have current applicability to a member of the Company Group. All related party transactions involving members of the Company Group are at arm’s length and in material compliance with Code §482, the Treasury Regulations promulgated thereunder and any comparable provision of any other Tax Law.

(o)         None of the Shares or Units is a “covered security” within the meaning of Code §6045(g). Except for Unallocated Units, no Share or Unit was issued in connection with the performance of services (i) for which no valid and timely Code §83(b) election was made and (ii) that does not satisfy the conditions of IRS Revenue Procedure 2001-43. The Company has provided the Purchaser with true, correct and complete copies of all election statements filed under Code §83(b) and received by […***…] or the Company in accordance with Treasury Regulation §1.83-2(d). No Code §83(b) election was made for any of the Unallocated Units. No Optionholder is a partner of the Company for U.S. federal income Tax purposes.

***Confidential Treatment Requested

(p)         This Section 5.08 and Section 5.13 (to the extent it relates to Taxes) constitute the sole and exclusive representations and warranties of the Company in this Article V with respect to any Tax matters. None of the representations in Sections 5.08(a), 5.08(b), 5.08(c), 5.08(g), 5.08(h), 5.08(i) or 5.08(n) shall be deemed to apply to any Taxes that are not Indemnified Taxes, and, for the avoidance of doubt, no representation is made concerning the existence of any net operating loss, Tax basis or other Tax asset that any member of the Company Group may have in a taxable period beginning after the Closing Date.

5.09       Contracts and Commitments.

(a)         Except for the Contracts set forth on Part A of the attached Contracts Schedule, and except for Contracts entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 7.01, neither the Company nor any of its Subsidiaries is party to or bound by any (such Contracts required to be disclosed under Part A of the Contracts Schedule, the “Material Contracts”):

(i)          collective bargaining agreement or any other Contract, program, policy or arrangement pursuant to which any of member of the Company Group is or may become obligated to make any bonus, severance or change in control payment or similar payment to a Company Employee (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $[…***…] per annum;

(ii)         equity purchase, option or similar plan;

(iii)        (A) Contract or agreement for the employment of any officer, employee or other person on a full-time or consulting basis providing for or resulting in aggregate compensation in excess of $[…***…] per annum, or (B) any consulting or employment agreement with a health care provider entered into in the past […***…];

(iv)        Contract, agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries;

(v)         Contract relating to indebtedness for borrowed money of any member of the Company Group, whether incurred, assumed, guaranteed or secured by any assets;

(vi)        lease, Contract or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $[…***…];

(vii)       lease, Contract or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal;

(viii)      Contract or group of related Contracts with the same party for the purchase of products or services which provided for payments by the Company or its

***Confidential Treatment Requested

Subsidiaries in excess of $[…***…] during the trailing twelve-month period ending on the date of the Latest Balance Sheet or which is reasonably expected as of the date hereof to be greater than $[…***…] during any calendar year beginning on or after […***…];

(ix)        agreements or Contract relating to any completed or pending material business or product acquisition by the Company or its Subsidiaries within the last […***…];

(x)         Contract that requires the Company or any Company Subsidiary to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property;

(xi)        material Contract, license or royalty agreement relating to the use by a third party of material Intellectual Property owned by the Company or any Company Subsidiary (other than any nonexclusive licenses granted by the Company in the Ordinary Course of Business);

(xii)       any Contract that grants, assigns or otherwise transfers any material right, title or interest in or to any Intellectual Property;

(xiii)      Contract or agreement with any Affiliate;

(xiv)      Contract or agreement that contains covenants or other agreements materially limiting the freedom of the Company, any Company Subsidiary or any of their Affiliates to compete in any business, industry or geographic area or with any other Person or requiring the Company or any of its Subsidiaries to exclusively sell, develop, supply, buy, lease or distribute any products or other assets to or for any Person or which contain pricing protection or “most favored nation” provisions or minimum purchase or minimum sale obligations or which prohibit the Company or any Company Subsidiary from changing the price charged for any Company Product;

(xv)       material Contract with minimum purchase commitments or “take or pay” contract terms;

(xvi)     distribution, vendor, dealership, franchise or service Contract or agreement (excluding purchase orders issued or received in the Ordinary Course of Business) relating to the distribution, marketing or sale of any Company Products or services;

(xvii)    warranty agreement with respect to products sold or services rendered by the Company, co-promotion agreement or managed care contract;

(xviii)    any Contract that is a settlement, conciliation or similar agreement pursuant to which the Company or any Company Subsidiary will be required after the execution date of this Agreement (A) to conduct its business in accordance with any material obligations or limitations from and after the execution of such Contract or (B) to pay consideration in excess of $[…***…];

***Confidential Treatment Requested

(xix)          Contract under which any member of the Company Group may receive or is required to make any earn-out payments in the form of future milestones or otherwise;

(xx)           Contract that provides for: (A) reimbursement of any current director or officer of a member of the Company Group for, or advancement to any current director or officer of a member of the Company Group of, legal fees or other expenses associated with any Proceeding or the defense thereof; or (B) indemnification of any current director or officer of a member of the Company Group;

(xxi)          Contract that (A) is with a supplier of material equipment, consumables, products, reagents, raw materials or any component, or any services used in the Company Products, which supplier is the only source in the market place or only supplier to the Company Group or (B) relates to any cell line used in the manufacture of any Company Product;

(xxii)         Contract incorporating or relating to any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property) or similar obligation, other than Contracts entered into in the Ordinary Course of Business; or

(xxiii)        Contract with a Governmental Entity (including the OCS).

(b)         Except as set forth on Part B of the Contracts Schedule, true and correct copies of all written Contracts, agreements, settlements and instruments which are referred to on the Contracts Schedule have been made available to the Purchaser and the Merger Sub, in each case together with all amendments, waivers or other changes thereto. The Contracts Schedule contains an accurate and complete description of all material terms of all oral Contracts referred to therein.

(c)         Neither the Company nor its Subsidiaries is in breach of, of default under, in any material respect, any Contract, agreement, settlement or instrument listed on or required to be listed on Part A of the Contracts Schedule, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default under any such Contract and each such Contract, agreement, settlement or instrument is valid, binding, enforceable and in full force and effect as it relates to the Company and its Subsidiaries and, to the Company’s knowledge, as it relates to the other parties thereto, in each case except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No event has occurred that with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party under any such contract, agreement, settlement or instrument required to be listed on the Contracts Schedule. Except as set forth on the Contracts Schedule, with respect to each contract, agreement, settlement or instrument required to be set forth on the Contracts Schedule: (i) neither the Company nor any of its Subsidiaries has received written notice of the intention of any party to such contract, agreement, or instrument to decrease the rate of business, cancel, terminate or renegotiate any such contract, agreement or instrument; and (ii) to the Company’s knowledge, there has not been any breach by any other party to such contract, agreement, settlement or instrument. As of the date of this Agreement, no third party to any Material Contract has indicated to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally that it desires to materially modify, renew, renegotiate or cancel any Material Contract to which it is a party.

5.10       Intellectual Property.

(a)         Part A of the Intellectual Property Schedule accurately identifies:

(i)          in Part A(i) of the Intellectual Property Schedule: (A) each item of Registered IP in which any member of the Company Group has or purports to have an ownership interest of any nature (whether solely or jointly with another Person) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and

(ii)         each of the patents and patent applications included in the Company Registered IP that are owned solely or jointly by a member of the Company Group.

(b)         The Company or a Company Subsidiary exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property licensed to the Company or Company Subsidiary or jointly owned with a third party as noted in Part A(i) of the Intellectual Property Schedule) free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing:

(i)          all application, registration, issuance, renewal and maintenance fees due for material Company Registered IP, including all Company Registered IP related to KRYSTEXXA® (pegloticase) or MIGERGOT® (ergotamine tartrate and caffeine suppositories), having a final due date on or before the date of this Agreement have been paid in full and are current;

(ii)         no Company Employee, to the knowledge of the Company, has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP and each Company Employee who is or was involved in the creation or development of any Intellectual Property for or on behalf of the Company or any Company Subsidiary has signed a valid, enforceable (A) agreement containing an assignment of all rights in and to such Intellectual Property to the Company or such Company Subsidiary (without further payment being owed to any such Company Employee and without any restrictions or obligations in the Company’s or such Company Subsidiary’s ownership and use thereof), or where such assignment is not permitted under applicable Law, an exclusive license of such Intellectual Property, which license is described in Part B(ii) of the Intellectual Property Schedule, and (B) confidentiality provisions protecting the Company Owned IP and Selected Licensed IP, which in each case, to the knowledge of the Company, have not been materially breached by such Company Employee;

(iii)        the Company and each Company Subsidiary has taken, in the exercise of its and their reasonable business judgment, all reasonable steps to maintain the confidentiality of all Company IP and otherwise protect, maintain and enforce all Company Owned IP and Selected Licensed IP (to the extent the Company or any Company Subsidiary has the right to maintain and enforce Selected Licensed IP), including to protect and enforce its rights in all proprietary information held by the Company or any Company Subsidiary, or purported to be held by the Company or any Company Subsidiary, as a trade secret;

(iv)        none of the Company or any Company Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company IP;

(v)        no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution is being used, or, to the knowledge of the Company, has been used, directly or indirectly, to create, in whole or in part, any Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining from the Company or any Company Subsidiary ownership or royalty rights or any other similar right, title or interest (including any “march in” rights) in or to such Intellectual Property (including any claim or option to any of the foregoing); and

(vi)        To the knowledge of the Company, the Company and its Subsidiaries own or otherwise have the right, through ownership, license or otherwise, to all Intellectual Property (including all manufacturing and other know-how used in the manufacturing and packaging of KRYSTEXXA® (pegloticase)) necessary to conduct the business of the Company Group as conducted as of the date of this Agreement.

(c)         All Company Owned IP and Selected Licensed IP that is material to the business of any of the Company Group is subsisting, has not expired, lapsed or been abandoned or cancelled, and to the Company’s knowledge, is valid and enforceable.

(d)         Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (A) a loss of, or Lien on, any Company Owned IP or Selected Licensed IP, in each case, that is material to the business of the Company and its Subsidiaries; or (B) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned IP or Selected Licensed IP.

(e)          To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company Owned IP or Selected Licensed IP. Part E of the Intellectual Property Schedule: (i) accurately identifies (and the Company has made available to the Purchaser an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any member of the Company Group or any Representative of the Company Group between […***…] and the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Company Owned IP or Selected Licensed IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(f)          The conduct of the business of the Company Group as conducted since […***…] and including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Company Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property of any other Person. Part F of the Intellectual Property Schedule: (i) accurately identifies (and the Company has made available to the Purchaser an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any member of the Company Group or, to the knowledge of the Company, any Company Representative, between […***…] and the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by any member of the Company Group or any of the Company Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)          No infringement, misappropriation or similar claim or Proceeding involving infringement or misappropriation of any Intellectual Property is pending and served or, to the knowledge of the Company, pending and not served or threatened against any member of the Company Group or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Company Subsidiary with respect to such claim or Proceeding (including any claim or Proceeding that has been settled, dismissed or otherwise concluded).

(h)          Part H of the Intellectual Property Schedule sets forth a true and correct list of all grants, benefits, incentives, subsidies and/or other awards received by any member of the Company Group or any other grants, benefits, incentives, subsidies and/or other awards received by third parties for which any member of the Company Group is Liable, in each case, from the OCS (each, an “OCS Grant”), including: (i) the month and year of such grant, (ii) the recipient of such grant, (iii) the amount of such grant, (iv) the aggregate amount of principal and interest outstanding under such grant, and (v) any non-monetary obligations undertaken or owed by any member of the Company Group with respect to such grant. […***…]

***Confidential Treatment Requested

[…***…]

(i)          Other than as required under the terms of the Contracts set forth on Part A(x) of the Contracts Schedule, no member of the Company Group is required to make any royalty, license fee or other similar payments after the date of this Agreement arising out of, resulting from or relating to the use of the Company IP or the sale or exploitation of the Company Products in connection with the business of the Company Group as currently conducted.

5.11       Litigation. Except as set forth on the attached Litigation Schedule, as of the date hereof, there are no material suits or material Proceedings pending or, to the Company’s knowledge, threatened in writing that involve the Company or its Subsidiaries (or any of the assets owned, leased or used by any of the Company or its Subsidiaries), at law or in equity, or before or by any Governmental Entity and neither the Company nor its Subsidiaries, or any assets of the Company or its Subsidiaries, is subject to any outstanding judgment, injunction, writ, order or decree of any court or other Governmental Entity.

5.12       Governmental Consents, etc. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), no material permit, consent, approval or authorization of, or declaration or notice to or filing with, any Governmental Entity is or will be required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation of any transaction contemplated hereby and neither the execution, delivery or performance of this Agreement by the Company nor the consummation of any transaction contemplated hereby will give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company or its Subsidiaries.

5.13       Employee Benefit Plans.

(a)          Part A of the attached Employee Benefits Schedule sets forth an accurate and complete list of all the Company Employee Plans and Company Employee Agreements.

(b)          With respect to each Company Employee Plan and Company Employee Agreement, the Company has made available to the Purchaser correct and complete copies of, as applicable: (i) the plan document, amendments thereto, communications promising benefits materially greater than those set forth in the aforementioned plan document and amendments

***Confidential Treatment Requested

thereto, trust agreements, and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules and financial statements, if any; (iii) the current summary plan description and any material modifications thereto, if any (if required to be furnished under ERISA); (iv) the most recent determination or opinion letter from the IRS, if any with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; (v) all material correspondence, if any, to or from any Governmental Entity since […***…] relating to any Company Employee Plan; and (vi) all discrimination tests, if any, required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year.

(c)          Each of the Company Employee Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination or prototype opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Plan. Except as has not had and would not reasonably be expected to result in a Material Adverse Effect, the Company Employee Plans comply in form and in operation with their terms and with the requirements of the Code and ERISA and other applicable Laws. To the Company’s knowledge, each member of the Company Group has substantially performed all material obligations required to have been performed by them under, and are not in default or violation of, and have no knowledge of any default or violation by any other party to, the material terms of any Company Employee Plan.

(d)          With respect to the Company Employee Plans, all material contributions and premium payments required by the terms of a Company Employee Plan or applicable Law to have been made prior to the date hereof have been made. To the knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would result in material Liability to the Company or its Subsidiaries. There are no actions, suits or claims pending, or to the knowledge of the Company threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. To the knowledge of the Company, there are no audits, inquiries or Proceedings pending or threatened by the IRS, Department of Labor, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any of its Subsidiaries has incurred any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)          No member of the Company Group or any Company Predecessor Entity has ever maintained, sponsored, participated in, or contributed to or had any liability (including on account of being considered a single employer under Section 414 of the Code with any other Person) with respect to (i) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (ii) any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA. No member of the Company Group or any Company Predecessor Entity has ever maintained, sponsored, participated in, or contributed to or had any liability with respect to (A) any Company Pension Plan in which equity interests of any member of the Company Group is or was held as a plan asset, or (B) any Foreign Plan.

***Confidential Treatment Requested

(f)          No Company Employee Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(g)          To the knowledge of the Company, the Company and its Subsidiaries have, prior to the Effective Time, substantially complied with the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, and any similar provisions of state law applicable to the Company Employees, except where any failure to comply has not had, nor reasonably could be expected to have, a Material Adverse Effect.

(h)          Except as set forth on Part H of the Employee Benefits Schedule, the consummation of the transactions contemplated by this Agreement will not constitute an event under any Company Employee Plan, Company Employee Agreement (either alone or upon the occurrence of any additional or subsequent events), that will result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(i)          No member of the Company Group is party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law) as a result of the transactions contemplated by this Agreement (including in combination with other events or circumstances). No amount payable to any Person in connection with the consummation of the transactions contemplated by this Agreement (including in combination with other events or circumstances) will be limited as to the deduction related thereto pursuant to Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. No member of the Company Group is under an obligation to gross-up any payment due to any Person for excise taxes due pursuant to Section 4999 of the Code.

(j)          Each Company Employee Plan, Company Employee Agreement, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. Neither the Company nor any Affiliate of the Company has any obligation to gross-up or otherwise reimburse any Person for any tax incurred by such Person pursuant to Section 409A of the Code.

(k)          With respect to each Company Employee Plan that is a health plan subject to compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, (collectively, the “2010 Health Care Law”), there will not be any material Liability or material excise Tax under Section 4980H of the Code triggered with respect to operation of such Company Employee Plan for time periods prior the Closing. The Company was not an Applicable Large Employer (as defined in the 2010 Health Care Law) during calendar year 2015.

(l)            Except as set forth on Part L of the Employee Benefits Schedule, each recipient of equity interests in the Company or any member of the Company Group issued in connection with the performance of services has made a valid and timely election in respect of such equity interests pursuant to Section 83(b) of the Code, and the Company has made available to the Purchaser true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS center.

(m)          Except as set forth on Part M of the Employee Benefits Schedule, with respect to each Senior Management Agreement, neither the Company nor any member of the Company Group has taken any action to cause the definition of “Severance Period” under such Senior Management Agreement to exceed […***…].

5.14         Insurance. The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. Neither the Company nor its Subsidiaries is in material default with respect to its obligations under any such insurance policy and, to the Company’s knowledge, each such insurance policy is in full force and effect. Such insurance policies are in full force and effect, all premiums due and payable under such insurance policies have been paid on a timely basis, there is no material claim pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy and, as of the date of this Agreement, the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

5.15         Compliance with Laws. Except as otherwise set forth on the attached Compliance with Laws Schedule:

(a)            Each member of the Company Group is, and since […***…] has been in compliance in all material respects with all applicable Laws (including Healthcare Laws, any pricing agreements with, or pricing regulations of, any Governmental Entity (including under the 340B Drug Pricing Program), any Laws relating to occupational health and safety, and, in each case, the rules and regulations promulgated thereunder).

(b)          There are, and since […***…] there have been, no material investigations, Proceedings or disciplinary actions pending or threatened in writing against the Company or its Subsidiaries by a Governmental Entity alleging material noncompliance with any applicable Laws or Healthcare Law in federal, state, foreign, and other jurisdictions and there is no Proceeding, audit, or recoupment by or before any Governmental Entity alleging a violation of Healthcare Laws in federal, state, foreign or other jurisdictions by the Company or its Subsidiaries.

(c)          All material approvals, filings, permits, approvals, accreditations, authorizations and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Company Group are in the possession of the Company or one of its Subsidiaries, are valid and in full force and effect and are being complied with in all material respects.

***Confidential Treatment Requested

(d)         The Company and its Subsidiaries have filed with the applicable regulatory authorities (including the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all material filings, declarations, listings, registrations, reports or submissions that are required to conduct the business of the Company Group as presently conducted and as presently planned to be conducted, including but not limited to adverse event reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and to the knowledge of the Company, no deficiencies have been asserted by any applicable Governmental Entity with respect to any such filings, declarations, listing, registrations, reports or submissions. All preclinical and clinical investigations sponsored by the Company and/or any of its Subsidiaries, including those in which any or all regulatory obligations have been transferred to a third party, are being, and since […***…] have been, conducted in material compliance with applicable Laws, rules, regulations and guidance documents, including Good Laboratory Practices and Good Clinical Practices requirements, and federal and state Laws, rules, regulations and guidance documents restricting the use and disclosure of individually identifiable health information.

(e)         Since […***…], there has been no false or misleading statement or material omission in any statement made to any Governmental Entity, including, but not limited to the FDA, by the Company or any of its Subsidiaries.

(f)          Neither the Company nor any of its Subsidiaries has been debarred or convicted of any crime or engaged in any conduct that did or could result in debarment under 21 U.S.C. § 335a or exclusion from federal healthcare programs under 42 U.S.C. § 1320a-7, and to the Company’s knowledge, neither the Company nor any of its Subsidiaries has engaged in any conduct that would reasonably be expected to result in debarment or exclusion from U.S. federal health care programs.

(g)         Since […***…], there has been no recall, detention, withdrawal, seizure or termination or suspension of manufacturing requested or threatened by any Governmental Entity relating to the products sold by the Company and/or its Subsidiaries. Since […***…], there have been no field notifications or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to any Company Products and none of the Company or any Company Subsidiary has, either voluntarily or at the request of any Governmental Entity, provided post-sale warnings, safety alerts, “dear doctor” letters or investigator notices regarding an alleged lack of safety, efficacy or regulatory compliance of any of its products.

(h)         None of the Company, any Company Subsidiary, or any Company Representative has committed an act, made a statement or failed to make a statement, that (in any such case) is prohibited under the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991). To Company’s knowledge, neither the Company nor any Company Subsidiary has made any voluntary or involuntary self-disclosure to any Governmental Entity or representative thereof regarding any material non-compliance with any Laws.

***Confidential Treatment Requested

(i)          Each of the Company and the Company Subsidiaries is, and since […***…], have, conducted their export and related transactions in all material respects in accordance with (i) all applicable export, re-export, and anti-boycott Laws of the United States and United States economic sanctions Laws administered by the Office of Foreign Assets Control within the U.S. Department of Treasury and (ii) all other applicable import and export control Laws in any countries in which such Person conducts business.

(j)          No member of the Company Group is or ever was (i) a party to a Medicaid Drug Rebate Agreement or (ii) a participant in the Medicaid Drug Rebate Program […***…]. No member of the Company Group has any rebate Liability under the Medicaid Drug Rebate Program.

(k)          No member of the Company Group has ever directly sold any Company Products outside of the United States.

Notwithstanding the foregoing, no representations and warranties are being made under this Section 5.15 with respect to environmental matters, which are covered exclusively by Section 5.16.

5.16        Environmental Compliance. Except as set forth on the attached Environmental Schedule:

(a)          The Company and its Subsidiaries are, and have been during the past […***…] years, in material compliance with all applicable Environmental Requirements.

(b)          The Company and its Subsidiaries possess all material Permits, licenses and other authorizations required under Environmental Requirements for their operations and are in material compliance with all terms and conditions of such Permits, licenses and other authorizations.

(c)          There are no material suits or Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, pursuant to Environmental Requirements.

(d)          Neither the Company nor any of its Subsidiaries is subject to any material judgment, order or decree of any court or other Governmental Entity that is outstanding and was issued pursuant to Environmental Requirements.

(e)          Neither the Company nor its Subsidiaries has received, within the three (3) year period prior to the date hereof, any currently unresolved written notice of material violations or material liabilities arising under Environmental Requirements, including any notice of any material investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental Requirements.

(f)          This Section 5.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any arising under Environmental Requirements.

***Confidential Treatment Requested

5.17       Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, to the Company’s knowledge, no officer, director or Affiliate of the Company or any individual in such officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.

5.18       Employees.

(a)         Part A of the attached Employee Schedule contains a list of all current employees of the Company Group, and consultants and independent contractors providing services to the Company Group, as of the date of this Agreement, and correctly reflects, in all material respects: (i) their start dates; (ii) their positions; (iii) their full-time, part-time, or temporary status, and for employees of the Company Group, their employer and classification status (e.g., exempt or nonexempt); (iv) their base salaries or base hourly wage or contract rate; (v) their target bonus rates or target commission rates; (vi) accrued but unused vacation time and/or paid time off; (vii) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation or commission arrangements or other compensation, mandatory end-of-service and/or severance payments); (viii) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (ix) their visa status, if applicable, (x) each employee of the Company Group who is not fully available to perform work because of disability or other leave, together with the basis of such leave and the anticipated date of return to service, and (xi) any outstanding loans.

(b)         Except as set forth on the Employee Schedule, the employment of all employees of the Company Group is terminable by the Company or the applicable Company Subsidiary at will, without payment of severance or other compensation or consideration, and without advance notice. The Company has made available to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the employees of the Company Group.

(c)         To the knowledge of the Company, no current or former consultant or independent contractor of the Company Group could reasonably be deemed to be a misclassified employee.

(d)         Except as set forth on Part D of the attached Employee Schedule, (a) neither the Company nor its Subsidiaries has experienced any labor strike, walkout, lockout, picketing or other material labor dispute within the past […***…], (b) to the Company’s knowledge, no union organizing activities are presently underway or threatened with respect to employees of either the Company or its Subsidiaries and no such activities have occurred within the past three (3) years, and (c) neither the Company nor any of its Subsidiaries have any collective bargaining agreements or collective bargaining relationships with any labor organization. During the past […***…], neither the Company nor any of its Subsidiaries has implemented any employee layoffs requiring notice under the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law (collectively, the “WARN Act”) without complying therewith in all material respects.

***Confidential Treatment Requested

(e)         No member of the Company Group has any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee of the Company Group (other than routine payments to be made in the Ordinary Course of Business). No member of the Company Group has engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no claim, pending, or the knowledge of the Company, threatened against any member of the Company Group by an employee of the Company Group in respect of any illness or injury, which is not fully covered by an insurance policy listed on the Insurance Schedule.

5.19       Certain Business Practices. Each of the Company and its Subsidiaries, and to the Company’s knowledge, the Company Representatives (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise unlawfully given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

5.20       Material Suppliers. The attached Suppliers Schedule sets forth the names of the ten suppliers to whom the Company Group paid the greatest sum of money in respect of services, products and/or materials provided to the Company Group during the year ended December 31, 2014 and during the nine-months ended September 30, 2015. To the knowledge of the Company, since […***…], no supplier listed on the Suppliers Schedule has notified any member of the Company Group that it is canceling, materially reducing or otherwise terminating its business with the Company Group or that it intends to cancel, reduce or otherwise terminate its relationship with the Company Group. Each manufacturer of a Company Product is obligated under the terms of a Material Contract, upon the termination of such manufacturing relationship, to assist the Company with the transition of the manufacturing of such Company Product to a third party selected by the Company, which obligation includes transferring to the Company or its designee (a) all equipment owned by the Company or any Company Subsidiary that is then in the possession of such manufacturer and (b) any know-how that is owned or controlled by such manufacturer and that is necessary for, or otherwise used in, the manufacturing of such Company Product and, as of the date of this Agreement, no member of the Company Group has received written notice, and, to the Company’s knowledge there are no facts or circumstances, indicating that such manufacturer does not intend to satisfy such obligations.

5.21       Brokerage. Except for fees and expenses of the Persons listed on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based

***Confidential Treatment Requested

on any arrangement or agreement made by or on behalf of any member of the Company Group for which the Purchaser, the Merger Sub, the Company or any of their respective Affiliates would be liable following the Closing.

5.22      […***…].

(a)         Capacity, Power and Authority; Absence of Conflicts. […***…] possesses full right, capacity, power and authority to enter into and carry out the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by […***…]. Assuming the due authorization, execution and delivery by each of the Company, the Purchaser and the Merger Sub of this Agreement and the other Transaction Documents to which they are a party, this Agreement constitutes, and upon their execution and delivery, the other Transaction Documents to which […***…] is to become a party will constitute, valid and binding obligations of […***…], enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The execution, delivery and performance by […***…] of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any breach of the terms, conditions or provisions of […***…] certificate of incorporation or bylaws or other Organizational Documents, (ii) conflict with or violate any Law to which […***…] is subject or (iii) constitute a breach or default under (with or without notice or lapse of time, or both), result in a violation of, result in the creation of any Lien upon any assets of […***…] under, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or other Governmental Entity or other Person under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement, Contract or instrument to which […***…] is a party or otherwise bound.

(b)         Ownership of the Shares; No Other Equity Interests. […***…]

***Confidential Treatment Requested

[…***…]

***Confidential Treatment Requested

(ii)          […***…]

(c)          Consents and Approvals. Except for compliance with the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by […***…] in connection with the consummation of the transactions contemplated by this Agreement. No consent, approval or authorization of, or notice to any counterparty to any contract to which […***…] is bound must be made or obtained by […***…] in connection with the consummation of the transactions contemplated by this Agreement.

(d)          […***…]

5.23       No Other Representations or Warranties. Except for the representations and warranties contained in Article VI, each of the Company and the Representative (a) acknowledges that none of Parent, Merger Sub nor any other Person on behalf of Parent makes any other express or implied representation or warranty (i) with respect to Parent or any of its Affiliates, (ii) with respect to any other information provided to the Company or the Company Representatives or (iii) in connection with the transactions contemplated by this Agreement and (b) disclaims reliance on any information other than the representations and warranties expressly set forth in Article VI.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASERS AND THE MERGER SUB

The Purchasers and the Merger Sub represent and warrant to the Sellers, […***…] and the Company that, except as set forth in the Disclosure Schedules; provided, any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in this Article VI, in each case, if the relevance of the disclosure set forth in such Schedule is reasonably apparent on the face of such disclosure:

6.01       Organization and Organizational Power. The Purchaser is a private company limited by shares duly organized, validly existing and in good standing under the laws of Ireland, with full power and authority to enter into this Agreement and perform its obligations hereunder. […***…] is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this

***Confidential Treatment Requested

Agreement and perform its obligations hereunder. The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

6.02       Authorization. The execution, delivery and performance by each of the Purchasers and the Merger Sub of this Agreement and the other Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby, and the performance of their obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate or limited liability company action, as the case may be, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. The Purchasers and Merger Sub have duly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each of the other Transaction Documents to which they are a party. Assuming the due authorization, execution and delivery by each of the Company, the Representative and […***…] of this Agreement and the other Transaction Documents to which they are a party, this Agreement constitutes, and upon their execution and delivery, the other Transaction Documents to which the Purchasers or Merger Sub is to become a party, will constitute, valid and binding obligations of each of the Purchasers and the Merger Sub, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No vote of the holders of any class or series of capital stock of the Purchasers or the Merger Sub (other than the consent of the Purchaser which has been obtained) is required to adopt this Agreement and approve the transactions contemplated hereby.

6.03       No Violation. Neither the Purchasers nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation or formation, its bylaws or its operating agreement (or similar organizational documents), any Law, or any material permit, agreement or instrument, or any license or franchise, or subject to any order, writ, injunction or decree of any Governmental Entity, which would be breached or violated in any material respect by the Purchasers’ or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.04       Governmental Consents. Except for the applicable requirements of the HSR Act, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity or any other Person is required to be obtained by the Purchasers or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.05       Litigation As of the date of this Agreement, there are no suits or proceedings pending or, to the Purchasers’ or the Merger Sub’s knowledge, threatened in writing against the Purchasers or the Merger Sub at law or in equity, or before or by any Governmental Entity, which challenges the validity of this Agreement or would adversely affect or restrict the Purchasers’ or the Merger Sub’s performance under this Agreement or their ability to consummate the transactions contemplated hereby. As of the date of this Agreement, neither the

***Confidential Treatment Requested

Purchasers nor the Merger Sub is subject to any outstanding judgment, order or decree of any court or other Governmental Entity that would adversely affect or restrict the Purchasers’ or the Merger Sub’s ability to consummate the transactions contemplated hereby.

6.06      Brokerage. Except for the Persons listed on the attached Purchaser Brokerage Schedule, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchasers or the Merger Sub.

6.07      Investment Representation. The Purchaser is acquiring the membership interests of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser acknowledges that the membership interests of the Company have not been registered under the Securities Act, or any state or foreign securities laws and that the membership interests of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the membership interests of the Company are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

6.08      Availability of Funds. The Purchasers and the Merger Sub, in the aggregate, will have at the Closing sufficient cash to make payment of all amounts to be paid by them hereunder on and after the Closing Date.

6.09      The Merger Sub. The Merger Sub is a newly organized limited liability company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, the Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Purchaser.

6.10      No Other Representations or Warranties. Except for the representations and warranties contained in Article V, each of the Purchasers and the Merger Sub (a) acknowledges that none of the Company, […***…], the Sellers nor any other Person on behalf of the Company makes any other express or implied representation or warranty (i) with respect to […***…] or the Company or any of its Subsidiaries, (ii) with respect to any other information provided to the Purchasers or the Merger Sub or (iii) in connection with the transactions contemplated by this Agreement and (b) disclaims reliance on any information other than the representations and warranties expressly set forth in Article V. Except to the extent covered by the representations and warranties contained in Article V, neither the Company nor any other Person is making any representations or warranties with respect to any information, documents, projections, forecasts or other material made available to the Purchaser, the Merger Sub or its or their representatives in certain “data rooms” or management presentations or otherwise in expectation of the transactions contemplated by this Agreement.

***Confidential Treatment Requested

ARTICLE VII

COVENANTS OF THE COMPANY

7.01         Conduct of the Business

(a)            From the date hereof until the Closing, each member of the Company Group shall, and shall cause each of its respective Subsidiaries to, conduct its business and the businesses of its Subsidiaries in the Ordinary Course of Business, except (i) if the Purchaser or the Merger Sub shall have consented in writing or (ii) as otherwise required or permitted by this Agreement; provided that, the foregoing notwithstanding, (x) no member of the Company Group may use available cash as of immediately prior to the Closing to repay any Indebtedness, other than Item 1 on the Indebtedness Schedule, pay any Transaction Expenses or otherwise make any cash distributions and (y) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 7.01 shall be deemed a breach of this Section 7.01, unless such action would constitute a breach of one or more of such other provisions and (y) the Company and its Subsidiaries’ failure to take any action prohibited by Section 7.01(b) shall not be a breach of this Section 7.01.

(b)            From the date hereof until the Closing, except (i) as set forth on the Conduct of Business Schedule attached hereto, (ii) as otherwise required or permitted by this Agreement or (iii) as consented to in writing by the Purchaser or the Merger Sub (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause each of its Subsidiaries not to:

(A) except for issuances of Units upon exercise of Options outstanding as of the date of this Agreement, issue, sell, grant, pledge, promise or deliver any equity securities or other equity interests or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or other equity interests or any securities convertible into, or exercisable or exchangeable for, any equity securities or interests of the Company or any of the Company’s Subsidiaries;

(B) effect any recapitalization, reclassification, dividend, equity split or like change in its capitalization or establish a record date for, declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of its or its Subsidiaries’ equity securities or form a Subsidiary;

(C) amend or otherwise modify its or its Subsidiaries’ certificate or articles of formation or incorporation or other Organizational Documents;

(D) make any redemption or purchase of or otherwise acquire, directly or indirectly, any of its or its Subsidiaries’ equity securities or other equity interests;

(E) sell, assign or transfer, or exclusively license, any material portion of its assets, except in the Ordinary Course of Business and pursuant to an agreement set forth on the Contracts Schedule;

(F) make any investment in excess of $[…***…] in, or any loan in excess of $[…***…] to, any other Person, except in the Ordinary Course of Business and pursuant to any agreement set forth on the Contracts Schedule;

(G) make any capital expenditures, capital additions or capital improvements in excess of $[…***…] individually or $[…***…] in the aggregate or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company’s or its Subsidiaries’ current budget, a copy of which was previously made available to the Purchaser;

(H) hire any new employees, or implement any employee layoffs other than terminations of non-executive officers for cause;

(I) make any loan to, or enter into any other material transaction with, any of its directors, officers, or employees outside the Ordinary Course of Business except pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transactions Schedule;

(J) incur or guarantee any indebtedness for borrowed money or make any pledge of any of its or its Subsidiaries equity interests or material assets or permit any of its material assets to become subject to any Liens, except for Permitted Liens;

(K) acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;

(L) make or change any election in respect of Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, surrender or abandon any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, change, adoption, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Purchaser, any member of the Company Group, or any of their Affiliates for any period ending after the Closing Date;

(M)     waive, release, assign, compromise, commence, settle or agree to settle any Proceeding, other than waivers, releases, compromises or settlements in the Ordinary Course of Business that (i) involve only the payment of monetary damages not in excess of (x) $[…***…] individually or (y) $[…***…] in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(N) other than in the Ordinary Course of Business (e.g., in connection with normal safety updates) make, or materially amend, any filings with the FDA, the European Medicines Agency or any other Governmental Entity performing functions similar to those performed by the FDA, the European Medicines Agency or such other regulatory authority;

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(O) enter into any Material Contract, amend or modify in any material respect any Material Contract or terminate any Material Contract or knowingly waive any material right under any Material Contract;

(P) adopt, establish, enter into, amend or terminate any Company Employee Plan or Company Employee Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan or Company Employee Agreement if it were in existence as of the date of this Agreement (except for amendments to be required to comply with applicable Law),

(Q) increase the compensation or fringe benefits (including severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any current or former Company Employee or other individual service provider of the Company or any Company Subsidiary,

(R) grant any severance or termination pay to any Company Employee or other individual service provider of the Company or any Company Subsidiary; provided, that the Company or a Company Subsidiary may make severance or termination payments to employees in accordance with the terms of Contract between such employees and the Company or a Company Subsidiary in effect on the date of this Agreement;

(S) terminate, cancel, amend, waive, modify or fail to maintain, renew or comply with any material Permit;

(T) enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(U) sell, either directly or indirectly, any Company Products outside of the United States;

(V) take any action, with respect to any Senior Management Agreement, to cause the definition of “Severance Period” under such Senior Management Agreement to exceed […***…]; or

(W)    agree or commit to take any of the actions described in clauses (A) through (V) of this Section 7.02(b).

(c)        From the date hereof until the Closing, except to the extent reasonably required to complete the Splitter LP Liquidation, (i) […***…] shall not (A) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), enter into any derivative arrangement with respect to, create or suffer to exist any Liens (other than Permitted Liens) on any of the Shares or any right or interest therein or consent to any of the foregoing or (B) directly or indirectly take or cause the taking of any other action that would be reasonably expected to restrict, limit or interfere with the performance of […***…] obligations under this Agreement, (ii) […***…]

***Confidential Treatment Requested

shall cause […***…] not to (A) conduct any business other than holding equity interests in the Splitter LP and the Units, (B) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), enter into any derivative arrangement with respect to, create or suffer to exist any Liens (other than Permitted Liens) on any of the equity interests in the Splitter LP […***…] or any right or interest therein or consent to any of the foregoing, (C) incur any Indebtedness or other Liabilities, (D) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity securities, or (E) enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect, and (iii) […***…] shall cause the Splitter LP not to (A) conduct any business other than holding the Units, (B) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), enter into any derivative arrangement with respect to, create or suffer to exist any Liens on any of the Units held by Splitter LP or any right or interest therein or consent to any of the foregoing, (C) incur any Indebtedness or other Liabilities, or (D) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity securities.

7.02      Access to Books and Records. Subject to Section 8.07, from the date hereof until the Closing Date, the Company shall provide the Purchasers and their authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of […***…], the Company and their respective Subsidiaries in order for the Purchasers to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company Group; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchasers if such access or disclosure would reasonably be likely to (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) waive any legal privilege or (iii) be in violation of applicable Law (including the HSR Act and other anti-competition Laws) or the provisions of any agreement entered into prior to the date of this Agreement to which the Company or any of its Subsidiaries is a party. The Purchasers acknowledges that the Purchasers are and remain bound by the Confidentiality Agreement, between Horizon Pharma plc and Crealta Holdings LLC dated September 24, 2015 (the “Confidentiality Agreement”).

7.03      Regulatory Filings. As soon as practicable following the date hereof until the Closing, to the extent not previously completed, the Company shall make or cause to be made all filings and submissions required under the HSR Act and any other material Laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. Until the Closing, the Company shall coordinate and cooperate with the Purchasers in exchanging such information and providing such assistance as the Purchasers may reasonably request in connection with all of the foregoing.

***Confidential Treatment Requested

7.04       Conditions The Company and the Representative shall use commercially reasonable efforts to cause the conditions set forth in Section 4.01 to be satisfied as soon as practicable following the date hereof and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article IV (other than those to be satisfied at the Closing itself); provided that none of the Company, […***…], the Representative nor the Sellers shall be required to expend any funds to obtain any consent from any Governmental Entity required under Section 4.01. The Company and the Representative shall deliver to the Purchasers, no later than […***…] Business Days prior to the Closing Date, an appropriate payoff letter, dated no more than […***…] Business Days prior to the Closing Date, from each holder of Closing Date Indebtedness, which are indicated on the Indebtedness Schedule, indicating the amounts payable to such Person to fully satisfy such Indebtedness as of the Closing Date and stating that upon payment of such amount that such holder shall release his, her or its Liens and other security interests in, and agree to execute and/or file Uniform Commercial Code Termination Statements and such other documents or endorsements reasonably necessary to release his, her or its Liens and other security interest in, the assets and properties of Company Group, and that all obligations with respect to the related Indebtedness shall be satisfied (subject to the survival of obligations, if any, that by the terms of the documentation governing such Indebtedness continue after full repayment and termination of such Indebtedness) (each, a “Payoff Letter”).

7.05       Exclusive Dealing

(a)         During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, the Company and […***…] shall not, and shall cause their respective Subsidiaries not to, and shall not authorize or instruct any Company Representative to (i) solicit, initiate, discuss or knowingly encourage or facilitate the submission of any Takeover Proposal by any Person, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company or […***…] that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person or (iii) enter into any agreement, arrangement, letter of intent, term sheet, understanding or Contract with any Person the terms of which require it to abandon or terminate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Company Representative, acting on behalf of, and with the authorization of, any member of the Company Group, shall be deemed to be a breach of this Section 7.05(a) by the Company.

(b)         Neither the board of managers of the Company or […***…] shall (i) withdraw or modify in a manner materially adverse to the Purchaser or Merger Sub, the approval or recommendation by such board of managers of this Agreement or the transaction contemplated hereby, or (ii) approve or recommend any Takeover Proposal.

(c)         In addition to the obligations of the Company and […***…] set forth in paragraphs (a) and (b) of this Section 7.05, each of the Company and […***…] shall promptly (and in all events within […***…]) advise the Purchaser orally and in writing of any request by any Person to the Company or […***…] for nonpublic information that the

***Confidential Treatment Requested

Company or […***…] reasonably believes is likely to lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company or […***…], or any inquiry by any Person directed to the Company or […***…] with respect to or which the Company or […***…] reasonably believes is likely to lead to any Takeover Proposal and the material terms and conditions of such request or inquiry, and shall promptly provide the Purchaser with a true, correct and complete copy of any Takeover Proposal that is received by the Company or […***…] (or on their behalf). The Company shall, promptly after the execution of this Agreement, request the return or destruction of any confidential information shared in connection with any terminated discussions or negotiations with respect to any Takeover Proposal. Each of the Company and […***…] shall (and shall cause its Affiliates and its and their respective representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent or an Affiliate of Parent) conducted heretofore with respect to any Takeover Proposal.

7.06      Notification. From the date hereof until the Closing Date, if the Company has knowledge of any variances from the representations and warranties contained in Article V that would cause the condition set forth in Section 4.01(a) not to be satisfied, the Company shall, as soon as practicable (but in any event at least […***…] Business Days prior to the Closing), disclose to the Purchaser in writing such variances. The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement.

7.07      Unitholder Consent. The Company shall, in accordance with the Company LLC Agreement and the applicable requirements of the Delaware LLC Law, obtain the written consents of Unitholders for the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby (the “Member Written Consent”). The Company shall deliver to the Purchaser the Member Written Consent executed by Unitholders who collectively constitute the Required Member Vote no later than […***…] following the time of execution and delivery of this Agreement.

7.08      Company Equity Plan. As soon as reasonably practicable following the date of this Agreement the Company shall obtain any necessary determinations and/or resolutions of the board of managers of the Company or a committee thereof and shall take any other actions that may be necessary (under the Company Equity Plan and award agreements pursuant to which Options are outstanding or otherwise) (a) to deliver, prior to the Closing, all required notifications of the Merger and the other transactions contemplated by this Agreement to the holders of Options, (b) to cancel and extinguish the Options as contemplated in Section 1.05 of this Agreement, and (c) to terminate the Company Equity Plan immediately prior to the Effective Time.

7.09      Termination of Certain Agreements and Company 401(k) Plan. The Company shall take all such steps as may be necessary to terminate, effective as of or prior to the Closing, all of the agreements set forth on the Terminated Affiliated Transactions Schedule. If requested in writing by the Purchaser at least […***…] days prior to the Closing Date, the Company shall adopt or cause to be adopted written resolutions providing for the termination of the Company 401(k) Plan (a copy of which shall be provided reasonably in advance to the Purchaser for its review and the Company shall consider in good faith all comments received

***Confidential Treatment Requested

from the Purchaser on such resolutions prior to their adoption), with such termination effective as of no later than the date immediately preceding the Closing Date but contingent on the occurrence of the Closing.

7.10       Liquidation of Splitter LP. Prior to the Closing, (a) […***…] shall cause (i) the Splitter LP to be dissolved, (ii) the general partner of the Splitter LP to liquidate and wind up the Splitter LP (including all Liabilities and obligations of the Splitter LP), in each case, in accordance with applicable Law and the terms of the Organizational Documents of the Splitter LP (collectively, the “Splitter LP Liquidation”) and (b) […***…] shall provide to the Purchasers reasonable documentation evidencing the Splitter LP Liquidation in accordance with the terms of this Section 7.10.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01       Access to Books and Records. From and after the Closing, for a period of […***…], the Purchasers shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date, but excluding where such books and records are subject to (a) a dispute between the parties or (b) attorney-client privilege or other privilege which would be impaired by such disclosure; provided, that the Persons provided such access shall treat any non-public information of the Company Group as confidential and shall not disclose such information to any third party, and (ii) employees of the Purchasers, the Surviving Company and their Affiliates for purposes of better understanding books and records. Unless otherwise consented to in writing by the Representative, the Purchasers shall, and shall cause the Surviving Company and its Subsidiaries to, for a period of […***…] following the Closing Date, retain and not otherwise dispose of the books and records of the Company and its Subsidiaries relating to periods prior to the Closing Date in a manner reasonably consistent with the practices of the Purchasers for similar books and records.

8.02       Notification. From the date hereof until the Closing Date, if the Purchasers become aware of any variances from the representations and warranties contained in Article VI that would cause the condition set forth in Section 4.02(a) not to be satisfied, the Purchasers shall, as soon as practicable, disclose to the Representative and the Company in writing such variances.

8.03       Director and Officer Liability and Indemnification.

(a)         For a period of […***…] after the Closing Date, the Purchasers shall not, and shall not permit the Surviving Company or its Subsidiaries to amend, repeal or otherwise modify any provision in […***…], the Company’s or the Company Subsidiaries’ certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers, managers and/or directors (unless

***Confidential Treatment Requested

required by Law), it being the intent of the parties that the officers, managers and directors of the Company and its Subsidiaries shall, subject to the terms, conditions and limitations thereof, continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law and the Purchasers shall cause […***…], the Surviving Company and its Subsidiaries to, honor and perform under all such indemnification obligations owed to any of the individuals who were officers, managers and/or directors of […***…], the Company or its Subsidiaries at or prior to the Closing Date under the terms, and subject to the conditions and limitations, of such governing documents.

(b)         Prior to or at the Closing, the […***…] shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the individuals who were officers, managers and directors of the Company Group at or prior to the Closing Date that shall provide such officers, managers and directors with coverage for […***…] following the Effective Time of not less than the existing coverage (in amount and scope) and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company […***…]. After the Effective Time, the Purchasers and the Surviving Company shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c)         If the Surviving Company, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.03. The provisions of this Section 8.03 are intended for the benefit of, and will be enforceable by, each current and former officer, manager, director or similar functionary of the Company or its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(d)         Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individuals who were officers, managers or directors of […***…], the Company and its Subsidiaries at or prior to the Closing Date or any other party covered by directors’ and officers’ liability insurance, on or prior to the […***…] anniversary of the Closing Date, the provisions of this Section 8.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

***Confidential Treatment Requested

8.04      Employment and Benefit Arrangements.

(a)         For at least […***…] following the Closing Date, the Purchasers shall cause the Surviving Company to provide to the Covered Employees, for so long as such Covered Employees remain employees of the Purchasers, the Surviving Company or any Subsidiary thereof, with base salary and cash incentive compensation targets that are no less favorable than the base salary and cash incentive compensation targets provided to such employees prior to the Closing and either (i) maintain in effect on behalf of employees of the Company and its Subsidiaries all employment, severance, termination, retirement and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) of the Company or its Subsidiaries as in effect as of the date hereof (the “Company Plans”), or (ii) provide all employees of the Company and its Subsidiaries with such compensation and benefit plans, programs, arrangements, agreements and policies as are provided to similarly situated employees of the Purchasers and/or their Affiliates. If the Purchasers require termination of the Company 401(k) Plan pursuant to Section 7.09, the Purchasers shall permit the employees of the Surviving Company and its Subsidiaries who are participants in the Company 401(k) Plan to be eligible immediately following the Closing to participate in a 401(k) plan maintained by the Purchasers or their Affiliates (the “Purchaser’s 401(k) Plan”) and to make rollover contributions of their account balances from the Company 401(k) Plan that are “eligible rollover distributions” (as defined in Section 402(c)(4) of the Code) to the Purchaser’s 401(k) Plan, including rollovers of promissory notes evidencing any outstanding plan loans under the Company 401(k) Plan.

(b)         Notwithstanding anything to the contrary in this Section 8.04, for fiscal year 2015, the Purchaser shall pay, or shall cause the Surviving Company to pay, in accordance with the terms of the Company’s annual bonus plan (except that any employee who is terminated without cause by the Purchaser, the Surviving Company or any of their respective Subsidiaries shall be deemed to have satisfied any continued employment requirement or other requirement that such employee be employed by the Surviving Company or any of its Subsidiaries at the time of the bonus payment) at such time as payment is made under the Purchaser’s annual bonus plan (but provided that such payment shall be made no later than March 15, 2016) bonuses to Company Employees in an aggregate amount that at a minimum equals the amount of the total bonus accrual for Company Employees reflected as current liabilities in the calculation of Net Working Capital (as finally determined under Article II).

(c)         To the extent a Covered Employee remains an employee of the Purchasers, the Surviving Company or any Subsidiary thereof, and such Covered Employee is eligible to participate in such plans (or would be eligible to participate in such plans after giving effect to provision of such service credit) the Purchasers shall use commercially reasonable efforts to provide such Covered Employees with service credit for all purposes (other than for purposes of benefit accrual under a defined benefit pension plan) under any compensation or benefit plans, programs, arrangements, agreements and policies sponsored by the Purchasers or any of their Affiliates, except to the extent duplication of benefits would result. To the extent that the Purchasers modify any welfare benefit coverage or plan under which the Covered Employees participate, the Purchasers shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such Covered Employees credit under the new coverages or benefit plans for deductibles,

***Confidential Treatment Requested

co-insurance and out-of-pocket payments that have been paid during the year in which such welfare benefit coverage or plan modification occurs. The Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation §54.4980B-9.

(d)         Nothing in this Section 8.04 shall (i) be construed to limit the right of the Purchasers, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Company) to amend or terminate any Company Employee Plan or other benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan and subject to compliance with the other provisions of this Section 8.04, or (ii) be construed as a guarantee of continued employment or to require the Purchasers, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Company) to retain the employment of any Covered Employee or any other particular Person for any fixed period of time following the Effective Time, which employment may be terminated at any time in accordance with applicable Law. Nothing in this Section 8.04 shall give any third party, including any Covered Employees, any right to enforce the provisions of this Section 8.04 as a third-party beneficiary.

8.05      Regulatory Filings.

(a)         To the extent not previously completed, the Purchasers, the Company and their respective representatives shall (i) take all of the steps reasonably necessary, and proceed diligently and in good faith, using reasonable best efforts to, within […***…] Business Days after the date hereof, make or cause to be made all filings and submissions required under the HSR Act or any other applicable antitrust or noncompetition Laws or regulations (“Antitrust Laws”) or other Laws applicable for the consummation of the transactions contemplated herein, and (ii) provide such other information and communication to any Governmental Entity or other Persons as such Governmental Entity or other Persons may reasonably request in connection therewith.

(b)         In connection with their obligations under Section 8.05(a), each of the Purchasers and the Company shall, to the extent permitted by applicable Law, (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any Proceeding by a private party, in each case with respect to this Agreement or the transactions contemplated hereby, (ii) notify each other of all documents filed with, submitted to or received from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any such governmental filing or submission hereunder and (iv) reasonably cooperate with each other in connection with and in advance of any such filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any Action initiated by a private party. Subject to applicable laws relating to the exchange of information, each of the Purchasers and the Company (A) shall have the right to review in advance, and to the extent practicable each will consult with each other with respect to, all information that appears in any filing made with, or written materials submitted to, any Governmental Entity with respect

***Confidential Treatment Requested

to this Agreement or the transactions contemplated hereby in connection with the HSR Clearance, and (B) shall give the other a reasonable opportunity to attend and participate in meetings and telephone conferences with any such government agency relating to the foregoing. To the extent permitted by applicable law, the Company will not, nor will it permit any of its representatives to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the transactions contemplated by this Agreement without the Purchaser’s prior review and approval.

(c)         Notwithstanding the foregoing, neither the Purchasers nor any of their Affiliates shall be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of any assets or businesses of the Company, the Purchasers or any of their respective Affiliates, unless such action would not have a material adverse impact on the Purchasers, any of their Subsidiaries or Affiliates, the Company or its Subsidiaries.

(d)         The […***…] shall be responsible for all filing fees under the HSR Act, other Antitrust Laws and all other Laws or regulations applicable to the […***…]. The […***…] shall cause the filings under the HSR Act to be considered for grant of “early termination.”

8.06      Conditions. The Purchasers and the Merger Sub shall use all commercially reasonable efforts to cause the conditions set forth in Section 4.02 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article IV (other than those to be satisfied at the Closing itself).

8.07      Contact with Customers and Suppliers. Prior to the Closing, the Purchasers and the Purchaser’s Representatives may only contact and communicate with the customers, service providers and suppliers of the Company and its Subsidiaries regarding the transactions contemplated hereby after prior consultation with and written approval of the Representative.

ARTICLE IX

ADDITIONAL COVENANTS

9.01      Disclosure Generally. All Disclosure Schedules and exhibits attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. Without modifying or limiting the introductory language to Article V or Article VI, all references to this Agreement herein or in any of the Disclosure Schedules or exhibits shall be deemed to refer to this entire Agreement, including all Disclosure Schedules and exhibits.

***Confidential Treatment Requested

9.02      Provision Respecting Legal Representation. Each of the Purchasers, the Merger Sub, […***…], the Company and their respective Subsidiaries hereby agrees, on its own behalf and on behalf of its directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between the Purchasers, the Surviving Company and/or their respective Subsidiaries, on the one hand, and the Representative, the Sellers and/or their respective Affiliates, Kirkland & Ellis LLP (“K&E”) may represent the Representative, the Sellers or any of their respective directors, managers, equityholders, members, partners, officers, employees or Affiliates in such dispute even though the interests of such Persons may be directly adverse to the Purchasers, the Surviving Company or any of their respective Subsidiaries, and even though K&E may have represented the Company or any of the Company’s Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchasers, the Company or any of their respective Subsidiaries. The Purchasers and the Merger Sub further agree that, as to all communications among K&E, the Company, any of the Company’s Subsidiaries, the Representative, the Sellers and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Representative (on behalf of the Sellers) and may be controlled by the Representative and shall not pass to or be claimed by the Purchasers, the Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Purchasers, the Surviving Company or any of their respective Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company or any of the Surviving Company’s Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Surviving Company nor any of the Surviving Company’s Subsidiaries may waive such privilege without the prior written consent of the Representative, on behalf of the Sellers.

9.03      Tax Matters.

(a)         Responsibility for Filing Tax Returns.

(i)          The Representative, on behalf of the Sellers, shall prepare or cause to be prepared and timely file or cause to be timely filed (with the cooperation of the Purchasers) any (i) partnership income Tax Returns for the Company or the Splitter LP and […***…] in each case, with respect to taxable periods ending on or before the Closing Date (“Seller Prepared Returns”), and timely remit or cause to be timely remitted any Taxes shown thereon to the appropriate Governmental Entity.

(ii)          The Purchasers shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries and […***…] that are not Seller Prepared Returns for all periods (or portions thereof) ending prior to or including the Closing Date the due date of which (including extensions) is after the Closing Date (“Purchaser Prepared Returns”), and timely remit or cause to be timely remitted any Taxes shown thereon to the appropriate Governmental Entity. To the extent any Taxes shown as due on Purchaser Prepared Returns that are prepared in accordance with Section 9.03 are Indemnified Taxes (which excludes, for the

***Confidential Treatment Requested

avoidance of doubt, any such Taxes taken into account in the calculation of Net Working Capital or Transaction Expenses in the calculation of the Final Merger Consideration pursuant to Article II), the Purchasers and the Representative shall jointly direct the Escrow Agent to distribute cash from the Escrow Account in the amount of such Indemnified Taxes prior to the due date for payment of such Taxes.

(iii)    Each Seller Prepared Return and Purchaser Prepared Return shall be prepared and timely filed in a manner consistent with applicable Law, Sections 9.03(e) and 9.03(g), and to the extent not inconsistent with the foregoing, past practice, provided in the case of Purchaser Prepared Returns that such past practice reflects at least a “more likely than not” position (if such position is available). At least […***…] prior to the date on which each income or other material Tax Return described this Section 9.03(a) is required to be filed, the Representative shall submit such Seller Prepared Return to the Purchaser, and the Purchaser shall submit such Purchaser Prepared Return to the Representative, in each case for the other’s review and approval as provided in the third-to-last sentence of this Section 9.03(a)(iii). The Purchaser and the Representative shall consider in good faith any reasonable comments provided by the other. No Tax Return described in this Section 9.03(a) shall be filed without the written consent of the Purchaser or the Representative, as applicable, which consent may not be unreasonably withheld, conditioned or delayed. If the parties are unable to resolve any dispute arising under this Section 9.03(a) within […***…] days for the final due date of filing an applicable Tax Return (including available automatic extensions), the parties shall submit the dispute to the Accounting Firm, which will promptly determine those matters in dispute (based on presentations from the parties and not based on its independent review) and will render a written report as to the disputed matters. The costs and expenses of the Accounting Firm will be […***…].

(b)         Amendment of Tax Returns. Without the prior written consent of the Representative (not to be unreasonably withheld, conditioned or delayed), the Purchasers will not (i) except for Tax Returns that are filed in accordance with Section 9.03(a), file or amend or permit the Surviving Company or any of its Subsidiaries or […***…] to file or amend any Tax Return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (ii) with respect to Tax Returns filed pursuant to Section 9.03(a), after the date such Tax Returns are filed pursuant to Section 9.03(a), amend or permit any of the Surviving Company or any of its Subsidiaries or […***…] to amend any such Tax Return, (iii) extend or waive, or cause to be extended or waived, or permit the Surviving Company or any of its Subsidiaries or […***…] to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or (iv) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a Pre-Closing Tax Period for any of the Company or any of its Subsidiaries or […***…].

(c)         No Section 338 Election. None of the Purchasers, the Merger Sub, the Company or any of their Affiliates shall make any election under Code §338 (or any similar provision under state, local or foreign Law) with respect to the transactions contemplated by this Agreement.

***Confidential Treatment Requested

(d)         Transfer Taxes. Any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, equity transfer tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, shall be […***…]. The party responsible under applicable Law for submitting payment of Transfer Taxes to the applicable Tax authority shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, the Purchasers, […***…], the Surviving Company or any Company Subsidiary, or any or all of the Sellers shall join in the execution of any such Tax Returns and other documentation.

(e)         Determinations Concerning Pre-Closing Taxes. In connection with the preparation of Tax Returns under Section 9.03(a), the determination of Net Working Capital, and the determination of Indemnified Taxes, the Purchasers and the Sellers agree that:

(i)          In the case of any Straddle Period: (A) the amount of any Tax based on or measured by income, receipts, or payroll of a member of the Company Group attributable to a Pre-Closing Tax Period (A) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if the taxable period of such partnership or other “flowthrough” entity ended as of the end of the Closing Date), and (B) the amount of other Taxes of the members of the Company Group attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period through and including the Closing Date and the denominator of which is the number of days in such taxable period.

(ii)          To the extent permitted by applicable Law, all Transaction Tax Deductions shall be treated as properly allocable to a Pre-Closing Tax Period ending on the Closing Date. The parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success-based fees that are deductible in a Pre-Closing Tax Period. The Purchasers and the Sellers agree to prepare all U.S. federal, state and local income Tax Returns with respect to […***…], the Company and its Subsidiaries consistent with this Section 9.03(e)(ii), whether or not such Tax Return is described in Section 9.03(a).

(f)         Request for Tax Returns. At the request of the Representative, the Purchasers shall deliver to the Representative copies of all Tax Returns relating to the tax periods (or portions thereof) ending on or prior to the Closing.

(g)         Tax Treatment. The Purchasers, […***…], the Company, the Surviving Company, any of its Subsidiaries, and the Sellers agree to report, act and file all Tax Returns in a manner consistent with the following U.S. federal income tax treatment (and unless otherwise required by applicable Law, none shall take any position inconsistent therewith in any Tax Claim):

***Confidential Treatment Requested

(i)          the transactions effected pursuant to this agreement shall be treated as the purchase of the Shares by the Purchaser followed immediately thereafter by the purchase of all the membership interests of the Company […***…] by the Purchaser, and that all membership interests of the Company held by […***…];

(ii)          […***…] shall have a Tax year that ends as of the end of the day on the Closing Date;

(iii)         the Company (as a result of termination under Code §708(b)), shall have a Tax year that ends as of the end of the day on the Closing Date, and shall file a valid and timely election under Code §754 (and any corresponding provision of state Law) with respect to such Tax year; and

(iv)         neither the Company nor the Splitter LP shall make the election described in Code §6241(g)(4), as amended pursuant to the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, §1101, in respect of any Tax Return relating to a Pre-Closing Tax Period (including any amendments thereof).

(h)         Cooperation on Tax Matters. The Purchasers and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Tax Returns or Taxes of the Company and its Subsidiaries or […***…]. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(i)         Tax Contests.

(i)          At its election, the Representative, on behalf of the Sellers, will have the responsibility for, and the right to control, any audit, litigation or other proceeding with respect to Taxes or Tax Returns of any member of the Company Group (each, a “Tax Claim”) that relates solely to one or more taxable periods ending on or prior to the Closing Date; provided, however, that the Purchaser and the Surviving Company will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claims (including any administrative appeals thereof), and the Representative shall not dispose of any Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser shall, at its own expense, be permitted to participate in any Tax Claim controlled by the Representative. Notwithstanding the foregoing, if any limits on indemnification hereunder would materially limit the Purchaser Indemnified Parties’ recovery for the expected potential Damages arising under a Tax Claim, the Purchaser shall be entitled to control of the Tax Claim with counsel of its own choosing, provided that in all cases the Representative

***Confidential Treatment Requested

shall be permitted to elect to control any U.S. federal or state income Tax audit of the Company for a taxable period ending on or prior to the Closing Date. For the avoidance of doubt, if the Representative does not elect to defend a Tax Claim to which it is entitled to assume control pursuant to this Section 9.03(i)(i), the reasonable third party out-of-pocket expenses incurred by the Purchaser in connection therewith shall constitute Damages.

(ii)         With respect to all Tax Claims not described in Section 9.03(i)(i) above, the Purchaser and the Surviving Company will have the responsibility for, and the right to control such Tax Claims, but, in respect of obligations under Section 9.03, with respect to any Tax Claim that relates in whole or in part to a Pre-Closing Tax Period or could reasonably be expected to give rise to material Indemnified Taxes, the Representative, on behalf of the Sellers, shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claims (including any administrative appeals thereof) to the extent related to Pre-Closing Tax Periods or Indemnified Taxes, and the Surviving Company shall not dispose of any Tax Claim to the extent it relates to Pre-Closing Tax Periods or Indemnified Taxes without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(j)          No Intermediary Transaction Tax Shelter. Neither the Purchasers nor the Merger Sub nor their Affiliates shall take any action with respect to the Company or its Subsidiaries or […***…] that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(k)          Purchase Price Allocation. Within […***…], the […***…] shall prepare and deliver to the […***…] an allocation of the Final Merger Consideration (plus any assumed liabilities required to be taken into account) amongst the assets of the Company and its disregarded entity Subsidiaries (the “Purchase Price Allocation”) for the Purchasers’ review and approval. The Purchase Price Allocation shall be prepared in accordance with applicable Law, including in accordance with Code §1060, §751 and §755 and the Treasury Regulations promulgated thereunder (and any similar Law, as appropriate). Within […***…] days after the Representative’s delivery of the Purchase Price Allocation, the Purchasers shall deliver to the Representative either a notice accepting the Purchase Price Allocation or a statement setting forth objections thereto and the basis for such objections. The Purchaser and the Representative shall use good faith efforts to resolve any such objections. If they are unable to mutually agree on the Purchase Price Allocation, they shall submit the dispute to the Accounting Firm, which will promptly determine those matters in dispute (based on presentations from the parties and not based on its independent review) and will render a written report as to the disputed matters. The costs and expenses of the Accounting Firm will be split evenly between the Purchaser and the Representative (on behalf of the Sellers). The parties agree to file all U.S. federal, state and local income Tax Returns in a manner consistent with the Purchase Price Allocation.

***Confidential Treatment Requested

ARTICLE X

TERMINATION

10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of the Purchaser and the Representative (on behalf of the Company);

(b)         by the Purchaser upon written notice to the other parties hereto, if there has been a violation or breach by any member of the Company Group or […***…] of any covenant, representation or warranty contained in this Agreement, which violation or breach (i) would cause the conditions set forth in Section 4.01(a) or Section 4.01(b) to not then be satisfied and (ii) has not been waived by the Purchaser in writing or, if curable, cured by the Company within […***…] days after receipt by the Company of written notice thereof from the Purchaser; provided, however, that the Purchaser may not so terminate if it has breached this Agreement so as to cause any conditions set forth in Section 4.02(a) or Section 4.02(b) not to be then satisfied;

(c)         by the Representative (on behalf of the Company) upon written notice to the other parties hereto, if there has been a violation or breach by the Purchaser or Merger Sub of any covenant, representation or warranty contained in this Agreement, which violation or breach (i) would cause the conditions set forth in Section 4.02(a) or Section 4.02(b) to not then be satisfied and (ii) has not been waived by the Representative (on behalf of the Company) in writing or, if curable, cured by the Purchaser within […***…] days after receipt by the Purchaser of written notice thereof from the Representative (on behalf of the Company); provided that the following violations or breaches shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller and shall be deemed breaches or violations that prevent the satisfaction of the conditions to the obligations of the Seller at the Closing: (i) a breach by the Purchaser of Section 3.02, (ii) the failure of the Closing to occur on the date specified in Section 3.01 or (iii) the failure to deliver the Closing Cash Consideration on the Closing Date as required hereunder; provided further that the Representative (on behalf of the Company) may not so terminate if any member of the Company Group or […***…] has breached this Agreement so as to cause any conditions set forth in Section 4.01(a) or Section 4.01(b) not to be then satisfied;

(d)         by the Purchaser or the Representative (on behalf of the Company) upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before […***…] (such date, the “Outside Date”); provided that (i) the right to terminate this Agreement under this Section 10.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing of the transactions contemplated hereby to occur on or prior to such date, (ii) in the event that all of the conditions contained in Article IV (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) are satisfied prior to the Outside Date but the HSR Condition is not satisfied at least […***…] prior to the Outside Date, either the Purchaser or the Representative may elect, by notice to the other party at least […***…] prior to the Outside Date, to extend the Outside Date to […***…] (the “Extended Outside

***Confidential Treatment Requested

Date”) and (iii) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in Article IV (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs […***…] Business Days or less prior to the Outside Date or, as applicable, the Extended Outside Date, then neither the Purchaser nor the Representative (on behalf of the Company) shall be permitted to terminate this Agreement pursuant to this Section 10.01(d) until the […***…] Business Day after the Outside Date or, as applicable, the Extended Outside Date; or

(e)         by the Purchaser, if the Required Member Vote has not been obtained by the Company within […***…] following the execution and delivery of this Agreement.

10.02    Effect of Termination. Any termination of this Agreement under Section 10.01 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event this Agreement is terminated by either the Purchaser or the Company as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.02, Article XI and Article XII and the Confidentiality Agreement), and there shall be no Liability on the part of the Purchaser, Merger Sub, Representative, the Company or the Sellers to one another, except for any willful breaches of this Agreement prior to the time of such termination.

ARTICLE XI

DEFINITIONS

11.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Additional Merger Consideration” means, as of any date of determination, without duplication, any consideration paid or payable to the Sellers pursuant to Section 2.02 pro rata in accordance with each Seller’s Residual Percentage.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Allocable Portion of the Closing Merger Consideration” means, with respect to any Unit outstanding immediately prior to the Effective Time (which for this purpose shall include all Units issuable upon exercise of all Options outstanding immediately prior to the Effective Time), an amount, rounded down to the nearest whole cent, equal to that portion, if any, of the Closing Merger Consideration that would be payable in respect of such Unit if the Company were liquidated immediately after the Closing and the Closing Merger Consideration was available for distribution to the Sellers in accordance with Section 4.1 of the Company LLC Agreement (assuming, for the avoidance of doubt, that all Incentive Units have vested and all Options have been exercised prior to such distribution).

“Allocated Units” means Units that are not Unallocated Units.

***Confidential Treatment Requested

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois or New York, New York.

“Closing Date Cash” means all cash and cash equivalents held by the Company, […***…] and/or their respective Subsidiaries as of immediately prior to the Closing.

“Closing Date Indebtedness” means all Indebtedness of the Company, […***…] and/or their respective Subsidiaries as of immediately prior to the Closing.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company 401(k) Plan” means the Crealta Pharmaceuticals 401(k) Plan.

“Company Employee” means any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any member of the Company Group or any Company Predecessor Entity.

“Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, or other similar agreement, or contract between any member of the Company Group or any Company Predecessor Entity and any Company Employee.

“Company Employee Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) and each other material program, policy, practice, contract, agreement, commitment or other arrangement providing or promising benefits to any Company Employee or any beneficiary or dependent thereof that is sponsored or maintained by any member of the Company Group or any Company Predecessor Entity or to which any member of the Company Group or any Company Predecessor Entity contributes or is obligated to contribute or has or may have any material Liability, whether or not written, funded or unfunded including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material compensation, bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity or similar award, severance, termination pay, employment, performance award, change of control or material fringe benefit plan, program or policy, except such definition shall not include any Company Employee Agreement.

“Company Equity Plan” means the Crealta Holdings LLC 2014 Non-Qualified Unit Option Plan.

“Company Group” means […***…], the Company, and their respective Subsidiaries.

***Confidential Treatment Requested

“Company IP” means: (i) all Intellectual Property relating to the Company Products in which the Company or any Company Subsidiary has an ownership interest; and (ii) all other Intellectual Property with respect to which the Company or any Company Subsidiary has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 2, 2013 (as amended).

“Company Owned IP” means the Company IP that is owned (or purported to be owned) by the Company or any Company Subsidiary.

“Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Company Predecessor Entity” means any company or entity to which the Company or any Company Subsidiary is a successor.

“Company Products” means all products that have been since […***…], are currently or are currently scheduled to be marketed, sold, licensed or provided by the Company or any of its Subsidiaries, including KRYSTEXXA® (pegloticase), MIGERGOT® (ergotamine tartrate and caffeine suppositories) and MELOXICAM ZYDIS (i.e., any formulation of MELOXICAM that incorporates, is manufactured with or otherwise uses Zydis® Fast Dissolving Dosage Form).

“Company Representative” means with respect to any member of the Company Group, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, and other advisors and representatives of such member of the Company Group.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment.

“Covered Employees” shall mean employees who are employed by any member of the Company Group at the Effective Time.

“Damages” shall mean losses, costs, damages and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts that have been incurred or properly paid by an Indemnified Party.

“Environmental Requirements” means any Law, any judicial and administrative order or determination concerning (a) pollution or the protection, preservation or restoration of the environment (including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances or hazardous wastes, or petroleum); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) public health and safety issues (including occupational safety and health) solely with respect

***Confidential Treatment Requested

to exposure to Hazardous Substances; in each case of (a) through (c) as enacted as of or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Amount” means $[…***…].

“Escrow Distribution” means each distribution of the Escrow Funds to the Paying Agent and the Surviving Company pursuant to Section 12.06.

“Escrow Period” means the period beginning on […***…] and ending at 11:59 pm Central Time on the date that is […***…].

“Executive Employee” means each of […***…].

“FDA” means the United States Food and Drug Administration.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Foreign Plan” shall mean any plan, program, policy, practice, agreement or other arrangement mandated by a government other than the United States, any Company Employee Plan maintained or contributed to by the Company or any member of the Company Group that is not subject to United States law, and any Company Employee Plan that covers or has covered employees whose services are performed primarily outside of the United States.

“Fundamental Representations” means the representations and warranties set forth in […***…].

“GAAP” means United States generally accepted accounting principles.

“Government Official” means (i) any officer or employee of any Governmental Entity, (ii) any Person acting in an official capacity on behalf of a Governmental Entity, (iii) any officer or employee of a Person that is majority or wholly owned by a Governmental Entity, (iv) any officer or employee of a public international organization, such as the World Bank or the United Nations or (v) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party, in each case, acting in his or her official capacity.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department,

***Confidential Treatment Requested

political subdivision, tribunal or other instrumentality thereof, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Hazardous Substances” means shall mean any substance for which exposure is regulated by any Governmental Entity or any Law due to its dangerous or deleterious properties or characteristics, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, toxic mold, mold spores and mycotoxins or polychlorinated biphenyls.

“Healthcare Laws” means (i) the Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, (ii) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (iii) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (iv) HIPAA, (v) the Controlled Substances Act (21 U.S.C. §801 et seq.), (vi) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, and (vii) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Entities that regulate the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, distributing or marketing of biopharmaceutical products, or related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the regulations promulgated thereunder and comparable state Laws.

“Incentive Unit” means any Unit that is or was subject to vesting.

“Indebtedness” means, as of any particular time, without duplication, (a) all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (prepayment, redemption or otherwise)) of the Company, […***…] and/or their respective Subsidiaries (i) for borrowed money, (ii) in respect of capitalized leases (as determined in accordance with GAAP), (iii) evidenced by notes, bonds, debentures, mortgages, indentures or similar contracts, instruments or agreements, (iv) in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded, (v) for break fees or other breakage costs for contracts or agreements relating to interest rate or currency protection, swap agreements, collar agreements or other hedging arrangement, (vi) pursuant to any surety bond, performance bond or other guarantee of contractual obligations, to the extent a claim has been

***Confidential Treatment Requested

made against such bond obligation or guarantee as of such time, […***…].

“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) of any member of the Company Group for all Pre-Closing Tax Periods (calculated in accordance with Section 9.03(e)), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) any and all Taxes of any Person imposed on a member of the Company Group as a transferee or successor, by contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transfer Taxes that are the responsibility of the Sellers under Section 9.03(d), (v) all Transaction Payroll Taxes, and (vi) any Taxes attributable to inaccuracies in the certifications delivered pursuant to Sections 4.01(h) or 4.01(i)(ii); […***…].

“Intellectual Property” means any or all of the following: (i) copyrights and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, trade dress, domain names, URLs, logos and other source identifiers, and registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; (v) statutory invention registrations, invention disclosures, inventions, know-how, trade secrets, software, formulae, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) and other proprietary information, and (vi) all rights

***Confidential Treatment Requested

under, in or to any of the foregoing that may exist or be created under the laws of any jurisdiction in the world.

“IRS” shall mean the United States Internal Revenue Service.

“Law” means any law, rule, regulation, judgment, injunction, order, ordinance, statute, ruling or decree issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court or other Governmental Entity.

“Liability” means any liability, debt, obligation, deficiency, penalty, assessment, fine, claim or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Liens” means any encumbrance, hypothecation, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other charge or claim of a similar nature in or on any asset, property or property interest.

“Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate, has, or would reasonably be expected to have, a materially adverse effect on (a) the assets, properties, results of operations, business or financial condition of […***…], the Company and their respective Subsidiaries taken as a whole or (b) the ability of […***…] or the Company to consummate the transactions contemplated by this Agreement; provided, however, that with respect to the foregoing clause (a), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence or development attributable to (i) the announcement or execution of this Agreement, (ii) conditions generally affecting the industries in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general (including currency fluctuation) or the markets in which the Company and its Subsidiaries operate; (iii) any change in applicable Laws, (iv) actions specifically required to be taken under applicable Laws, this Agreement by the Company or any Subsidiary thereof (excluding any covenants relating to the operation of the Company and its Subsidiaries in the Ordinary Course of Business); (v) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vi) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; provided that, in the case of clauses (ii), (iii), (v) and (vii) above, if such change, effect, event, occurrence or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then such change, effect, event, occurrence or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

***Confidential Treatment Requested

“Net Working Capital” means (i) current assets […***…] of the Company, […***…] and/or their respective Subsidiaries as of immediately prior to the Closing, minus (ii) current liabilities […***…] of the Company, […***…] and/or their respective Subsidiaries as of immediately prior to the Closing.

“OCS” means the Office of the Chief Scientist of Israeli Ministry of the Economy.

“Optionholder” means a holder of Options.

“Options” means options to acquire the Company’s Common Units.

“Ordinary Course of Business” means the ordinary course of business, including with regard to nature, frequency and magnitude, and otherwise consistent with past practice.

“Organizational Documents” means with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (ii) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iii) if a limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iv) if any other type of entity (including any non-U.S. entity), the formation or organizational documents and the governing documents, (v) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, or registration rights agreements, and (vi) any amendment or supplement to any of the foregoing.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which adequate accruals or reserves have been established on the Latest Balance Sheet in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which adequate accruals or reserves have been established on the Latest Balance Sheet in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, as applicable, and which do not adversely affect, impair or interfere with the current use, occupancy or operation of such Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially affect, impair or interfere with the occupancy or use of the Leased Real Property, as applicable for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) title to any portion of the Leased Real Property lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use

***Confidential Treatment Requested

of such Leased Real Property; (vi) Liens on goods in transit incurred pursuant to documentary letters of credit set forth on the Contracts Schedule; and (vii) Liens set forth on the Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Registered IP” means all Intellectual Property that is registered, filed or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Residual Percentage” means the percentage set forth next to each Seller’s name on the Closing Payment Schedule.

“Selected Licensed IP” means all Company IP, other than Company Owned IP, relating to KRYSTEXXA® (pegloticase).

“Senior Management Agreement” shall have the meaning ascribed to such term in the Disclosure Schedules.

“Splitter LP” means GTCR/Crealta Splitter LP, a Delaware limited partnership.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

***Confidential Treatment Requested

“Takeover Proposal” means any proposal or offer from any Person (other than the Purchasers or their Affiliates or their respective representatives) for any acquisition by such Person (whether by merger, recapitalization, consolidation, arrangement, amalgamation, purchase of capital stock or other equity securities, purchase of assets, takeover bid or otherwise) of (a) all or a substantial amount of assets of any member of the Company Group (other than an acquisition of assets of the Company Group in the Ordinary Course of Business or as permitted under the terms of this Agreement) or (b) more than a […***…] interest in the total voting securities of the Company or […***…] or any tender offer or exchange offer that if consummated would result in any Person beneficially owning […***…] or more of any class of equity securities of the Company or […***…] or any merger, consolidation, or business combination of the Company or […***…] with any unaffiliated third party, other than the transactions contemplated by this Agreement.

“Target Net Working Capital Amount” means $[…***…].

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Representations” means the representations and warranties set forth in Section 5.08 (Tax Matters).

“Tax Returns” means any return, declaration, statement, election, report, claim for refund, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax (or provided to a third party pursuant to applicable Tax Laws, such as withholding Tax certificates).

“Transaction Documents” mean this Agreement, the Escrow Agreement and all other agreements, instruments and certificates expressly contemplated by this Agreement to be executed and delivered by any party in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” shall mean, […***…], (a) all fees, costs and expenses accrued, incurred or otherwise payable by […***…], the Company, any Subsidiary thereof and/or the Representative (and/or any of their respective Affiliates) at or prior to the Closing in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including any of the foregoing that are payable in connection with the negotiation, documentation and execution of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (including any of the foregoing payable to counsel, investment bankers or other representatives or advisors of […***…], the Company, any Subsidiary thereof and/or the Representative (and/or any of their respective Affiliates), in each case to the

***Confidential Treatment Requested

extent unpaid as of the Closing), (b) any commission, severance, bonus, or other similar payment or benefit of any kind payable by any member of the Company Group contingent solely upon the consummation of the Merger (including the employer portion of any payroll or employment Taxes incurred or accrued with respect to such payments), and (c) any costs, expenses, fees or other payments owed or payable by any member of the Company Group in connection with the termination or settlement of any Affiliated Agreements in accordance with Section 7.09; […***…].

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to any accelerated vesting of Incentive Units, option exercises, option cash-outs, bonuses, or other compensatory payments made in connection with the transactions contemplated by this Agreement on or about or prior to the Closing Date.

“Transaction Tax Deductions” means any income Tax deductions that […***…] deductible by […***…], the Company or its Subsidiaries on or prior to the Closing Date and result from or are attributable to expenses, fees or payments of or by the Sellers, […***…], the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including all such amounts that are (i) included in Net Working Capital, Indebtedness or Transaction Expenses (including Transaction Payroll Taxes), (ii) Closing Option Consideration and any other compensatory amounts payable pursuant to the transactions contemplated by this Agreement, or (iii) deferred financing fees; provided that, to the extent applicable, the parties agree to apply and make the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success based fees within the scope of such revenue procedure. Any dispute regarding whether […***…] is met shall be referred to the Accounting Firm for final resolution.

“Unallocated Unit Vesting Reporting Amount” shall mean the amount to be reported by the Company or its applicable Subsidiary in respect of the vesting of a Unitholder’s Unallocated Units at Closing, which amount shall be equal to the sum of (i) the portion of the Closing Merger Consideration that the Unitholder is entitled to receive (treating, for the avoidance of doubt, the Representative Holdback as if it were paid to the Sellers on the Closing Date), and (ii) the portion of the Escrow Amount that such Unitholder would be entitled to receive if the Escrow Amount were paid to the Sellers on the Closing Date, in each case determined before taking into account any withholding Taxes.

“Unallocated Units” means Units granted pursuant to Items 1 or 2 on the Conduct of Business Schedule.

“Unitholder” means a holder of Units.

***Confidential Treatment Requested

“Units” means the Company’s Common Units.

11.02     Other Definitional Provisions.

(a)          Accounting Terms.    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)          Successor Laws.    Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03     Index of Defined Terms.

Page
Additional Merger Consideration	61
Affiliate	61
Agreement	2
Allocable Portion of the Closing Merger Consideration	61
Anti-Corruption Laws	62
Antitrust Laws	53
Audited Financial Statements	18
Authorized Action	80
Base Consideration	5
[…***…]	2
[…***…]	2
Business Day	62
Certificate of Merger	3
Closing	11
Closing Balance Sheets	9
Closing Date	11
Closing Date Cash	62
Closing Date Indebtedness	62
Closing Merger Consideration	5
Closing Option Consideration	7
Closing Payment Schedule	4
COBRA	62
Code	32
Company	2
Company 401(k) Plan	62
Company Employee	62
Company Employee Agreement	62
Company Employee Plan	62

Page
Company Equity Plan	62
Company Group	62
Company IP	63
Company LLC Agreement	63
Company Owned IP	63
Company Pension Plan	63
Company Plan	52
Company Predecessor Entity	63
Company Products	63
Company Registered IP	28
Company Representative	63
Company Subsidiary	16
Confidentiality Agreement	47
Contract	63
Covered Employees	63
Delaware LLC Law	2
Disclosure Schedules	16
Effective Time	3
Environmental Requirements	63, 64
ERISA	64
Estimated Cash	4
Estimated Indebtedness	4
Estimated Net Working Capital Amount	4
Estimated Transaction Expenses	4
FDA	64
Final Merger Consideration	5
Financial Statements	18
FMLA	64
Foreign Plan	64

***Confidential Treatment Requested

Former Seller	80
Fundamental Representations	64
GAAP	64
Governmental Entity	64
Governmental Official	64
Hazardous Substances	65
Healthcare Laws	65
HIPAA	65
HSR Act	31
Incentive Unit	65
Indebtedness	65
Initial Report	92
Intellectual Property	66
IRS	67
K&E	55
Latest Balance Sheet	18
Latest Statement of Income and Cash Flows	18
Law	67
Leased Real Property	21
Letter of Transmittal	6
Liability	67
Liens	67
Material Adverse Effect	67
Material Contracts	25
Member Written Consent	49
Merger	2
Merger Sub	2
Merger Sub Interest	4
Net Working Capital	68
Objections Statement	10
OCS	68
OCS Grant	30
Optionholder	68
Options	68
Ordinary Course of Business	68
Organizational Documents	68
Outside Date	60
Paying Agent	6
Payoff Letter	48
Permits	34
Permitted Liens	68
Person	69
Pre-Closing Statement	4
Pre-Closing Tax Period	56
Preliminary Statement	9

Proceeding	69
Purchase Price Allocation	59
Purchaser	2
Purchaser Prepared Returns	55
Purchaser’s 401(k) Plan	52
Purchaser’s Representatives	47
Rebuttal Report	93
Registered IP	69
Representative	2
Representative Expenses	8
Representative Holdback Amount	8
Required Member Vote	17
Residual Percentage	69
Schedule	16
Securities Act	43
Selected Products	69
Seller Prepared Returns	55
Sellers	2
[…***…]	2
Splitter LP	69
[…***…]	2
Straddle Period	69
Subsidiary	69
Successor Seller	80
Surviving Company	3
Surviving Company LLC Agreement	7
Tail D&O Policy	12
Takeover Proposal	70
Target Net Working Capital Amount	70
Tax	70
Tax Claim	58
Tax Returns	70
Taxes	70
Transaction	2
Transaction Documents	70
Transaction Expenses	70
Transaction Payroll Taxes	71
Transaction Tax Deductions	71
Transfer Taxes	57
Unallocated Unit Company Closing Payment Amount	11
Unaudited Financial Statements	18
Unitholder	71
Units	72
Valuation Firm	10
WARN Act	37

***Confidential Treatment Requested

ARTICLE XII

MISCELLANEOUS

12.01     Survival of Representations, Warranties, Covenants and Agreements.    The representations and warranties of the Company contained in Article V of this Agreement or in any certificate delivered to Parent or Merger Sub by or on behalf of the Company in connection herewith and the covenants and agreements contained in this Agreement that are to be performed by the Company prior to Closing (the “Pre-Closing Covenants”) shall survive until the termination of […***…]; provided, that (a) the Tax Representations shall survive until the date that is […***…] days after the applicable statute of limitations for the subject matter of such representations and warranties expires and (b) the Fundamental Representations shall survive until 11:59 p.m. Pacific Time on the date that is […***…] following the Closing Date; provided, further, that any claim that is properly asserted in writing pursuant to this Article XII prior to the expiration of the survival period applicable to such representation or warranty set forth above shall survive until such claim is finally resolved and satisfied. Except for Section 6.10, the representations and warranties of the Purchasers and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement shall terminate […***…]. All covenants and other agreements contained in this Agreement other than the Pre-Closing Covenants shall survive […***…] in accordance with their respective terms. It is the express intent of the parties hereto that, if the applicable survival period for an item as contemplated by this Section 12.01 is shorter or longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced or extended, as applicable, to the shortened or extended survival period contemplated hereby, as the case may be. The parties hereto acknowledge that the time periods set forth in this Section 12.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

12.02     Indemnification by the Sellers. Subject to the other provisions of this Article XII and the Escrow Agreement, following the Closing, each Seller shall, severally and not jointly, in accordance with such Seller’s Residual Percentage, indemnify the Purchasers and the Surviving Company, their respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents, other representatives, successors and permitted assigns (each a “Purchaser Indemnified Party”) in respect of, and hold them harmless against, any Damages suffered, incurred or sustained by any Purchaser Indemnified Party resulting from or arising out of:

(a)         any inaccuracy in or breach, as of the date of this Agreement and/or as of the Effective Time (as if such representation or warranty had been made as of the Effective Time), of any representation or warranty made by the Company in Article V of this Agreement or in any certificate delivered to Parent or Merger Sub by or on behalf of the Company in connection herewith;

***Confidential Treatment Requested

(b)         any breach or nonfulfillment by any member of the Company Group, […***…] or the Representative of any of their respective covenants, obligations or agreements contained in this Agreement;

(c)         regardless of the disclosure of any matter set forth in the Disclosure Schedules, the allocation or misallocation of the Closing Merger Consideration, the Additional Merger Consideration and/or Escrow Distributions amongst the Sellers, including as a result of any inaccuracy or error in the Closing Payment Schedule;

(d)         any claim by a current or former holder of Units, Options or Shares or any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of capital stock, membership interests or other equity securities of any member of the Company Group, including any claims for breaches of fiduciary duties owed to such Person in such capacity; or (ii) any rights of a stockholder or other equity holder (other than in the case of clauses “(i)” and “(ii)” claims based on the rights of any such Person to receive a portion of the payments contemplated to be made to such Person hereby as and to the extent set forth herein), including any option, preemptive rights or rights to notice or to vote;

(e)         any Closing Date Indebtedness or Transaction Expenses in each case, to the extent not taken into account in the calculation of the Final Merger Consideration in accordance with Article II;

(f)         regardless of the disclosure of any matter set forth in the Disclosure Schedules, any Indemnified Taxes; and/or

(g)         the Splitter LP Liquidation.

12.03     Indemnification Limitations

(a)         Except in the case of fraud and claims under Section 9.03, (i) this Article XII shall be the exclusive means for any Purchaser Indemnified Party to collect any Damages for which it is entitled to indemnification under this Agreement and (ii) the Purchaser Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 12.02(a) […***…]; provided, that in no event shall any Seller’s aggregate Liability to the Purchaser Indemnified Parties for indemnification claims pursuant to this Article XII and Section 9.03 exceed […***…]. The parties acknowledge that there shall not be any duplicative recovery for any Damages arising from the same facts and circumstances.

(b)         Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Party shall be entitled to recover any Damages related to any particular claim for indemnification under Section 12.02(a), unless and until the amount of such Damage

***Confidential Treatment Requested

for which it would otherwise be entitled to indemnification under Section 12.02(a) exceeds $[…***…] (the “Per Claim Deductible”) (it being understood and agreed that (i) any claim for an amount of less than the Per Claim Deductible shall be disregarded in determining whether the Indemnity Deductible has been exceeded and (ii) any Damage or Damages resulting from any single claim or series of related claims arising out of or resulting from the same facts, events, or circumstances shall be deemed to be one and the same claim for these purposes and shall be aggregated in determining whether the Per Claim Deductible was exceeded); provided, that the Per Claim Deductible shall not apply to (i) any claims for fraud or (ii) any Damages related to the inaccuracy in or breach of any of the Fundamental Representations or the Tax Representations.

(c)         Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Party shall be entitled to recover any Damages under Section 12.02(a) unless and until the aggregate Damages in excess of the Per Claim Deductible for which they would otherwise be entitled to indemnification under Section 12.02(a) exceed $[…***…] (the “Indemnity Deductible”) (at which point the Purchaser Indemnified Parties shall become entitled to be indemnified only for such Damages in excess of the Indemnity Deductible); provided, that the Indemnity Deductible shall not apply to (i) any claims for fraud or (ii) any Damages related to the inaccuracy in or breach of any of the Fundamental Representations or the Tax Representations.

(d)         For purposes of Section 12.02(a), a breach shall be determined without regard to any qualification based on materiality, Material Adverse Effect or similar qualifier contained in such representation or warranty (or in any defined term contained in such representation or warranty other than the first sentence of Section 5.06 and the definition of “Material Adverse Effect” in Article XI. Additionally, a Purchaser Indemnified Party’s entitlement to indemnification pursuant to this Agreement will not be affected by any examination made for or on behalf of any of such parties or the knowledge of any of their respective officers, directors, Affiliates, employees, agents or representatives.

(e)         No Seller shall be liable to any Purchaser Indemnified Party for any Damages to the extent such Damages constitute punitive damages, except to the extent such punitive damages are sought or obtained by a third party.

(f)         The amount of any Damages that are subject to indemnification under this Article XII shall be calculated net of the amount of any insurance proceeds, contribution, indemnification payments or similar payments or reimbursements actually received by the Purchaser Indemnified Parties in respect of such Damages (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery), provided, that nothing in this Section 12.03(f) shall be construed as or give rise to an obligation to seek any such insurance, indemnification or reimbursement. No Purchaser Indemnified Party shall have any right of indemnification hereunder with respect to any Damages or alleged Damages to the extent that the Damage or alleged Damage is included in the calculation of Net Working Capital or deducted as Indebtedness or Transaction Expenses in the determination of Final Merger Consideration.

***Confidential Treatment Requested

(g)         All indemnification payments made to the Purchasers from the Escrow Account shall be treated by the parties as an adjustment to the proceeds received by the Sellers pursuant to Article I of this Agreement.

(h)         Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnified Parties shall not be entitled to any indemnification for Taxes attributable to transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business (other than as explicitly contemplated by this Agreement) or transactions that occur or are deemed to occur at or immediately prior to or immediately following the Closing that are solely attributable to Purchaser’s financing of the transactions contemplated by this Agreement.

12.04     Indemnification Claims Procedure.

(a)         If a Purchaser Indemnified Party determines in good faith that such Purchaser Indemnified Party has a bona fide claim for indemnification pursuant to this Article XII, then the Purchaser (on behalf of any Purchaser Indemnified Party) shall deliver to the Representative a written notice (a “Claim Notice”) (i) stating that a Purchaser Indemnified Party has a claim for indemnification pursuant to this Article XII, (ii) to the extent possible, providing a good faith non-binding, preliminary estimate of the amount of indemnifiable Damages such Purchaser Indemnified Party claims to have incurred or suffered or could reasonably be expected to incur or suffer (the “Estimated Claim Amount”); and (iii) specifying in reasonable detail (based upon the information then possessed by such Purchaser Indemnified Party) the material facts known to the Purchaser Indemnified Party giving rise to such claim. Subject to this Article XII, no delay in providing such a Claim Notice shall affect a Purchaser Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Sellers are actually and materially prejudiced by such delay. At the time of delivery of any Claim Notice, the Purchaser shall deliver a duplicate copy of such Claim Notice to the Escrow Agent (on behalf of the applicable Purchaser Indemnified Party).

(b)         If the Representative in good faith objects to any claim made in a Claim Notice, then the Representative shall deliver a written notice (a “Claim Dispute Notice”) to the Purchaser and the Escrow Agent during the […***…] calendar day period commencing upon receipt by the Representative of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the relevant Claim Notice. If no Claim Dispute Notice is delivered prior to the expiration of such […***…] calendar day period, then (i) each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in favor of the Purchaser Indemnified Party for purposes of this Article XII on the terms set forth in the Claim Notice and (ii) as applicable, if any funds remain in the Escrow Account, then the Purchaser may, in its sole and absolute discretion, direct the Escrow Agent to deliver cash from the Escrow Account to the Purchaser in accordance with this Section 12.04, or as otherwise required pursuant to this Article XII, the Sellers shall make payment to the Purchaser Indemnified Party in respect of the Damages set forth in such Claim Notice.

(c)         Following delivery of a Claim Dispute Notice, the Purchaser and the Representative shall attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If the Purchaser and the Representative agree to a resolution of such objection,

***Confidential Treatment Requested

then (i) a memorandum setting forth the matters conclusively determined by the Purchaser and the Representative shall be prepared and signed by both parties and (ii) as applicable, if such memorandum calls for a payment to a Purchaser Indemnified Party and any funds remain in the Escrow Account, the Purchaser may, in its sole and absolute discretion, direct the Escrow Agent to act in accordance with such memorandum and distribute cash from the Escrow Account in accordance therewith, or as otherwise required pursuant to this Article XII, the Sellers shall make payment to the Purchaser Indemnified Party in accordance with such memorandum.

(d)         If no such resolution can be reached during the […***…] calendar day period following receipt of a given Claim Dispute Notice, then upon the expiration of such […***…] calendar day period, either the Purchaser or the Representative may bring suit to resolve the objection in accordance with Sections 12.14 and 12.18 and 12.19. The decision of the trial court as to the validity and amount of any claim in such Claim Notice shall be non-appealable, binding and conclusive upon the Purchaser and the Sellers. As applicable, if such decision calls for a payment to a Purchaser Indemnified Party and any funds remain in the Escrow Account, the Purchaser may, in its sole and absolute discretion, direct the Escrow Agent to act in accordance with such decision and distribute cash from the Escrow Account in accordance therewith, or as otherwise required pursuant to this Article XII, the Sellers shall make payment to the Purchaser Indemnified Party in accordance with such decision. Judgment upon any award rendered by the trial court may be entered in any court having competent jurisdiction.

12.05     Third Party Claims. In the event of the assertion of any actual or possible Proceeding that has been or may be brought or asserted by a third party against a Purchaser Indemnified Party and that may be subject to indemnification pursuant to this Agreement (each, a “Third-Party Claim”), the Purchaser shall proceed with the defense of such Third-Party Claim on its own (and the costs and expenses incurred by the Purchaser in connection with the defense, settlement or resolution of such Third-Party Claim (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) may be included in the Damages for which the Purchaser may seek indemnification pursuant to a claim made hereunder). Representative shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Purchaser’s claim for indemnification under this Agreement at Representative’s expense, and at its option shall be entitled to assume the defense thereof with reputable counsel reasonably acceptable to the Purchaser; provided that Representative shall continue to be entitled to assert any limitation on any claims contained herein; and provided further that Representative shall not have the right to assume control of such defense if (i) the claim which Representative seeks to control (a) involves a claim that is reasonably likely to have a material adverse effect on the reputation, customer or supplier relations or future business prospects of the Purchasers, the Surviving Company or any of their respective Affiliates, (b) seeks equitable or injunctive relief, except where equitable or injunctive relief is incidental to a primary claim or claims for monetary damages and such claim is not reasonably likely to result in equitable or injunctive relief, (c) is brought by a Governmental Entity, (d) involves criminal allegations or (e) would reasonably be expected to result in greater liability to Purchaser Indemnified Parties than the Sellers, taking into account the Indemnity Deductible, the Escrow Amount and other limitations on indemnification herein or (ii) the Representative (or counsel selected by Representative) has failed or is failing to prosecute or defend such claim, and is provided written notice of such failure by the Purchaser Indemnified Party and such failure is not reasonably cured within […***…] Business Days of receipt of

***Confidential Treatment Requested

such notice. In the event that the Representative assumes the defense of any Third-Party Claim pursuant to the prior sentence, the Purchaser shall be entitled to participate in the defense of such Third Party Claim with separate counsel at the Purchaser’s expense. Neither the Purchaser nor Representative shall not have the right to settle, adjust or compromise such Third-Party Claim without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), it being agreed that the other party shall consent to any settlement, adjustment or compromise of such Proceeding unless the settlement will result in injunctive or other equitable relief being imposed against the Sellers, on the one hand, or against the Purchaser or any member of the Company Group, on the other, as the case may be, or the settlement does not expressly and unconditionally release the Sellers, on the one hand, or the Purchaser or the Company Group, on the other, as applicable, from all liabilities and obligations with respect to such Third-Party Claim without prejudice, except for payments that would be required to be paid by Representative representing the Indemnity Deductible and/or the Per Claim Deductible. The Purchasers shall give the Representative prompt notice of the commencement of any such Third-Party Claim against a Purchaser Indemnified Party; provided, that any failure on the part of the Purchaser to so notify the Representative shall not limit any of the obligations of the Sellers pursuant to this Article XII (except and only to the extent such failure actually and materially prejudices the defense of such Third-Party Claim). For the avoidance of doubt, Tax Claims shall be subject to Section 9.03(i) rather than this Section 12.05.

12.06     Release of Escrow Amount.

(a)         On the […***…] Business Day following the termination of the Escrow Period, the Escrow Agent shall release the then remaining Escrow Funds (to the extent such funds have not been utilized to pay the Purchaser Indemnified Parties for any indemnification claims under this Article XII) to (i) the Paying Agent for further distribution to the Sellers (other than the Optionholders in respect of Options) and (ii) the Surviving Company (or any successor thereto) for further distribution to the Optionholders in respect of the Options, in each case, in accordance with Section 1.04 and Section 1.05, as applicable; provided, that the Escrow Agent shall retain an amount (up to the total amount of the then remaining Escrow Funds) equal to the amount of any claims for indemnification asserted in good faith prior to the termination of the Escrow Period but which are not yet resolved (each such claim, an “Unresolved Claim”). The amount of the Escrow Funds retained for each Unresolved Claim shall be released (to the extent such funds are not utilized to indemnify any Purchaser Indemnified Party for such Unresolved Claim in accordance with the terms of this Agreement) by the Escrow Agent to the Paying Agent or the Surviving Company, as applicable, in accordance with the prior sentence upon the final and binding resolution of such Unresolved Claim in accordance with this Article XII and the Escrow Agreement.

(b)         Notwithstanding anything herein to the contrary, at least […***…] Business Days prior to any Escrow Distribution to the Sellers, the Representative shall deliver to the Purchasers an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of such Escrow Distribution payable to each Seller.

***Confidential Treatment Requested

12.07     Representative.

(a)         Authority.     By the approval of this Agreement pursuant to the Delaware LLC Law, the Sellers hereby irrevocably constitute and appoint the Representative as the representative, agent, proxy, and attorney-in-fact for each of the Sellers for all purposes authorized under this Agreement, including the full power and authority on the Sellers’ behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Representative Holdback Amount; (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Units and execute such further instruments of assignment as the Purchaser or the Merger Sub shall reasonably request; (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto; (vi) (A) to dispute or refrain from disputing, or to deliver instructions, on behalf of such Seller relative to any amounts to be received by such Seller under any Transaction Document or any other agreement contemplated hereby or thereby, any claim made by the Purchaser under any Transaction Document or any other agreement contemplated hereby or thereby, (B) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, the Transaction Documents or any other agreement contemplated hereby or thereby (including pursuant to Article XII of this Agreement), and (C) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of the Sellers in connection with the Transaction Documents or any other agreement contemplated hereby or thereby and paying any fees related thereto; (viii) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (ix) to retain the Representative Holdback Amount and pay amounts therefrom in accordance with this Agreement; and (x) to do each and every act and exercise any and all rights which such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement or any other Transaction Document; provided, however, that, notwithstanding the foregoing, the Representative shall not have the authority to agree to any amendment of this Agreement or enter into any agreement or take any of the foregoing actions that would treat any Units differently than other Units. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a “Former Seller”) and, as a result, the agency and power of attorney conferred by this Section 12.07 is revoked by operation of law, it shall not be a breach by such Former Seller under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Seller (each a “Successor Seller”) confirms the appointment of the Representative as agent and attorney-in-fact for such Successor Seller. All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(b)         Authority; Indemnification.     Each Seller agrees that the Purchasers, the Merger Sub and the Surviving Company shall be entitled to rely on any action taken by the Representative, on behalf of such Seller, pursuant to Section 12.07(a) above (an “Authorized

Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. The Purchasers and the Merger Sub agree that the Representative, as the Representative, shall have no Liability to the Purchaser and the Merger Sub for any Authorized Action, except to the extent that such Authorized Action is found by a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Seller hereby severally (based on such Seller’s Residual Percentage), for itself only and not jointly and severally, agrees to indemnify and hold harmless the Representative against all fees, costs and expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

(c)         Exculpation.       The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any Liability imposed by law for willful misconduct. The Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provision or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any Liability to any Seller by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(d)         Representative Holdback Amount.    The Representative will be entitled to obtain reimbursement from the Representative Holdback Amount for any payments, fees, costs and expenses of the Representative payable by the Representative pursuant to this Agreement and will distribute in its discretion any remaining portion of the Representative Holdback Amount to the Sellers on a pro rata basis according to each Seller’s Residual Percentage, it being understood and agreed that such distribution(s) shall be the responsibility of the Representative only and that neither the Purchaser nor the Surviving Company shall have any obligation to ensure that such distribution is, or distributions are, made.

12.08     Press Releases and Communications.         Other than delivery of an information memorandum to the Sellers by the Company regarding the transactions contemplated by this Agreement (it being agreed that the Company shall give the Purchaser a reasonable opportunity to review and comment on such information memorandum and the Company shall give reasonable consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser), no press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint approval of the Purchaser and the Representative, unless required by Law (in the reasonable advice of counsel), court order or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of the Purchasers or any of their Affiliates are listed, in which case the Purchaser and the Representative, as the case may be, shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

12.09     Expenses.     Except as otherwise expressly provided herein, the Company and the Representative, on the one hand, and the Purchasers and the Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Purchasers shall pay the Transaction Expenses on behalf of […***…] and the Company and its Subsidiaries as provided in Section 3.02(i).

12.10     Knowledge Defined.    For purposes of this Agreement, (a) “the Company’s knowledge” and “knowledge of the Company” as used herein shall mean the actual knowledge, of each of […***…] and (b) “the Purchaser’s knowledge” as used herein shall mean the actual knowledge of […***…]

12.11     Notices.     All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile device to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Merger Sub and, after the Closing, the Surviving Company:

c/o Horizon Pharma, Inc. 520 Lake Cook Road, Suite 520
Deerfield, Illinois 60015 Attn: General Counsel Facsimile No.: (847) 572-1631

***Confidential Treatment Requested

Notices to the Purchaser:

HZNP Limited

HP House

1 Laffan Street

Hamilton HM-09

BERMUDA

Attn: Kevin Insley

Fax: +1 (441) 292-1244

with copies to (which shall not constitute notice):

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Attn:    Barbara Borden

Facsimile No.: (858) 550-6420

Notices to the Representative:

GTCR Fund X/B LP

c/o GTCR LLC

300 North LaSalle Street, Suite 5600

Chicago, Illinois 60654

Attn:    Constantine S. Mihas

Facsimile No.: (312) 382-2201

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn:    Sanford E. Perl, P.C.

            Michael H. Weed, P.C.

Facsimile No.: (312) 862-2200

or to such other address with respect to a party as such party notifies the other in writing as above provided.

12.12     Assignment.     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser or the Merger Sub without the prior written consent of the Company and the Representative; provided, however, without the prior written consent of the Company and the Representative, (i) the Purchaser may assign this Agreement or any of its rights or interests hereunder to any of its lenders as collateral security and (ii) the Purchaser may assign this Agreement or any of its rights, interests or obligations hereunder to any of its Affiliates, or any successors by operation of Law, or to any Person in connection with a reorganization, merger, acquisition, consolidation, sale of assets or other similar transaction. No assignment of any obligations hereunder shall relieve the parties of any of their obligations pursuant to this Agreement.

12.13     Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.14     References.    The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

12.15     Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are material or are or are not required to be disclosed, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or Disclosure Schedules is material or are or are not required to be disclosed. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, only those documents posted by the Company or a Person acting on its behalf to the online data room hosted on behalf of the Company and located at https://www.rrdvenue.com before 11:59 pm Chicago Time on the date that is one Business Day prior to the date of this Agreement shall be deemed hereunder to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company.

12.16     Amendment and Waiver.       Any provision of this Agreement or the Disclosure Schedules (other than updates to the Sellers Schedule and the Capitalization Schedule to reflect (i) the distribution of Units by Splitter LP upon completion of the Splitter LP Liquidation and (ii) grants of Incentive Units as set forth in Items 1 and 2 on the Conduct of Business Schedule, which amendments may be done in writing delivered by the Company to the Purchasers prior to the Closing) or Exhibits hereto may be amended or waived only in a writing signed by the Purchasers, the Merger Sub, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.17     Complete Agreement.    This Agreement and the documents referred to herein (including the other Transaction Documents and the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.18     Third-Party Beneficiaries.    Section 8.03 shall be enforceable by the current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.19     Waiver of Trial by Jury.   EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.20     Purchaser and Merger Sub Deliveries.   Each of the Purchasers and the Merger Sub agrees and acknowledges that, subject to Section 12.10, all documents or other items delivered or made available to the Purchasers’ authorized representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser and the Merger Sub for all purposes hereunder.

12.21     Delivery by Electronic Transmission.    This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf,

..tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

12.22     Counterparts.    This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.23     Governing Law.    All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of […***…], without giving effect to any choice of law or conflict of law rules or provisions (whether of […***…] or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than […***…].

12.24     Jurisdiction.     Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the […***…], and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.11 shall be deemed effective service of process on such party.

12.25     Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Purchasers, the Merger Sub, the Company or the Representative, as applicable, in accordance with their specific terms or were otherwise breached by the Purchasers, the Merger Sub, the Company or the Representative, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any of the Purchasers, the Merger Sub, the Company or the Representative, as applicable, and to enforce specifically the terms and provisions hereof against the Purchasers, the Merger Sub, the Company or the Representative, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

***Confidential Treatment Requested

12.26     Time is of the Essence.   The parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

Company:	CREALTA HOLDINGS LLC

	By:	/s/ Edward J. Fiorentino
		Name:	Edward J. Fiorentino
		Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

Purchaser:	HZNP LIMITED

	By:	/s/ Kevin Insley
Name: Kevin Insley
Title: Director

[…***…]	HORIZON PHARMA USA, INC.

	By:	/s/ Timothy P. Walbert
Name: Timothy P. Walbert
Title: President and Chief Executive Officer

Merger Sub:	CRIOSTAIL LLC

	By:	/s/ Timothy P. Walbert
Name: Timothy P. Walbert
Title: President and Chief Executive Officer

***Confidential Treatment Requested

Signature Page to Agreement and Plan of Merger

[…***…]

***Confidential Treatment Requested

Signature Page to Agreement and Plan of Merger (cont’d)

Representative:	GTCR FUND X/B LP

	By:	GTCR Partners X/B LP
	Its:	General Partner

	By:	GTCR Investment X LLC
	Its:	General Partner

	By:	/s/ Constantine S. Mihas
		Name:	Constantine S. Mihas
		Title:	Authorized Signatory

Signature Page to Agreement and Plan of Merger (cont’d)

EXHIBIT A

CERTIFICATE OF MERGER

OF

CRIOSTAIL LLC

(a Delaware limited liability company)

WITH AND INTO

CREALTA HOLDINGS LLC

(a Delaware limited liability company)

* * * * * * * * * *

In accordance with the provisions of Title 6, §18-209 of the

Delaware Limited Liability Company Act

* * * * * * * * * *

Crealta Holdings LLC, duly organized and existing under and by virtue of the laws of the State of Delaware (the “Company”), desiring to merge Criostail LLC, a Delaware limited liability company (the “Merger Sub”), with and into itself, pursuant to the provisions of Title 6, §18-209 of the Delaware Limited Liability Company Act, DOES HEREBY CERTIFY as follows:

FIRST:             The name and state of organization of the constituent limited liability companies of the merger (the “Merger”) are as follows:

NAME	STATE OF ORGANIZATION

Crealta Holdings LLC	Delaware

Criostail LLC	Delaware

SECOND:        An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by both of the limited liability companies.

THIRD:            The name of the surviving limited liability company of the Merger is Crealta Holdings LLC (the “Surviving Company”).

FOURTH:       An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Company, Crealta Holdings LLC, such address is 520 Lake Cook Road, Suite 520, Deerfield, IL 60015, and a copy of the Merger Agreement will be furnished by the Surviving Company, upon request and without cost, to any member of the limited liability companies or any person holding an interest in any other business entity which is to merge or consolidate.

FIFTH:            The Merger shall be effective immediately upon filing.

*                *                 *                *                *

IN WITNESS WHEREOF, said limited liability company has caused this certificate to be signed by an authorized person this      day of             , 2015.

Crealta Holdings LLC
a Delaware limited liability company

By:	/s/
Name:	Edward J. Fiorentino
Its:	Chief Executive Officer

Certificate of Merger

EXHIBIT B

Letter of Transmittal

For Units of

Crealta Holdings LLC

Surrendered Pursuant to

the Merger of

Criostail LLC with and into Crealta Holdings LLC

The Paying Agent for the Merger is: Continental Stock Transfer & Trust Company

DELIVERY INSTRUCTIONS

By Mail, Hand or Overnight Courier

Continental Stock Transfer & Trust Co.

17 Battery Place- 8th Floor

New York, NY 10004

Attention: Corporate Actions

For information please email: reorg@continentalstock.com or call (917) 262-2378

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

DESCRIPTION OF UNITS SURRENDERED
Name and Address of Unitholder (Please fill in, exactly as name appears on Unit Certificate(s))

Security Position(s) Surrendered (Attach additional signed list if necessary)

Type of Unit(s) (e.g., Capital Units, Incentive Units)	Unit Certificate Number(s)	Check box if Lost/Misplaced (See Instruction 10)	Number of Units Represented by Unit Certificate(s)
☐
☐
☐
☐
☐
☐

DELIVERY OF THIS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

CHECK PAYMENT INSTRUCTIONS

If you wish to have the cash consideration to be paid to you in the Merger (as defined herein) in exchange for your Unit(s) sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address

City, State, Zip

Country

WIRE PAYMENT INSTRUCTIONS

If you wish to have the cash consideration to be paid to you in the Merger (as defined herein) in exchange for your Unit(s) sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field, and the complete IBAN in the Account Number field, if available. A $50.00 wire transfer fee will be deducted from your payment.

Bank Name

Bank Routing Number (ABA Number)

Account Name*

Account Number

FFC Account Name (if applicable)

FFC Account Number (if applicable)

Bank Contact/Telephone Number

*Please provide the name on the account not the type of account. (If wire is to be issued to an account in a name other than that set forth above, See Instructions 3, 4, 5 and 7).

SPECIAL DELIVERY INSTRUCTIONS

If you wish to have the Merger cash consideration mailed to an address other than as shown in the box on page 1, please complete this box and the remainder of this Letter of Transmittal.

Address

City, State, Zip

Country

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 3, 4, 5, 7 and 11)

If you wish to have the cash consideration to be paid in the Merger (as defined herein) in exchange for your Unit(s) to someone other than the named Unitholder, please complete the remainder of this Letter of Transmittal and provide the payment instructions below.**

Payee Name

Address

City, State, Zip

Country

Tax Identification Number***

**Requires signature guarantee. See Instruction No. 3 to this Letter of Transmittal. ***Fill in Taxpayer Identification Number of Payee. See Instruction 11 to this Letter of Transmittal.

Reference is made to that certain Agreement and Plan of Merger, dated as of January 13, 2016, (“Merger Agreement”), by and among Crealta Holdings LLC, a Delaware limited liability company (“Company”), Criostail LLC, a Delaware limited liability company (“Merger Sub”), Horizon Pharma USA, Inc., a Delaware corporation […***…], HZNP Limited, a private company limited by shares organized under the laws of Ireland (“Purchaser,” and together with […***…], “Purchasers”), […***…] and GTCR Fund X/B LP, a Delaware limited partnership. Capitalized terms used herein but not defined shall have the meanings specified in the Merger Agreement.

In connection with the merger of Merger Sub with and into Company pursuant to the Merger Agreement (the “Merger”), and as part of the transactions described in the Merger Agreement, the undersigned hereby surrenders the below-described unit certificate(s) (the “Certificate(s)”) representing the Company’s Units (“Company Units”), in exchange for the right to receive, on the terms and subject to the conditions set forth in the Merger Agreement, an amount of cash equal to the Allocable Portion of the Closing Merger Consideration attributable to such Company Unit plus any Additional Merger Consideration attributable to such Company Unit plus any Escrow Distribution attributable to such Company Unit, at the times specified therein.

The undersigned (i) acknowledges that the undersigned has reviewed the Merger Agreement, and understands that the only consideration that the undersigned may be entitled to receive with respect to the undersigned’s Company Units in connection with the Merger is the consideration pursuant to the Merger Agreement (ii) consents to to the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (iii) irrevocably waives any right of dissent under applicable law and (iv) affirms the undersigned’s appointment of the Representative (as defined in the Merger Agreement) pursuant to Section 12.07I of the Merger Agreement (including the limitations set forth therein), which is incorporated by reference herein.

The undersigned acknowledges that, until surrendered in accordance with the terms of the Merger Agreement, each outstanding certificate representing Company Units will be deemed from and after the effective time of the Merger, for all purposes, to evidence only the right to receive cash amounts on the terms and subject to the conditions set forth in the Merger Agreement.

Unless otherwise indicated, the name and address of the owner of the Company Units represented by the Certificate(s) are correctly identified in the table entitled “Description of Units Surrendered” below. The undersigned represents and warrants that the undersigned is the owner of such units or has full power and authority to surrender the Certificate(s) on behalf of such owner, free and clear of all liens, claims and encumbrances. The undersigned will, upon request, execute and deliver any additional documents (the “Additional Documents”) reasonably deemed appropriate or necessary by Continental Stock Transfer & Trust Company (the “Paying Agent”) in connection with the surrender of the Certificate(s), and hereby permits the Paying Agent to send a copy of this Letter of Transmittal and any Additional Documents to the Purchaser. All authority conferred or agreed to be conferred in this Letter of Transmittal shall not be affected by, and shall survive, the undersigned’s death or incapacity, and all of the undersigned’s obligations under this Letter of Transmittal shall be binding upon the undersigned’s successors, assigns, heirs, executors, administrators and legal representatives.

The undersigned understands that surrender of the Certificate(s) will not be in acceptable form until receipt by the Paying Agent of this Letter of Transmittal, duly completed and signed with an original signature, together with all and any Certificate(s).

All questions as to validity, form and eligibility of any surrender of the Certificate(s) hereunder will be determined by the Purchaser (which may delegate power in whole or in part to the Paying Agent) in its reasonable discretion and such determination shall be final and binding. The undersigned understands that delivery of any cash amounts to which the holder of the Certificate(s) is entitled will be made as promptly as practicable after surrender of the Certificate(s) along with the properly completed and executed Letter of Transmittal; provided, however, that the actual amount of consideration to be received by the undersigned is subject to adjustment and the results of certain post-Closing items. The undersigned understands and agrees that a portion of the consideration to which the undersigned may be entitled under the Merger Agreement will be included in (i) escrow funds that will be delivered to an escrow agent (the “Escrow Agent”) and held in escrow pursuant to Section 3.02(e) of the Merger Agreement

***Confidential Treatment Requested

and the terms of the escrow agreement executed among the Escrow Agent, the Representative, the Purchaser and certain other parties thereto on the closing of the Merger (the “Escrow Agreement”), with such amounts to be disbursed by the Escrow Agent in accordance with the Escrow Agreement and (ii) a holdback amount which will be delivered to the Representative and held by the Representative pursuant to Section 1.08 of the Merger Agreement, with such amount to be disbursed by the Representative in accordance with the Merger Agreement. The undersigned further understands that the undersigned may in the future become entitled to receive all, a portion or none of the cash deposited in escrow with the Escrow Agent and of the holdback amount held by the Representative pursuant to Section 1.08 of the Merger Agreement.

The undersigned hereby acknowledges receipt of the documents delivered with this Letter of Transmittal, including, without limitation the Merger Agreement and a Form W-9 or Form W-8 (collectively with this Letter of Transmittal, the “Specified Documents”). The undersigned acknowledges that the undersigned has had the opportunity to review the Specified Documents, that the undersigned has consulted, or had the full opportunity to consult, with independent legal, tax, accounting, regulatory and financial advisors regarding the undersigned’s rights and obligations under the Specified Documents and that the undersigned fully understands the terms and conditions contained, and the transactions provided for, herein and therein. The undersigned further acknowledges and agrees to follow the instructions in the “Instructions” section in this Letter of Transmittal.

The undersigned hereby irrevocably constitutes and appoints the Representative as the true and lawful agent, proxy and attorney-in-fact of the undersigned with respect to the Company Units listed in the “Description of Units Surrendered” section of this Letter of Transmittal, and any and all rights represented thereby, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) and authority, to act in the name, place and stead of the undersigned for purposes of executing any documents and taking any actions that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate within the bounds of the Representative’s authority under the express terms of the Merger Agreement, including in connection with any claim for indemnification, compensation or reimbursement under Article XII of the Merger Agreement or any of the transactions contemplated thereby (subject to the limitations set forth therein). The authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the death, incapacity or dissolution of the undersigned, and all grants, appointments, acknowledgments, conveyances, deliveries, waivers and obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned. This transmittal, and the surrender of Company Unit(s) transmitted by this Letter of Transmittal, are irrevocable, provided that, if the Transaction is not consummated, this Letter of Transmittal will be returned to the undersigned.

The provisions of this Letter of Transmittal may be amended or waived only with the prior written consent of the Company, the Representative and the undersigned.

 THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OF TRANSMITTAL OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

The undersigned understands and agrees that the method of delivery of the Company Units and this Letter of Transmittal is at the election and risk of the holder of the Company Units. The undersigned hereby acknowledges that the undersigned has read the “Instructions” section in this Letter of Transmittal.

With respect to the undersigned’s surrendered Company Units, this Letter of Transmittal shall be void and of no force and effect if the Closing pursuant to the Merger Agreement fails to occur for any reason and the Merger Agreement is terminated in accordance with its terms.

The undersigned hereby (i) forever waives all dissenter’s, appraisal or similar rights under Delaware law and any other applicable laws, and (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the Company Units owned by the undersigned.

IMPORTANT - UNITHOLDER SIGNATURE PAGE

Must be signed by the named unitholder exactly as his, her or its name appears on the unit certificate(s). Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)

Dated

Sign Here X
(Signature of Owner)

Name(s)
(Please Print)

Capacity
(See Instruction 4)

Address

Area Code & Telephone No.

Email Address

Tax Identification No. (e.g., Social Security No.)
(Also complete the enclosed Form W-9 or provide the appropriate Form W-8, as applicable.”)

STOP – CAREFULLY REVIEW INSTRUCTION 3 PRIOR TO COMPLETING REMAINDER OF PAGE

SIGNATURE GUARANTEE
(This section should be completed by the individual applying the MSG Stamp)

(Apply Medallion Signature Guarantee Stamp Here)

INSTRUCTIONS

Delivery of Letter of Transmittal and Certificate(s).

  This Letter of Transmittal or a facsimile hereof, filled in and signed with an original signature, must be used in connection with the delivery and surrender of the Certificate(s). A Letter of Transmittal and the Certificate(s) must be received by the Paying Agent, in satisfactory form, in order to make an effective surrender. Delivery of the Certificate(s) and other documents shall be effected, and the risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) to the Paying Agent. The method of delivery of the Certificate(s) and other documents is at the election and risk of the unitholder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail, by hand or by overnight courier to Continental Stock Transfer & Trust Company, as Paying Agent, at the address shown above.

Terms of Conversion of the Units.

  Each Company Unit (as shown in the box on the first page of this Letter of Transmittal) will be converted at the effective time of the Merger into the right to receive the cash amounts as set forth and described in the Merger Agreement, without interest, and subject to applicable withholding.

Guarantee of Signature.

  The Certificate(s) need not be endorsed and unit powers and signature guarantees are unnecessary unless (a) the Certificate(s) is registered in a name other than that of the person surrendering the Certificate(s) or (b) such registered holder completes the Special Payment Instructions or Special Delivery Instructions. In the case of (a) above, any such Certificate(s) must be duly endorsed or accompanied by a properly executed unit power with the signature on the endorsement or unit power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.

Signatures on Letter of Transmittal and Endorsements.

  The signature must correspond with the name as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence reasonably satisfactory to the Paying Agent of the authority of such person so to act must be submitted.

Unit Transfer Taxes.

  If any payment for surrendered Company Units is to be made to any person(s) other than the person whose name is written on the face of the Certificate(s) representing such surrendered Company Units, it shall be a condition of the issuance and delivery of such check that the amount of any unit transfer taxes (whether imposed on the named unitholder or such person(s)) payable on account of the transfer (or transfers) of the surrendered Company Units shall be delivered to the Paying Agent or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to the Paying Agent before such check will be issued.

Validity of Surrender, Irregularities.

  All questions as to validity, form and eligibility of any surrender of Company Units hereby will be determined by Purchaser (which may delegate power in whole or in part to the Paying Agent) and such determination shall be final and binding; provided that if there are any defects in the surrender of the Certificate(s), Purchaser or the Paying Agent shall give notice of such defects to the named unitholder. Purchaser reserve the right to waive any irregularities or defects in the surrender of any Company Units and its interpretations of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

Special Payment Instructions.

  Indicate the name (and address) to which payment for the Company Units is to be made if different from the name of the person(s) signing this Letter of Transmittal. This transfer requires a Medallion Guarantee Program stamp which can be found at most banks and brokerages.

Requests for Information or Additional Copies.

  Information or additional copies of this Letter of Transmittal may be obtained from the Paying Agent by writing to the address on the front of this Letter of Transmittal or by calling the Paying Agent at (917) 262-2378.

Inadequate Space.

  If the space provided on this Letter of Transmittal is inadequate, the Company Unit certificate numbers and number of Company Units should be listed on a separate signed schedule affixed hereto.

Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s).

 You will not receive any consideration for your Company Units unless and until you deliver this Letter of Transmittal or a facsimile hereof, duly completed and signed, with original signature to the Paying Agent, together with the Certificate(s) representing such Company Units and any required accompanying evidences of authority in form satisfactory to Purchaser. If the Certificate(s) has (have) been lost or destroyed, such fact should be indicated on the face of this Letter of Transmittal. In such event, the Paying Agent will forward additional documentation and instructions necessary to be completed in order to effectively surrender the Company Units represented by such lost or destroyed Certificate(s) (including instructions relating to payment by holder of such lost or destroyed Certificate(s) of an indemnity/surety bond premium equal to 3% of the cash value of the Company Units represented by such Certificate(s) with a minimum of $100.00. No interest will be paid on amounts due for the Company Units.

11.  Form W-9. Each unitholder surrendering Units for payment is required to provide the Paying Agent with such holder’s correct Taxpayer Identification Number (“TIN”) and certain other information on a Form W-9 (included in this Letter of Transmittal), or an appropriate IRS Form W-8, as described below. Failure to provide such information or an adequate basis for exemption from backup withholding on the form may subject such holder to federal income tax withholding on cash payments made with respect to certificates by the Payor (as defined below). Please consult the instructions to the enclosed Form W-9 for instructions on how to complete the Form W-9.

IMPORTANT TAX INFORMATION

United States federal income tax law generally requires that if your units are accepted for payment and you are a U.S. Person (as defined below), you or your assignee (in either case, the “Payee”), must provide Purchaser (the “Payor”) with the Payee’s correct TIN, which, in the case of a Payee who is an individual, is generally the Payee’s social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the IRS and backup withholding in an amount equal to 28% (or the then-prevailing rate) of the proceeds received by the Payee pursuant to the Merger. Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount withheld by the Payor (through the Paying Agent). If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the appropriate information and forms are provided to the IRS and other requirements are satisfied.

To prevent backup withholding, each Payee that is a U.S. Person must provide such Payee’s correct TIN by completing the Form W-9 set forth herein, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. Person (including a U.S. resident alien). For these purposes, a “U.S. Person” is (a) an individual who is a U.S. citizen or U.S. resident alien, (b) a partnership, corporation, company or association created or organized in the United States or under the laws of the United States, (c) an estate (other than a foreign estate), or (d) a domestic U.S. trust (as defined in Treasury Regulation Section 301.7701-7)).

If the Payee does not have a TIN, such Payee should apply for and receive a TIN prior to submitting the Form W-9; please consult the instructions to the enclosed Form W-9 (the “W-9 Instructions”) for instructions on applying for a TIN. If the Payee does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding will apply.

If the Company Units are held in more than one name or held in a name other than the name of the actual owner, consult the W-9 Instructions for information on which TIN to report.

Exempt Payees are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt Payee that is a U.S. Person should check the “exempt from backup withholding” box on the Form W-9. See the W-9 Instructions for additional instructions. In order for a Payee that is not a U.S. Person to avoid backup withholding, such Payee must submit an appropriate and properly completed Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, signed under penalties of perjury. Such forms, as well as instructions for the same, may be obtained from the IRS at its Internet website: www.irs.gov.

W-9 ATTACHED

EXHIBIT C

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CREALTA HOLDINGS LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Crealta Holdings LLC a Delaware limited liability company (the “Company”), is entered into as of [                    ] by the parties listed on the attached Exhibit A as the members of the Company (the “Members”).

RECITALS

WHEREAS, the Company was formed on July 26, 2013, as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, the Company adopted a limited liability company agreement on July 26, 2013, (the “Prior Agreement”);

WHEREAS, the Members now desire to amend and restate the terms of the Prior Agreement to provide for the rights and obligations set forth herein;

WHEREAS, upon the effectiveness of this Agreement, the Prior Agreement will be superseded in all respects by the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby established, the Company and the Members hereby agree as follows:

AGREEMENT

1.           Formation.  The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

2.           Name.  The name of the Company is Crealta Holdings LLC.

3.           Registered Office; Registered Agent; Principal Office; Other Offices.    The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office set forth in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other person or persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

4.           Purposes.  The purposes of the Company are to engage in any business or activity that is not prohibited by the Act.

5.           Term.  The existence of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue until the Company is dissolved pursuant to Section 13 of this Agreement.

6.           Members.    The names of each Member and the membership interests held by each Member are listed on the attached Exhibit A.

7.           Liability of Members.  Except as otherwise required by the Act, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

8.           Management.

(a)          All management powers over the business and affairs of the Company shall be exclusively vested in a board of managers (the “Board”) appointed from time to time by the Members, and the Board shall conduct, direct and exercise full control over all activities of the Company. Each member of the Board is referred to herein as a “Manager.” The Managers shall be the “managers” of the Company for the purposes of the Act. The Board has the full power on the Company’s behalf, in its name, to manage, control, administer and operate its business and affairs and to do or cause to be done anything necessary or appropriate for the Company’s business. The Managers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company and all other certificates (and any amendments and/or restatements hereof) required or permitted by the Act to be filed in the Office of the Secretary of State of the State of Delaware.

(b)          The initial number of Managers shall be two (2). The number of Managers of the Company shall be fixed from time to time by the Members. The initial Managers shall be Timothy P. Walbert and Paul W. Hoelscher. Each Manager shall hold his office for the term for which he was appointed and thereafter until his successor shall have been appointed, or until his earlier death, resignation or removal. A Manager need not be a Member or a resident of the State of Delaware.

(c)          Any Manager position to be filled by reason of an increase in the number of Managers or by any other reason shall be filled by the Members. Any Manager may be removed by the Members at any time. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the remaining Manager(s). The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d)          The Board may act (i) through meetings and written consents pursuant to Section 8(e) and (ii) through any person or persons to whom authority and duties have been delegated pursuant to Section 8(f).

(e)          Each Manager shall have one vote on all matters submitted to the Board (whether the consideration of such matter is taken at a meeting, by written consent or otherwise). The affirmative vote of the Managers holding a majority of the votes of the Managers shall be the act of the Board. Meetings of the Board shall be held at the principal office of the Company or at such other place as may be determined by the Board. A majority of the Managers, present in person or through their duly authorized attorneys-in-fact, shall constitute a quorum at any meeting of the Board. Business may be conducted once a quorum is present. Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called by a majority of all of the Managers on at least 24 hours’ prior written notice to the other Managers, which

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notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Board at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Manager as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Board may be taken by vote of the Board at a meeting of the Managers thereof or by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by at least the minimum number of Managers that would be necessary to authorize or take such action at a meeting of the Board in which all Managers were present. Prompt notice of the action so taken without a meeting shall be given to those Managers who have not consented in writing. Each meeting of the Board shall, at the request of any Manager, be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard.

(f)          The Board may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board whenever in its judgment the best interests of the Company shall be served thereby. The initial officers of the Company shall be as follows:

President and Chief Executive Officer -- […***…]

Chief Financial Officer and Secretary – […***…]

Executive Vice President and Chief Medical Officer – […***…]

Executive Vice President and Chief Business Officer – […***…]

(g)          Each Manager of the Company may at any time and from time to time engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company the right to participate therein.

9.            Member Meetings, etc.

(a)          No Member, unless such Member is also a Manager, shall have any right, power or duty, including the right to approve or vote on any matter, except as expressly required by the Act or other applicable law or as expressly provided for hereunder. Except as otherwise expressly provided by this Agreement or as required by the Delaware Act, acts by the Members holding a majority of the membership interests of the Company shall be the act of the Members.

(b)          The actions by the Members permitted hereunder may be taken at a meeting called by the Board or by Members holding a majority of the membership interests of the Company on at least twenty-four hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members

***Confidential Treatment Requested

3

entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.

(c)          The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent by written consent (without a meeting, without notice, and without a vote) so long as such consent is signed by the Members having not less than the minimum number of membership interests that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof. A meeting of the Members may be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard.

10.          Indemnification.

(a)          No officer or Manager shall be liable to any other officer, Manager, the Company or to any Member for any loss suffered by the Company or any Member unless such loss is caused by such person’s willful misconduct, violation of law or material breach of this Agreement. The officers and Managers shall not be liable for errors in judgment or for any acts or omissions that do not constitute willful misconduct, violation of law or material breach of this Agreement; provided, however, that each Manager and each officer shall discharge his duties hereunder in good faith, with the care a corporate director or officer of like position would exercise under similar circumstances, in the manner he, she or it reasonably believes to be in the best interest of the Company. Any officer or Manager may consult with counsel and accountants in respect of Company affairs, and provided such person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such person shall not be liable for any loss suffered by the Company or any Member in reliance thereon.

(b)          Subject to the limitations and conditions as provided in this Section 10, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a member, Manager or officer, or while a member, Manager or officer is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be, indemnified by the Company to the fullest extent permitted by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorney’s fees actually incurred by such person in connection with such Proceeding, and. Indemnification under this Section 10 shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Section 10 shall be deemed contract rights and shall vest immediately upon commencement of such person’s status as a member, Manager, officer, manager, director, partner, venturer, proprietor, trustee, employee, agent or similar functionary, and no amendment, modification or repeal of this Section 10 shall have the effect of limiting

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or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 10 could involve indemnification for negligence or under theories of strict liability.

(c)          Reasonable expenses incurred by a person of the type entitled to be indemnified under Section 10(b) who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company; provided that, except as otherwise determined by the Board of Managers, no expenses shall be paid by the Company pursuant to this Section 10(c) in advance of the final disposition of a Proceeding if the party initiating the Proceeding is the Company, any of its subsidiaries or any of their respective securityholders acting by or in the right of the Company or any its subsidiaries.

(d)          The Company, by adoption of a resolution of the Board of Managers, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to persons who are not or were not Managers or officers but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole-proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person to the same extent that it may indemnify and advance expenses to Managers and officers under this Section 10.

(d)          Notwithstanding aby other provision of this Section 10, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager or officer in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

(e)          The right to indemnification and the advancement and payment of expenses conferred in this Section 10 shall not be exclusive of any other right which Manager, officer or other person indemnified pursuant to Section 10(b) (an “Indemnitee”) may have or hereafter acquire under any law (common or statutory), provision of the Company’s certificate of formation, this Agreement, vote of the Members or disinterested Managers or otherwise.

(f)          The Company may purchase and maintain insurance, or cause its subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any person who is or was serving as a Manager, officer or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefits plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Section 10.

(g)          Each Member and its affiliates shall be considered express third party beneficiaries of this Section 10, and in the event that such Member or any of its affiliates indemnifies any person who has a right to indemnification from-the Company pursuant to this Section 10, such Member or affiliate thereof shall be entitled to subrogation against the Company. The Company is primarily obligated to provide indemnity pursuant to this Section 10 and waives any right to indemnification, subrogation, or contribution against such Member or affiliate thereof.

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(h)          If this Section 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, officer or any other person indemnified pursuant to this Section 10 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 10 that shall not have been invalidated and to the fullest extent permitted by applicable law.

11.          Certificates.    The membership interests of each Member shall be uncertificated unless otherwise determined by the Board.

12.          Distributions.    Distributions shall be made to the Members at the time and in the aggregate amounts determined by the Board.

13.          Allocations of Profits and Losses.    The Company’s profits and losses shall be allocated to the Members in accordance with the membership interests held by each Member as set forth on the attached Exhibit A.

14.          Dissolution.    The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Members, (b) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under Section 18-802

15.          Capital Contributions.    The Members have contributed the amount in cash set forth on Exhibit A hereto.

16.          Additional Contributions.    The Members are not required to make any additional capital contribution to the Company.

17.          Assignments.    Each Member may assign in whole or in part its limited liability company interest.

18.          Admission of Additional Members.    One or more additional members of the Company may be admitted to the Company with the consent of the Board.

19.          Governing Law.    This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

*  *  *  *  *  *  *

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS:

[ …***... ]

By:
Name:
Title:

[ …***... ]

By:
Name:
Title:

***Confidential Treatment Requested

[Amended and Restated Limited Liability Company Agreement]

Exhibit A

Names and Capital Contributions, and Membership Interests of the Members

[…***…]

***Confidential Treatment Requested

EXHIBIT D

Rules of Engagement for Accounting Firm

If an Accounting Firm is engaged pursuant to Section 2.01, the parties will instruct the Accounting Firm to analyze and resolve the parties’ dispute in accordance with the following guidelines (which guidelines and relevant portions of this Agreement the Accounting Firm will be required to review and commit to acting in accordance with):

Retainer and Fees

The fees, costs and expenses of the Accounting Firm shall be borne by the parties in inverse proportion to the relative success of the parties relating to the disputed items submitted to the Accounting Firm, with such determination of relative success made by the Accounting Firm, or if the Accounting Firm is unwilling to make such a determination, then such fees, costs and expenses shall be borne 50% by the Purchaser and 50% by the Representative (on behalf of the Sellers).

To the extent the Accounting Firm requires a retainer or payment of expenses prior to its final determination, the Purchaser and the Representative (on behalf of the Sellers) will each pay 50% of any retainer and, during the engagement, the Accounting Firm will bill 50% of the total charges to the Purchaser and 50% of the total charges to the Representative (on behalf of the Sellers). Such fees, costs and expenses of the Accounting Firm shall be adjusted, if necessary, pursuant to the first paragraph of this “Retainer and Fees” section.

Parameters of Arbitration

Except as permitted herein in order to clarify or understand any position or argument made by a party in its written submission, the Accounting Firm’s determination of the Net Working Capital, the Closing Date Indebtedness, the Transaction Expenses, and the amount of the Closing Date Cash and the resulting Final Merger Consideration shall be based solely on written presentations submitted by the Purchaser and the Representative which are in accordance with the guidelines and procedures (including the definitions of Closing Date Cash, Closing Date Indebtedness, Transaction Expenses and Net Working Capital) set forth in this Agreement (i.e., not on the basis of an independent review). The Accounting Firm shall consider only the disputed matters that were included in the Objections Statement and the Accounting Firm may not assign a value to any item in dispute greater than the greatest value assigned by the Purchaser in the Preliminary Statement, on the one hand, or the Representative in the Objections Statement, on the other hand, or less than the smallest value for such item assigned by the Purchaser in the Preliminary Statement, on the one hand, or the Representative in the Objections Statement, on the other hand.

The timetable for these proceedings will be governed by the following procedures:

●

Within fourteen (14) calendar days of retaining the Accounting Firm, each of the Purchaser and the Representative shall submit to the Accounting Firm a memorandum (which may include supporting exhibits) setting forth their respective positions of all unresolved disputed items in accordance with Section 2.01 of this Agreement (the “Initial Report”).

●	Within one (1) Business Day upon receipt of both the Purchaser’s and the Representative’s Initial Reports, the Accounting Firm will distribute a copy of each Initial Report to the other party.

●

Within fourteen (14) calendar days of receiving the other party’s Initial Report from the Accounting Firm, each of the Purchaser and the Representative may (but shall not be required to) submit to the Accounting Firm a memorandum responding to the Initial Report submitted to the Accounting Firm by the other party (the “Rebuttal Report”). The Rebuttal Report is to be responsive solely to the arguments raised, and information submitted, by the other party in its Initial Report and no party may introduce new arguments or rely on new information in the Rebuttal Report that was not part of such party’s Initial Report or which are not directly responsive to an argument raised by the other party’s Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other party in its Initial Report.

●	Within one (1) Business Day upon receipt of the Rebuttal Reports from the Purchaser and the Representative, the Accounting Firm will distribute a copy of each Rebuttal Report to the other party.

●

At any time before or within fifteen (15) calendar days after the submission of the Initial Reports or any Rebuttal Reports by the Purchaser and the Representative, the Accounting Firm may submit written questions to either party following the procedures set forth below in the Section titled “Submission of Questions by the Accounting Firm.”

●

Upon receipt of the Rebuttal Report or notice waiving the right to file such report from both the Purchaser and the Representative and receipt of all responses to any written questions submitted by the Accounting Firm (and responses thereto), the Accounting Firm will endeavor to issue a report containing its findings within fifteen (15) calendar days after the later of (i) receiving both the Purchaser’s and the Representative’s Rebuttal Reports or notice waiving the right to file such report, as applicable, or (ii) any responses (if any) to any written questions submitted by the Accounting Firm to either party following the procedures set forth below in the Section titled “Submission of Questions by the Accounting Firm.”

●

Unless requested by the Accounting Firm in writing pursuant to the terms of the Section titled “Submission of Questions by the Accounting Firm”, neither the Purchaser nor the Representative may present any additional information or arguments to the Accounting Firm, either orally or in writing.

●	The Accounting Firm shall render its decision without conducting a hearing.

Submission of Questions by the Accounting Firm

After receiving both Initial Reports and Rebuttal Reports, if any, the Accounting Firm may submit written questions to the parties for written responses or may direct requests for additional information, calculations, or supporting documentation to the parties reasonably needed by the Accounting Firm in order to clarify or understand any position or argument made by a party in its written submission, in which case the parties agree to use commercially reasonable efforts to cooperate with such requests (including, without limitation, by ensuring that the Accounting Firm is provided copies of all relevant records of the business in accordance with Article 1.10(b) of this Agreement) in the manner and procedural timing described in this paragraph. If any such questions are addressed to only one party, the Accounting Firm shall submit the questions to that party, with a copy to the other parties. Once received, the party (or parties) to whom the questions are addressed shall have five (5) Business Days to answer the Accounting Firm’s questions, and shall provide a copy of its written answers to the other party at the time they are provided to the Accounting Firm. In response thereto, the other party may, within five (5) Business Days, submit a response to such answer(s) to the Accounting Firm and shall provide a copy of a response to the other party at the time it is provided to the Accounting Firm. If any such questions are addressed to both parties, each party shall have five (5) Business Days from the date of receipt to respond to the Accounting Firm and shall provide a copy of its written answers to the other parties at the time they are provided to the Accounting Firm. In response thereto, each party may, within five (5) Business Days, submit a response to the other party’s answer(s) to the Accounting Firm and shall provide a copy to the other party at the time it is provided to the Accounting Firm.

Adjustment of Time Periods

If the due date for any written submissions to be submitted to the Accounting Firm falls on a day that is not a Business Day, the written submission shall take place on the next Business Day.

Communication between the Accounting Firm and the Parties

The parties agree not to engage in any ex parte communication with the Accounting Firm.

The Accounting Firm will be required to include a representation in its engagement letter that it has not discussed the substance of the disputed matter with either party prior to its joint retention by the parties, and to include a covenant in its engagement letter not to engage in ex parte communications with either party throughout the course of the engagement.

The engagement letter will specifically require the Accounting Firm to review Article 1.10(b) of this Agreement, as well as any other provisions of this Agreement deemed relevant by any of the Purchaser, the Seller or the Accounting Firm.

Nature of Review by Accounting Firm

The Accounting Firm will make its determination in an objective, impartial manner based on inquiry, investigation, and other procedures as it, in its sole discretion may deem necessary, but in all cases consistent with the terms of this Agreement and this Exhibit D.

The Accounting Firm shall agree that between the time the Representative delivered the Objections Statement to the Purchaser and the date hereof, the Purchaser and the Representative may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Accounting

Firm’s engagement in the dispute. The Accounting Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.

Confidentiality

With respect to any information supplied in connection with the Accounting Firm’s engagement and designated by either party as confidential, or which either party should reasonably believe is confidential based on the subject matter or the circumstances of its disclosure, the other party agrees to protect such confidential information in a reasonable and appropriate manner, and use confidential information only to perform its obligations under this Agreement and for no other purpose. This will not apply to information which is: (i) already publicly known prior to such disclosure (and through no breach of the confidentiality obligations hereunder by the recipient thereof), or (ii) disclosed pursuant to legal requirement or order. Notwithstanding the foregoing, no information (whether or not designated as confidential) may be provided to the Accounting Firm without being made available to all parties in accordance with the requirements of this Agreement and this Exhibit D. The Accounting Firm shall not publicly disclose that it has been retained to resolve any dispute relating to this Agreement or that it is involved in the dispute, or any information relating to the dispute.

At the conclusion of the engagement contemplated hereby, confidential information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party.

Other Procedural Matters

Procedural matters for the conduct of the dispute resolution, other than as specified herein, will be determined by the Accounting Firm in consultation with the Purchaser and the Representative; provided, however, that any such procedural matters shall in all cases be consistent with the terms of this Agreement and this Exhibit D.

Conflicts of Interest

Except in connection with the dispute being resolved with respect to this Agreement, during the term of this engagement, neither the Accounting Firm nor any member of the Accounting Firm’s team may work on any matters related to the Purchaser, the Representative, the Sellers or any of their respective Affiliates (or such Affiliates’ portfolio companies) or Subsidiaries or otherwise perform services to any entity or individual that may present a conflict of interest that could reasonably affect the Accounting Firm’s services or the unbiased performance of services by any member of the Accounting Firm’s team. The foregoing restrictions on the Accounting Firm will not apply to employees of the Accounting Firm not assigned to work on this engagement.

EXHIBIT E

Citi Preferred Custody Services

Agreement

Between

Citibank, N. A.

as “Escrow Agent”

and

HZNP Limited
(“Parent”)

and

GTCR Fund X/B LP
(“Representative”)

(Account Number)

Citi Escrow Agent Custody Account

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is made this [      ] day of [                            ], 20[    ] by and among HZNP Limited, a private company limited by shares organized under the laws of Ireland (“Parent”), GTCR FUND X/B LP, a Delaware limited partnership (the “Representative” ), solely in its capacity as the representative of […***…] and the Unitholders and the Optionholders (collectively, the “Participating Securityholders”), and CITIBANK, N.A. (the “Escrow Agent”). Parent and the Representative are sometimes referred to, individually, as a “Party” and, collectively, as the “Parties”.

Parent and the Representative appoint said Escrow Agent as their escrow agent with the duties and responsibilities and upon the terms and conditions provided herein, including Schedule A and any additional schedules annexed hereto and made apart hereof. The Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions provided herein, including Schedule A and any additional schedules annexed hereto and made apart hereof. Capitalized terms not defined herein shall have the meanings assigned to them in that certain Agreement and Plan of Merger, dated as of [                        ], 2015 (as amended or otherwise modified from time to time, the “Merger Agreement”), by and among Crealta Holdings LLC, a Delaware limited liability company (the “Target”), Parent, Horizon Pharma USA, Inc., a Delaware corporation, Criostail LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, […***…] and the Representative.

ARTICLE FIRST: The above-named parties agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

a)

The Escrow Agent hereby agrees and covenants with Parent and the Representative that it shall perform all of its obligations hereunder and shall not deliver custody or possession of any of the Escrow Funds (as defined in Schedule A annexed hereto) to anyone except pursuant to the express terms of this Escrow Agreement, including Schedule A and any additional schedules annexed hereto and made apart hereof, or as otherwise required by law.

b)

The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the Parties hereto, except as may be specifically provided in Schedule A annexed hereto. This Escrow Agreement (including all schedules annexed hereto) sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Escrow Agreement or any other agreement, instrument or document. Nothing in this Escrow Agreement shall create a fiduciary or partnership relationship between the Escrow Agent and any other party to this Escrow Agreement.

***Confidential Treatment Requested

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c)

The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any of the Parties and reasonably believed by it to be genuine without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature reasonably believed by it to be genuine, and may assume that such person has been properly authorized to do so.

d)

Each of the Parties (in the case of the Representative, solely on behalf of the Participating Securityholders and in its capacity as the Representative, not in its individual capacity) severally and Jointly, agrees to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or reasonable and documented expense (including, but without limitation, reasonable and documented attorneys’ fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Escrow Agreement and its performance hereunder, except to the extent such loss, liability, damage or expense arises from its fraud, willful misconduct or gross negligence as adjudicated by a court of competent jurisdiction. Notwithstanding anything to the contrary set forth herein, Parent, on the one hand, and the Representative (solely on behalf of the Participating Securityholders and in its capacity as the Representative, not in its individual capacity), on the other hand, agree, solely as between themselves, that any obligation to the Escrow Agent for loss, liability, damage or expense under this subsection (d) of Article First shall be borne by the Party or Parties determined by a court of competent jurisdiction through a final order to be responsible for causing the loss, liability, damage or expense for which the Escrow Agent is entitled to reimbursement; provided, however, that if no such determination is made, then Parent on the one hand and the Representative (solely on behalf of the Participating Securityholders and in its capacity as the Representative, not in its individual capacity), on the other hand, shall each be responsible for 50% of any such losses, liabilities, damages or expenses (it being agreed and understood that, in the event that either Parent, on the one hand, or the Representative (solely on behalf of the Participating Securityholders and in its capacity as the Representative, not in its individual capacity), on the other hand, are obligated to make any payment in excess of 50% of any such losses, liabilities, damages or expenses, the paying Party shall be entitled to reimbursement from the non-paying Party). In no event shall the Escrow Agent be responsible for special, indirect or consequential loss or damage of any kind whatsoever, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

e)

The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel in respect of such matters.

Citi Preferred Custody Services – Escrow Agent Agreement	Page 3

f)

The Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property, but in any event the Escrow Agent shall give the Escrow Funds not less than reasonable care and not less than the care it gives its own similar property.

g)

The Escrow Agent shall invest the property held in escrow in such a manner as directed in Schedule A annexed hereto, which may include deposits in Citibank and mutual funds advised, serviced or made available by Citibank or its affiliates even though Citibank or its affiliates may receive a benefit or profit therefrom. The Escrow Agent and any of its affiliates are authorized to act as counterparty, principal, agent, broker or dealer while purchasing or selling investments as specified herein. The Escrow Agent and its affiliates are authorized to receive, directly or indirectly, fees or other profits or benefits for each service, task or function performed, in addition to any fees as specified in Schedule B hereof, without any requirement for special accounting related thereto.

The Parties to this Escrow Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed, by Citibank/Citigroup nor any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

h)

The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following business day in New York. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the escrow property pursuant to the terms of this Escrow Agreement. Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the escrowed property will be treated as if received on the following business day in New York. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions, of this Escrow Agreement; provided that the foregoing shall not limit the Escrow Agent’s liability for its fraud, willful misconduct or gross negligence.

i)

In the event of any disagreement between/among any of the Parties to this Escrow Agreement, or between/among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject

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matter of this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until the earlier of such time (i) the rights of all Parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Parties of its intention to do so, to file an action in interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

j)

The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the Parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

k)	For purposes of this Escrow Agreement, a “business day” shall mean a day, other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

l)

Any court order presented hereunder shall be accompanied by a written certification from the presenting Party satisfactory to the Escrow Agent to the effect that said court order is final and non-appealable. The Escrow Agent shall act on such court order and certification without further question.

m)	Notice to the Escrow Agent and the Parties shall be given as provided in Schedule A annexed hereto.

n)

The Escrow Agent shall not have the right to set off or deduct from the Escrow Funds any unpaid fees, non-reimbursed expenses or unsatisfied indemnification rights, and the Escrow Funds shall not be used by the Escrow Agent to set off any other obligations of any of the Parties owing to the Escrow Agent.

o)	The Escrow Funds shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Escrow Agent or any of the Parties.

p)	The provisions of this Article First shall survive the termination or expiration of this Escrow Agreement or the removal or resignation of the Escrow Agent in accordance with the terms hereof.

Citi Preferred Custody Services – Escrow Agent Agreement	Page 5

ARTICLE SECOND:

a)

The Parties to this Escrow Agreement other than the Escrow Agent acknowledge that they are solely responsible for, and that neither Citibank nor any of its affiliates have any responsibility for, any Party’s compliance with any laws, regulations or rules applicable to the use of the services provided by Citibank under this Escrow Agreement, including, but not limited to, any laws, regulations or rules, in such Party’s jurisdiction or any other jurisdiction, relating to tax, foreign exchange and capital control, and for reporting or filing requirements that may apply as a result of such Party’s country of citizenship, domicile, residence or taxpaying status.

b)

Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Escrow Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

ARTICLE THIRD: The Escrow Agent (a) may, in its sole discretion, resign and terminate its position hereunder at any time following 30 calendar days’ written notice to the Parties to the Escrow Agreement herein or (b) may be removed, with or without cause, by Parent and the Representative acting jointly at any time by providing written notice to the Escrow Agent. Within 30 calendar days after receiving the foregoing notice of resignation from the Escrow Agent or within 30 calendar days after giving the foregoing notice of removal to the Escrow Agent, the Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not been appointed prior to the expiration of such 30 calendar days, the then acting Escrow Agent may either (i) hold and safeguard the Escrow Funds (without any obligation to reinvest the same) until a successor escrow agent is appointed or (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Escrow Agreement. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall distribute the Escrow Funds then held hereunder and deliver any and all related information and documentation to the successor escrow agent, subject to this Escrow Agreement herein, whereupon the Escrow Agent shall, upon such distribution and delivery, have no further duties, responsibilities or obligations hereunder, except the Escrow Agent shall not be discharged from any liability for actions taken as Escrow Agent under this Escrow Agreement prior to such resignation or removal. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

Citi Preferred Custody Services – Escrow Agent Agreement	Page 6

ARTICLE FOURTH:  The Escrow Agent shall receive the fees provided in Schedule B annexed hereto, which shall be paid by Parent. The provisions of this Article Fourth shall survive the termination or expiration of this Escrow Agreement or the removal or resignation of the Escrow Agent with respect to any fees earned but unpaid as of such termination, expiration, removal or resignation.

ARTICLE FIFTH: Any modification of this Escrow Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by each of the Parties hereto.

ARTICLE SIXTH: In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in Schedule A, including Exhibit A-1 and Exhibit A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties agree to notify the Escrow Agent of any errors, delays or other problems within 30 calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation is to pay or refund such amounts as may be required by applicable law. Any claim for interest payable will be at the Escrow Agent’s published savings account rate in effect in New York, New York.

ARTICLE SEVENTH:

a)

This Escrow Agreement shall be governed by the law of the State of Delaware in all respects. The parties hereto irrevocably and unconditionally submit to the jurisdiction and venue of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in connection with any proceedings commenced regarding this Escrow Agreement, including but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Escrow Agreement, and all parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings, without regard to any principles of conflicts of laws, and irrevocably waive any objection to venue of inconvenient forum.

Citi Preferred Custody Services – Escrow Agent Agreement	Page 7

b)

THE ESCROW AGENT AND THE PARTIES EACH FURTHER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS ESCROW AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE ESCROW AGENT AND THE PARTIES EACH HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE ESCROW AGENT AND THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE EIGHTH: This Escrow Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Escrow Agreement. Facsimile signatures or signatures transmitted by electronic exchange of PDF files on counterparts of this Escrow Agreement shall be deemed original signatures with all rights accruing thereto.

ARTICLE NINTH: The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility); provided, however, that the Escrow Agent shall use commercially reasonable efforts to resume such performance or fulfillment as soon as reasonably practicable.

ARTICLE TENTH:  Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “E-mail Recipient”) of the encrypted email communication will be required to complete a customary registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the E-mail Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at:

https://securemailserver.citigroup.com/index_en_us.html

or by calling (866) 535-2504 (in the United States) or (904) 954-6181 (collect calls accepted).

ARTICLE ELEVENTH: Except with respect to (a) the Representative’s communications with the Participating Securityholders or (b) internal communications

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between Parent and its employees, representatives or advisors in connection with the performance under or enforcement of this Escrow Agreement, no publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any Party hereto, or on such Party’s behalf, without the prior written consent of the Escrow Agent.

ARTICLE TWELFTH: This Escrow Agreement shall terminate on the first to occur of the (a) distribution of all of the amounts in the Escrow Funds in accordance with this Escrow Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by Parent and the Representative.

ARTICLE THIRTEENTH: Except as provided in this paragraph and in Article Third, neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties. Notwithstanding anything herein to the contrary, Parent may, without prior written consent of the Escrow Agent, assign all or a portion of its rights, interests or obligations hereunder to one or more of its affiliates or one or more entities managed by one of its affiliates; provided, that no such assignment shall relieve Parent of any obligation hereunder except to the extent actually performed or satisfied by the assignee and provided that Parent provides written notice of such assignment to the Escrow Agent.

[signature page follows]

Citi Preferred Custody Services – Escrow Agent Agreement	Page 9

In witness whereof the parties have executed this Escrow Agreement as of the date first above written. If a date is not referenced in the opening paragraph, the date of this Escrow Agreement shall be the date this Escrow Agreement is accepted by Citibank, N.A. as set forth below.

CITIBANK, N.A.
as Escrow Agent

By:
Title:	(Signature)
Date:

[Signature Page to Escrow Agreement]

HZNP LIMITED

By:
Title:	Timothy P. Walbert, President and Chief Executive Officer
Date:

[Signature Page to Escrow Agreement]

GTCR FUND X/B LP

SOLELY IN ITS CAPACITY AS THE REPRESENTATIVE

By:
Title:	(Signature)
Date:

[Signature Page to Escrow Agreement]

Schedule A

This “Schedule A” is the Schedule A referred to in that certain Escrow Agreement dated [                        ], 20[    ] (the Escrow Agreement, including this Schedule A and any other schedules and/or exhibits attached hereto, all of the terms and conditions of which are incorporated herein by reference, in each case as amended and/or supplemented from time to time in accordance with the terms hereof, the “Escrow Agreement”) by and among HZNP Limited, a private company limited by shares organized under the laws of Ireland (“Parent”), GTCR FUND X/B LP, a Delaware limited partnership (the “Representative”), solely in its capacity as the representative of […***…] and the Unitholders and Optionholders (the “Participating Securityholders”), and CITIBANK, N.A. (the “Escrow Agent” herein). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Agreement and Plan of Merger, dated as of [                      ] 2015 (as amended or otherwise modified from time to time, the “Merger Agreement”),, by and among Crealta Holdings LLC, a Delaware limited liability company (the “Target”), Parent, Horizon Pharma USA, Inc., a Delaware corporation ([…***…] and, together with Parent, “Purchasers”), Criostail LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, […***…] and the Representative. Parent and the Representative are sometimes referred to, individually, as a “Party” and, collectively, as the “Parties” herein.

WHEREAS, the Merger Agreement contemplates the execution and delivery of the Escrow Agreement and the deposit by Purchasers with the Escrow Agent of $[…***…] in the aggregate (the “Escrow Amount”) subject to the terms and conditions hereof, in order to provide a source of funding as described in the Merger Agreement; and

WHEREAS, the parties to the Escrow Agreement wish such Escrow Amount to be subject to the terms and conditions set forth herein and in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

I.	Escrow Funds

On the Closing Date, Purchasers shall deposit, or cause to be deposited, with the Escrow Agent, in accordance with Section 3.02(e) of the Merger Agreement, the Escrow Amount. The Escrow Agent shall hold the Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains, earnings and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Funds”) in a separate and distinct account, subject to the terms and conditions of this Schedule A and the Escrow Agreement. For clarity, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds and shall be disbursed as part of the

***Confidential Treatment Requested

Escrow Funds in accordance with the terms and conditions of this Schedule A and the Escrow Agreement.

II.	Investment Instructions

Unless otherwise instructed in writing by Parent and the Representative, the Escrow Agent shall invest and reinvest the Escrow Funds in an non-interest bearing deposit account ” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits . The Escrow Funds shall at all times remain available for distribution in accordance with Section III below.

The Escrow Agent shall send an account statement to each of Parent and the Representative on a monthly basis reflecting activity in the Escrow Funds for the preceding month.

III.	Disposition and Termination of the Escrow Funds

The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section III as follows:

(a)       The Escrow Agent shall distribute the Escrow Funds only in accordance with (i) a joint written instrument delivered to the Escrow Agent that on its face purports to be executed by an authorized representative, designated in the certificates set forth in Exhibit A-1 and Exhibit A-2 annexed hereto, of each of Parent and the Representative (each, a “Joint Instruction”) that instructs the Escrow Agent as to the distribution of some or all of the Escrow Funds as indicated therein, or (ii) a final and non-appealable award, order or judgment of a court of competent jurisdiction (an “Order”), a certified copy of which is delivered to the Escrow Agent by either Parent or the Representative (with a copy to the other party), that instructs the Escrow Agent as to the distribution of some or all of the Escrow Funds as indicated therein. A Joint Instruction shall specify the portion of the Escrow Funds (the “Escrow Payment Amount”) to be distributed and the party or parties to whom such distribution is to be made. The Escrow Agent will make no distributions of any Escrow Funds without first receiving a Joint Instruction or an Order. Each of the Representative and Parent agrees to provide the Escrow Agent with an appropriate Joint Instruction as promptly as practicable following an event requiring a release of all or a portion of the Escrow Funds as provided for under the Merger Agreement, including, without limitation, as set forth in Section 9.03(a)(ii) and Article XII of the Merger Agreement. With respect to Section III(a)(ii) above, (A) in addition to a certified copy of the Order, a cover letter detailing all appropriate wire transfer instructions shall be forwarded to the Escrow Agent by the presenting Party, (B) the Escrow Agent may conclusively rely upon a written certification of the presenting Party to the effect that the Order is final and non-appealable, and (C) the Escrow Agent shall have no independent duty to determine whether any Order delivered to it by any Party is final or non-appealable.

(b)       Notwithstanding the foregoing, on the first Business Day following the termination of the Escrow Period, the Escrow Agent shall release the then remaining Escrow Funds to the Paying Agent and the Surviving Company in accordance with Section 12.06 of the Merger Agreement; provided, that the Escrow Agent shall retain an amount (up to the total amount of the then remaining Escrow Funds) equal to the amount of any Unresolved Claims. The Escrow Agent shall only release the amount of the Escrow Funds retained for each Unresolved Claim upon receipt of a Joint Instruction or an Order.

(c)       Upon receipt of a Joint Instruction with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Instruction, disburse all or part of the Escrow Funds in accordance with such Joint Instruction.

(d)       All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds as set forth in the Joint Instruction or Order, as applicable. Except as otherwise specified in a Joint Instruction, (i) any distributions for the benefit of the Purchasers shall be distributed [85%] to Parent and [15%] to […***…], and (ii) any distributions for the benefit of the Sellers shall be distributed to the Paying Agent and the Surviving Company in accordance with Section 12.06 of the Merger Agreement in such amounts as shall be set forth on each Joint Instruction.

(e)       Call Back Authorized Individuals for the Representative are set forth in Exhibit A-1 annexed hereto. Call Back Authorized Individuals for Parent are set forth in Exhibit A-2 annexed hereto.

IV.	Tax Matters

(a)       Each of the Parties and […***…] shall provide an Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable, to the Escrow Agent upon reasonable request, and in any event upon execution of this Escrow Agreement. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Funds.

(b)       The Parties hereto agree that for tax reporting purposes the Escrow Funds shall be deemed owned [85%] by Parent and [15%] by […***…], and that all Escrow Earnings, if any, earned from the investment of Escrow Funds pursuant to this Agreement shall be treated for tax purposes as earned [85%] by Parent and [15%] by […***…]. Escrow Earnings shall be reported by Citibank to the IRS, or any other taxing authority, as required by law and in accordance with this clause (b) of Article Second.

***Confidential Treatment Requested

(c)        Upon reasonable request, each distributee of Escrow Funds shall provide an IRS Form W-9 or appropriate IRS Form W-8, as applicable, to the Escrow Agent; provided that the Escrow Agent shall have no responsibility under this Escrow Agreement for the preparation or filing of any tax return in respect of the Escrow Funds except as provided in Section IV(b) of this Schedule A.

V.	Fees and Expenses

Unless otherwise provided for in Schedule B to the Escrow Agreement, the Escrow Agent shall not otherwise charge fees for the services provided by the Escrow Agent hereunder.

VI.	Notices

All notices, requests, demands and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given and received (i) upon receipt when delivered personally, (ii) upon transmission if sent by facsimile transmission with electronic confirmation of receipt, (iii) upon transmission if sent by electronic mail (“e-mail”) to the e-mail address given below with electronic confirmation of receipt or (iv) one Business Day after being sent by courier or express delivery service. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

If to Parent:
Name:	HZNP Limited
Address:	HP House 21 Laffan Street Hamilton HM-09 Bermuda
Attn:	Attn: Kevin Insley
Facsimile: E-mail:	441-292-1244 Kinsley@zobec.bm

With a copy to (which shall not constitute notice):
Name:	Cooley LLP
Address:	4401 Eastgate Mall San Diego, CA 921210-1909
Attn:	Barbara Borden
Facsimile: E-mail:	858-550-6420 bbordenbl@cooley.com

If to Representative:
Name:	GTCR Fund X/B LP; c/o GTCR LLC
Address:	300 North LaSalle Street Suite 5600 Chicago, Illinois 60654
Attn:	Constantine S. Mihas
Facsimile:	312-382-220

With a copy to (which shall not constitute notice):
Name:	Kirkland & Ellis LLP
Address:	300 North LaSalle Street Chicago, Illinois 60654
Attn:	Sanford E. Perl, P.C.; Michael H. Weed, P.C.
Facsimile:	312-862-2200

If to the Escrow Agent:
Name:	Citibank, N.A.
Address:	Citi Private Bank
One Sansome Street, 23rd Floor
San Francisco, CA 94104
Attn:	Raafat Sarkis
Telephone:	415-627-6327
Facsimile: E-mail:	415-592-5584 Raafat.sarkis@citi.com

EXHIBIT A-1

Certificate as to Representative’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Escrow Agreement, on behalf of the Representative. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s) unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent file with the Escrow Agent.

Name / Title /Telephone #	Specimen Signature

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

EXHIBIT A-2

Certificate as to Parent’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of Parent. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s) unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title /Telephone #	Specimen Signature

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

Schedule B

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Citibank, N.A., Escrow Agent

Acceptance Fee	WAIVED

To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Administration Fee	WAIVED

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Escrow Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.

1099 Tax Preparation Fee	INCLUDED

To cover preparation of Form 1099-INT for the applicable escrow party for each calendar year:

Transaction Fees	INCLUDED

            To cover all required disbursements from escrow account, including disbursements made via check, payments to all parties as designated by client, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:

Legal Fees	N/A

Other Fees	N/A

2015 Version 2.0

Citi Private Bank is a business of Citigroup Inc. (“Citigroup”), which provides its clients access to a broad array of products and services available through bank and non-bank affiliates of Citigroup. Not all products and services are provided by all affiliates or are available at all locations.

Investment Products: •No Bank Guarantee •Not FDIC Insured •May Lose Value

Citigroup Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup Inc. and its affiliates. These materials are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Custody Services are provided by Citibank N.A.

Citi and Citi with Arc Design are registered service marks of Citigroup Inc. or its affiliates.

© 2015 Citigroup Inc. All rights reserved.

Citibank, N.A. Member FDIC

Important information about opening a new account at Citi Private Bank:

To help the United States Government fight terrorism and money laundering, Federal law requires financial institutions to obtain, verify, and record information that identifies each individual, business or entity that opens an account or establishes a relationship. What this means for you:

For individuals — when you open an account or establish a relationship, we will ask for your:

¡ name,

¡ date of birth,

¡ residential street address, and

¡ identification number, such as a social security number, taxpayer identification number, national identification number or passport number.

For businesses and other entities, such as corporations, trusts, etc. — when you open an account or establish a relationship, we will ask for your:

¡ official name,

¡ principal place of business or local business street address, and

¡ taxpayer identification number or other registration number.

For individuals, we may also ask to see (and retain a copy of) your driver’s license, passport or other identifying documents that will help us identify you. For businesses or entities, we may also ask for a copy of your formation documents or other related documentation. If we have difficulty verifying an accountholder’s identity, we may not be able to open an account or establish a relationship, or we may have to block or close the account.

Thank you for your cooperation.